Exhibit 2.1

CONFIDENTIAL	EXECUTION VERSION

____________________
SHARE PURCHASE AGREEMENT
____________________
Between
ALBEMARLE CORPORATION
and
BASF SE
Dated as of June 17, 2016

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS

ARTICLE II
PURCHASE AND SALE

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

i

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

ARTICLE V
ADDITIONAL AGREEMENTS

Article VI
EMPLOYEE MATTERS

Article VII
TAX MATTERS

Article VIII
CONDITIONS TO CLOSING
SECTION 8.01. Conditions to Obligations of the Seller .................................................................... 87
SECTION 8.02. Conditions to Obligations of the Purchaser .............................................................. 88
Article IX
INDEMNIFICATION

Article X
TERMINATION
SECTION 10.01. Termination ............................................................................................................. 96
SECTION 10.02. Effect of Termination .............................................................................................. 96
Article XI
GENERAL PROVISIONS

EXHIBITS
A    Illustrative Working Capital Statement
B-1    Seller’s Knowledge
B-2    Seller’s Knowledge
C    Purchaser’s Knowledge
D    Material Subsidiaries
E    Form of Assignment Agreement
F    Form of Closing Statement
G    Required Competition Law Filings
H    Form of Transition Services Agreement
I    Form of Participation Agreement

SHARE PURCHASE AGREEMENT, dated as of June 17, 2016, between ALBEMARLE CORPORATION, a Virginia corporation (the “Seller”), and BASF SE, a European public limited-liability company (Societas Europaea) (the “Purchaser”).
WHEREAS, the Seller owns indirectly all of the issued and outstanding shares of capital stock of Knight Lux 2 S.à r.l, a Société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (“KL2”);
WHEREAS, the Seller owns indirectly all of the issued and outstanding shares of common stock of Chemetall Corporation, a Delaware corporation (“Chemetall Corp”, and together with KL2, the “Selling Entities”);
WHEREAS, KL2 owns all of the issued and outstanding shares (Geschäftsanteile) (the “RSGG Shares”) of Rockwood Specialties Group GmbH, a German limited liability company, registered with the commercial register of the local court of Frankfurt am Main, under HRB 57924 (“RSGG”);
WHEREAS, Chemetall Corp directly owns 1 share of capital stock (the “CMSA Shares”) of Chemetall Mexicana, S.A. de C.V., a Sociedad Anónima de Capital Variable organized under the laws of Mexico (“Chemetall Mexicana”), and, indirectly through its Subsidiary, owns 100% of the outstanding shares of capital stock thereof;
WHEREAS, Chemetall Corp owns all of the issued and outstanding shares (the “Chemetall US Shares”, and together with the RSGG Shares and the CMSA Shares, the “Shares”) of capital stock of Chemetall US, Inc., a Delaware corporation (“Chemetall US”, and together with RSGG, the “Transferred Entities”); and
WHEREAS, the Seller wishes to sell, and cause the Selling Entities to sell, to the Purchaser (or to one of its Designated Affiliates), and the Purchaser wishes to purchase (or cause one or more of its Designated Affiliates to purchase) from the Seller and the Selling Entities, the Shares, upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:
ARTICLE I
DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

“Acquired Companies” means (a) the Transferred Entities and (b) the Transferred Subsidiaries.
“Acquired Company Benefit Plan” means a Benefit Plan sponsored, maintained, entered into or contributed to by any Acquired Company or any predecessor thereto solely for the benefit of the

Business Employees or any directors, consultants or former employees or executives of the Acquired Companies.
“Acquired Company Taxes” means (a) any and all Taxes imposed on or related to one or more of the Acquired Companies, their operations, assets, income or revenue (other than Seller Retained Taxes) with respect to a Post-Closing Tax Period (including the post-Closing portion of a Straddle Period) other than Taxes resulting from a breach of the representations in clauses (i) or (n) of Section 3.15, and (b) 50% of Conveyance Taxes imposed in connection with, or otherwise relating to, the transactions contemplated by this Agreement or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement.
“Action” means any suit, action, proceeding, arbitration, order, decree, claim, litigation, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
“ACW” means Aachener Chemische Werke Gesellschaft für glastechnische Produkte und Verfahren GmbH, a German limited liability company, registered with the commercial register at the local court of Mönchengladbach under HRB 14326.
“ACW PLTA” means the PLTA by and between RSGG as the dominating company (herrschendes Unternehmen) and ACW as the dominated company (beherrschtes Unternehmen), dated as of November 9, 1998, and amended as of November 27, 2014.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Agreement” or “this Agreement” means this Share Purchase Agreement between the parties hereto (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 11.07.
“Ancillary Agreements” means the Transition Services Agreement, the Assignment Agreement and the Participation Agreement.
“Benefit Plan” means any employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of ERISA and each stock grant, stock purchase, stock option, restricted stock, other equity, phantom equity or equity-related, severance, change-in-control, retention, fringe benefit, loan, bonus, incentive, commissions, sabbatical, medical, dental, vision, disability, cafeteria, dependent care, welfare benefit, life insurance or accident insurance, profit-sharing, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA; provided, however, that the term “Benefit Plan” shall not include the Employee Agreements.
“Business” means the Acquired Companies’ business of developing, manufacturing, selling and supplying applied surface treatments, including cleaners, and services for metal, plastic and glass substrates for the automotive, aerospace, aluminum finishing, coil, cold forming, glass and general industrial markets, including agriculture, construction and earth-moving equipment, metal working fluids, food processing equipment and microchemicals markets.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or in Frankfurt, Germany.
“Business Employee” means each current employee of the Acquired Companies, other than those individuals listed on Section 6.08 of the Disclosure Schedule.
“Cash” means, as of the applicable date of determination, (a) collectively, all cash and cash equivalents of any Acquired Company required or permitted to be reflected as cash and cash equivalents on a consolidated balance sheet of such Acquired Company as of such date prepared in accordance with GAAP, including, for the avoidance of doubt, outstanding checks and deposits in transit, less (b) the amount of any Taxes, payable at the net effective Tax rate, as mutually agreed upon by the Purchaser and the Seller prior to the Closing (assuming full use of any Tax credits associated with the distributions that are reasonably expected to be available), that would be applicable to distributions from the respective Acquired Companies outside Germany and outside the United States immediately prior to the Closing, (i) that would be incurred by Chemetall or its Subsidiaries if Excess Cash held by its Subsidiaries outside Germany as of the close of business on the day immediately preceding the Closing Date were repatriated to Chemetall in Germany, or (ii) that would be incurred by Chemetall US or its Subsidiaries if Excess Cash held by its Subsidiaries outside the United States as of the close of business on the day immediately preceding the Closing Date were repatriated to Chemetall US in the United States, on the Closing Date (whether or not actually repatriated).
“Cash Pooling Agreements” means, collectively, the agreements set forth on Section 1.01(b) of the Disclosure Schedule.
“Chemetall” means Chemetall GmbH, a German limited liability company, registered with the commercial register at the local court of Frankfurt am Main under HRB 100695.
“Closing Date Working Capital Excess” means the amount, if any, by which Closing Working Capital exceeds the Target Working Capital Amount.
“Closing Date Working Capital Shortfall” means the amount, if any, by which the Target Working Capital Amount exceeds the Closing Working Capital.
“Closing Indebtedness” means the aggregate amount of the Third-Party Indebtedness of the Acquired Companies as of 12:01 a.m. New York time on the Closing Date, plus any accrued interest thereon.
“Closing Working Capital” means an amount equal to the difference between the total consolidated current assets in the categories described on Exhibit A, minus the total consolidated current liabilities in the categories described on Exhibit A, in each case, determined as of 12:01 a.m. New York time on the Closing Date, applied on a basis consistent with the principles, methods and policies applied in the preparation of the Reference Balance Sheet. For the avoidance of doubt, (i) no amounts or accruals in respect of (a) Tax assets or Liabilities, (b) Retained Cash Balances, (c) Closing Indebtedness, (d) Synergy Bonuses, or (e) items of current assets or current liabilities to the extent related to rights or obligations solely between or among Acquired Companies shall be reflected in Closing Working Capital, and (ii) any Transaction Expenses not paid at the Closing pursuant to Section 2.05(c) shall be considered current liabilities.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Competition Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.
“Constituent Documents” means, with respect to any Person, the charter, the certificate or articles of incorporation or formation, bylaws, limited liability company or operating agreement or comparable organizational documents of such Person, as the same may be amended, supplemented or otherwise modified from time to time.
“Contract” means any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract, agreement, commitment, instrument or obligation, in each case, including all amendments thereto.
“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
“Conveyance Taxes” means (a) any sales, use, transfer, conveyance, ad valorem, value added, stamp, stamp duty, recording or other similar tax, fee or charge imposed upon the sale, transfer or assignment, of real, personal, tangible or intangible property or any interest therein, or upon the recording of any such sale, transfer or assignment, and (b) non-U.S. Taxes imposed upon the indirect transfer of assets and/or shares resulting from the sale of the Shares, or upon gain therefrom, in each case (a) and (b) together with any interest, additions or penalties in respect thereof.
“Credit Support” means the bonds, letters of credit, guarantees (whether payment or performance), security and other credit support of the Seller or any of the other Retained Companies with respect to the Acquired Companies.
“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date of this Agreement, delivered by the Seller to the Purchaser in connection with this Agreement.

“DN Letter” means that certain letter, dated as of June 21, 1989, provided by Dynamit Nobel Aktiengesellschaft, a German stock corporation (Aktiengesellschaft) whose separate legal existence ceased when it was merged with and into RSGG with effect as of December 10, 2004, to DN Pension Insurance in respect of the funding of certain losses of DN Pension Insurance.
“DN Pension Insurance” means Pensionskasse Dynamit Nobel Versicherungsverein auf Gegenseitigkeit, a mutual insurance entity organized under the laws of Germany and subject to the supervision of the German Federal Financial Supervisory Authority (BaFin).
“DN Third Party Payment Guarantee” means any commitment made by any Acquired Company to guarantee that other employers currently or formerly employing members of DN Pension Insurance making additional cash contributions as contemplated in any New DN Solvency Plan or otherwise hold DN Pension Insurance free and harmless from any such non-payment of third party employers.
“Employee Agreement” means any employment, retention, severance, change in control or similar agreement between an individual who performs services for an Acquired Company, on the one hand, and an Acquired Company, on the other hand.
“Encumbrance” means any lien (statutory or otherwise), pledge, hypothecation, mortgage, charge, community property interest, title defect, encumbrance, right of first refusal, option to acquire, preemptive right, or security interest of any kind or nature whatsoever, other than any license of, option to license, or covenant not to assert claims of infringement, misappropriation or other violation with respect to, Intellectual Property.
“Environmental Claim” means any Action by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, reasonable attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the Release of or exposure to any Materials of Environmental Concern, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
“Environmental Law” means all Laws relating to pollution, the protection of the environment, or the protection of human health and safety as such relates to exposure to Materials of Environmental Concern, including Laws relating to: (a) the exposure to, or Releases or threatened Releases of, Materials of Environmental Concern; (b) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Materials of Environmental Concern; (c) recordkeeping, notification, registration, disclosure and reporting requirements respecting Materials of Environmental Concern; or (d) the reclamation of the environment disturbed by mining operations, including any requirements to post financial assurances.
“Environmental Permit” means any Permit or any other governmental authorization under any Environmental Law.

“Equity Interest” means, with respect to any Person, (a) any series of common stock, preferred stock and any other equity securities or capital stock of such Person, however described and whether voting or non-voting and any other right to receive a share of profits and losses, or distribution of assets, of the issuing entity or a right to control such entity, and (b) any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, warrants, restricted stock, deferred stock awards, stock units, “phantom” awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, any of the interests described in subsection (a) of this definition.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Pension Deficit Amount” means the amount set forth on Section 1.01(c) of the Disclosure Schedule.
“Excess Cash” means, with respect to each Acquired Company set forth on Section 1.01(a) of the Disclosure Schedule, the amount by which (a) cash and cash equivalents of such Acquired Company held in such jurisdiction that would be required or permitted to be reflected as cash and cash equivalents on a consolidated balance sheet of such Acquired Company prepared in accordance with GAAP (including, for the avoidance of doubt, outstanding checks and deposits in transit) exceeds (b) an amount not to exceed 110% of the amount set forth opposite such Acquired Company’s name on Section 1.01(a) of the Disclosure Schedule calculated in accordance with such schedule; provided that in no event shall the aggregate amount of cash and cash equivalents used for calculating the total amount in this clause (b) exceed $50,000,000.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the related rules and regulations promulgated thereunder.
“Excluded Taxes” means (a) Taxes imposed on or payable by any member (other than an Acquired Company) of any affiliated, consolidated, unitary or other combined group which includes a Retained Company that files or has filed a Tax Return for a Pre-Closing Tax Period with an Acquired Company on a consolidated, combined or other joint basis and for which an Acquired Company is responsible under Section 1.1502-6 of the Treasury Regulations or comparable provisions of state, local or non-U.S. Law, (b) Seller Retained Taxes and (c) PLTA Taxes.
“Final Closing Statement” means a statement of (i) the Retained Cash Balances, (ii) the Closing Indebtedness, (iii) the Closing Working Capital, (iv) either the Closing Date Working Capital Excess or Closing Date Working Capital Shortfall, as the case may be, (v) the Transaction Expenses, (vi) the Pension Deficit Amount and (vii) the Purchase Price, calculated in accordance with Section 2.02(a), using the amounts of Retained Cash Balances, Closing Indebtedness, the Closing Date Working Capital Excess or Closing Date Working Capital Shortfall, and the Pension Deficit Amount as finally determined pursuant to Section 2.07; provided that if the Pension Deficit Amount shall not have been finally determined at the time the Final Closing Statement is otherwise determined, the Estimated Pension Deficit Amount shall be used for purposes of the Final Closing Statement and the calculation of the Purchase Price, and the Pension Deficit Amount shall thereafter be finally determined following such date in accordance with Section 2.07(i).
“Final Determination” means the final resolution of liability for any Tax for any Tax Period by or as a result of (a) a final and unappealable decision, judgment, decree or other order of a court of competent jurisdiction, (b) a final settlement, compromise or other agreement with the relevant Taxing Authority, an agreement that constitutes a determination under Section 1313(a)(4) of the Code, an agreement contained in an Internal Revenue Service Form 870-AD, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under state, local or non-U.S. Law, or (c) 60 days following the expiration of the applicable statute of limitations (taking into account applicable extensions).
“Former PLTA” means the former PLTA by and between RSGG as the dominating company (herrschendes Unternehmen) and Old Chemetall as a dominated company (beherrschtes Unternehmen), dated as of June 16, 2004, which automatically terminated when Old Chemetall was merged with and into Chemetall.
“GAAP” means United States generally accepted accounting principles and practices in effect from time to time, applied consistently throughout the periods involved.
“German Acquired Companies” means RSGG and the Transferred Subsidiaries being held directly or indirectly by RSGG at Closing.
“Governmental Authority” means, anywhere in the world, any supranational, national, federal, state, provincial, municipal, local or foreign government, governmental or quasi-governmental authority, regulatory or administrative body, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body, authority, agency, or other tribunal.
        “Governmental Order” means any order, writ, injunction, decree, judgment, assessment, ruling, award, notice, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“High-Level Dispute” means any dispute or disagreement in which the amount of liability in dispute exceeds $10,000,000.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Income Tax” or “Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts or profits, including any capital gains, minimum Taxes and any Taxes on items of Tax preference; (b) multiple bases, including corporate franchise, doing business or occupation Taxes, if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (a) above; and (c) withholding Taxes based upon, measured by, or calculated with respect to, any payments or distributions (other than compensation); but, in each case (a) through (c), not including Conveyance Taxes.
“Indebtedness” means, in each case, with respect to a Person, without duplication, (a) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term, or secured or unsecured, and whether evidenced by a note, bond, debenture or other Equity Interest or similar instrument or otherwise, (b) any liabilities or obligations with respect to interest rate swaps, currency swaps, forward currency or interest rate contracts, collars, caps and similar hedging obligations or other financial agreements or arrangements entered into for the purpose of limiting or managing interest rate risks, (c) any capitalized lease obligations, (d) any obligations for the deferred purchase price of assets, property or services, including with respect to the items listed on Section 1.01(d) of the Disclosure Schedule, (e) any letters of credit or similar instruments or facilities, in each case, to the extent drawn, (f) any liability or obligation of a third party secured by (or for which a person has an existing right, contingent or otherwise, to be secured by) an Encumbrance on an asset of such Person (other than a Permitted Encumbrance), (g) any liability or obligation relating to any conditional sale or other title retention agreement with respect to acquired property, (h) any liability or obligation for interest and any fees, penalties, premiums, costs or other charges associated with the foregoing (including any such fees, penalties, premiums, costs or other charges that would be payable if such Indebtedness were paid in full at the Closing), (i) any liabilities or obligations with respect to the items listed on Section 1.01(e) of the Disclosure Schedule, and (j) guaranties, endorsements and assumptions in respect of any of the foregoing clauses (a) through (i), and in the case of clauses (c) and (i), determined in a manner consistent with the principles, methods and policies applied in preparation of the Reference Balance Sheet.
“Indemnifiable Loss” means any and all damages, losses, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), whenever arising or incurred, and whether arising out of a Third Party Claim or otherwise, excluding Taxes.
“Indemnified Party” means the Seller Indemnitee or the Purchaser Indemnitee, as applicable.
“Indemnifying Party” means the Seller pursuant to Section 9.02 and the Purchaser pursuant to Section 9.03, as the case may be.
“Intellectual Property” means all intellectual property rights throughout the world, including all U.S. and foreign (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) trademarks, service marks, names, corporate names, trade names, domain names, social media addresses, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable subject matter, (d) rights in computer programs (whether in source code, object code, or other form), algorithms, compilations, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (e) Trade Secrets, (f) rights of publicity and privacy, and rights to personal information, (g) moral rights and rights of attribution and integrity, (h) all rights in the foregoing and in other similar intangible assets, (i) all applications and registrations for the foregoing, and (j) the right to sue for and receive all damages from past, present and future infringements thereof.
“Intercompany Agreement” means any Contract or arrangement between a Retained Company, on the one hand, and an Acquired Company, on the other hand.
“Intercompany Indebtedness” means any (a) Indebtedness owing by an Acquired Company to a Retained Company, including the aggregate amount of any negative Cash balances of the Acquired Companies under the Cash Pooling Agreements as of the Closing; and (b) Indebtedness owing from a Retained Company to an Acquired Company, including the aggregate amount of any positive Cash balances of the Acquired Companies under the Cash Pooling Agreements as of the Closing.
“Known,” “Knowledge” or other similar phrases mean (a) with respect to the Seller, (i) the knowledge of the Persons listed in Exhibit B-1, after reasonable inquiry of such Person’s direct reports with responsibility for the applicable matter, and (ii) the actual knowledge of the Persons listed in Exhibit B-2 and (b) with respect to the Purchaser, the Persons listed in Exhibit C.
“Law” means any federal, national, supranational, state, provincial, local or administrative statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
“Leased Real Property” means the real property leased or subleased by any Acquired Company pursuant to a Real Property Lease.
“Liabilities” means any and all debts, commitments, liabilities and obligations, whether direct or indirect, accrued or fixed, absolute or contingent, liquidated or unliquidated, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract, lease, agreement, arrangement, commitment or undertaking (excluding liabilities with respect to Taxes and Conveyance Taxes and including those related to the defense, settlement or resolution of any Action).
“Lithium Assets and Liabilities” means the assets and liabilities that were spun-off (abgespalten) in the Spin-Off from Old Chemetall to RLG as set forth in the Spin-Off Plan.
“made available to the Purchaser” means made available to the Purchaser in that certain virtual dataroom titled Project Sailboat and hosted by Merrill Corporation, on or prior to the day immediately preceding the date hereof.

“Material Adverse Effect” means any event, circumstance, change in or effect on the Acquired Companies that is or would reasonably be expected to be, individually or in the aggregate with all other events, circumstances, changes in or effect on the Acquired Companies, materially adverse to the business, assets, liabilities, properties, results of operations or the financial condition of the Acquired Companies, taken as a whole, or that prevents or materially delays the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transition Services Agreement; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect” or a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (a) any change generally affecting regulatory or political conditions in the United States, the European Union or in any other country; (b) any change generally affecting economic conditions in the United States, the European Union or in any other country; (c) any change generally affecting the capital or financial markets, including changes in interest or exchange rates, in the United States, the European Union or in any other country; (d) any change generally affecting the industries, markets or geographical areas in which any Acquired Company operates; (e) any hurricane, flood, earthquake or other natural disaster; (f) any military action, civil disturbance (other than in connection with any labor dispute), acts of war (whether or not declared) or terrorism, or any outbreak, escalation or worsening of any of the foregoing; (g) any change or proposed change in GAAP or the interpretation thereof; (h) any change or proposed change in applicable Law or the interpretation thereof; (i) any action taken at the Purchaser’s prior written request; (j) any failure of any Acquired Company to achieve any internal or public earnings or other financial projections or forecasts (it being understood that any event, change, condition, occurrence or effect underlying such decline or failure (other than any event, change, condition, occurrence or effect described in clauses (a) - (i)) may be taken into account in determining a Material Adverse Effect); or (k) solely for the purpose of determining whether the conditions to Closing set forth in Section 8.02(b) has been satisfied, any fact disclosed in the Disclosure Schedule and any event, circumstance, change or effect that is reasonably foreseeable or reasonably apparent from the disclosure of such fact; except in the case of clauses (a) through (j), to the extent that the Acquired Companies, taken as a whole, are disproportionately adversely affected thereby in any material respect as compared to other participants in the industries in which the Acquired Companies operate.
“Material Subsidiary” means each Acquired Company listed on Exhibit D.
“Materials of Environmental Concern” means any material, substance, chemical, or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, a reproductive toxin, a mutagen, a carcinogen, an endocrine disruptor, asbestos, polychlorinated biphenyl or words of similar meaning or effect under any Environmental Law.
“Neutral Accountant” means Ernst & Young Global Limited.
“New DN Funding Obligations” means any obligations of RSGG and the Acquired Companies or any similar obligation in connection with a New DN Solvency Plan, in each case, assumed prior to the Closing Date in respect of funding requirements solely related to current or past employees of an Acquired Company or its predecessor but excluding any obligations in respect of any DN Third Party Payment Guarantee.
“New DN Solvency Plan” means a new solvency plan (Solvabilitätsplan) that is subject of discussions between DN Pension Insurance and the German Federal Financial Supervisory Authority (BaFin) and to be finalized prior to the Closing Date.
“Non‑U.S. Acquired Company Benefit Plan” means an Acquired Company Benefit Plan that is not subject exclusively to United States Law.
“Objection Deadline Date” means the date 45 days after delivery by the Purchaser to the Seller of the Adjusted Closing Statement.
“Old Chemetall” means Chemetall GmbH, a former German limited liability company, which was registered with the commercial register at the local court of Frankfurt am Main under HRB 58422 until its separate legal existence ceased when it was merged with and into Chemetall with effect as of December 19, 2014.
“Old Chemetall Assets and Liabilities” means the assets and liabilities which were not spun-off (abgespalten) from Old Chemetall, but were retained by Old Chemetall in the Spin-Off, as set forth in the Spin-Off Plan.
“Owned Real Property” means the real property owned by any Acquired Company.
“Pension Deficit Amount” means the amount of any unfunded or underfunded Liabilities related to the current and former employees of the Acquired Companies as of the Closing Date under the defined benefit pension plans listed on Section 2.07(i) of the Disclosure Schedule, calculated in accordance with the methodologies and assumptions set forth in Section 2.07(i) of the Disclosure Schedule.
“Permit” means any governmental license, permit, certificate, registration, approval or authorization.
“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due and delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller or any Acquired Company, as the case may be, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way with respect to real property arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, (d) any Encumbrances that would be set forth in any title policies, endorsements, title commitments, title certificates and/or title reports relating to the Seller’s interests in real property, zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the assets of the Acquired Companies, (e) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and other similar matters of record set forth in any state, local or municipal franchise under which the Acquired Companies conduct their businesses, (f) any internal leases, subleases, occupancy agreements or licenses between any of the Acquired Companies, (g) matters which would be disclosed by an accurate survey or inspection of any real property used by the Acquired Companies which do not materially impair the occupancy or current use of any real property used by the Acquired Companies which they encumber, (h) minor encroachments, including but not limited to, foundations and retaining walls, (i) standard survey and title exceptions, (j) variations, if any, between tax lot lines and property lines so long as they do not in the aggregate materially detract from the current use of the applicable real property, and (k) deviations, if any, of fences or shrubs from designated property lines.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
“PLTA” means a profit and loss transfer agreement (Ergebnisabführungsvertrag) as defined by Sections 291 et seqq. of the German Corporation Act (Aktiengesetz).
“PLTA Retained Subsidiaries” means: (i) RLG, (ii) Rockwood Specialties Group Finance Group GmbH, a German limited liability company, registered with the commercial register at the local court of Frankfurt am Main under HRB 100006 and (iii) Rockwood Vermögensverwaltung GmbH, a German limited liability company, registered with the commercial register at the local court of Frankfurt am Main under HRB 76099.
“PLTA Tax” means any Tax for a Pre-Closing Tax Period that is attributable to any of the following: (i) a competent Tax authority taking the position that one or several of the fiscal unities described in Section 5.14, including the Special PLTAs, have not been executed (durchgefuehrt) properly according to all applicable provisions of the German Corporate Income Tax Act (Körperschaftssteuergesetz) and relevant Tax regulations, including the provisions for a minimum period of execution, (ii) one or several of the fiscal unities described in Section 5.14, including the Special PLTAs, being held as not valid or effective for any German Tax or Law purposes, (iii) the termination of any Special PLTA or any Special PLTA Transfer giving rise to a Liability of any of the Acquired Companies to compensate any formerly dominated entity with regard to civil Law claims under German Law of groups of companies (Konzernrecht), including compensation for Losses suffered during the term of a PLTA, (iv) any creditor of any dominated or formerly dominated entity having the right to ask for a surety according to Section 303 of the German Act on Stock Corporations (§ 303 Aktiengesetz) or any similar provision or rule under German Law, or (v) any minority shareholder of any dominated or formerly dominated entity having the right to ask for a guarantee dividend or any other compensation.
“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date, including the portion of any Straddle Period beginning after the Closing Date, determined in accordance with Section 7.01(f).

“Pre-Closing Environmental Matters” means any actual or alleged: (i) violation of, breach of or non-compliance with any Environmental Laws or Environmental Permits by any Acquired Company or any of their respective predecessors at any real property formerly owned, leased, operated or occupied by any Acquired Company, any of their respective predecessors, or any entity previously owned by any Acquired Company, in each case, that first existed, arose or occurred on or prior to the Closing Date; (ii) the Release of or exposure to any Materials of Environmental Concern, at, to, on, in, under or from any real property formerly owned, leased, operated or occupied by any Acquired Company, any of their respective predecessors, or any entity previously owned by any Acquired Company, in each case, that first existed, arose or occurred on or prior to the Closing Date; and (iii) the Release of any Materials of Environmental Concern at any off-site location that, on or prior to the Closing Date, were transported to such location by or on behalf of any Acquired Company, any of their respective predecessors or any entity previously owned by any Acquired Company, from any real property formerly owned, leased, operated or occupied by any Acquired Company, any of their respective predecessors, or any entity previously owned by any Acquired Company.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date, including the portion of any Straddle Period ending on or prior to the Closing Date, determined in accordance with Section 7.01(f).
“Purchase Price Bank Accounts” means bank accounts to be designated by the Seller in a written notice to the Purchaser at least five (5) Business Days before the Closing.
“Purchaser Indemnitees” means the Purchaser, each Affiliate of the Purchaser (including the Acquired Companies), each of their respective directors, officers, members, partners, managers, shareholders, employees, agents, trustees and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.
“Purchaser Tax Act” means (i) any action taken or failure to act, in each case after the Closing, by the Purchaser, any of its Affiliates (including the Acquired Companies), or any transferee of the Purchaser or any of its Affiliates (including the Acquired Companies), outside the ordinary course of business, excluding any such action or failure to act (1) expressly required by this Agreement, (2) effected with the written consent of the Seller, (3) except as otherwise required under this Agreement, with respect to the filing of any Tax Return for any Post-Closing Tax Period, (4) required by applicable Law, (5) under a legally binding commitment of an Acquired Company created on or before Closing or (6) in the ordinary course of business of an Acquired Company, and (ii) the failure of the Purchaser or any of its Affiliates to satisfy any of its obligations hereunder.
“Real Property” means the Owned Real Property and the Leased Real Property.
“Real Property Lease” means any lease, sublease, license, use or occupancy or similar agreement for any real property leased or subleased by an Acquired Company with annual lease payments for the year ending December 31, 2015 in excess of $500,000 per year.
“Release” means disposing, discharging, injecting, spilling, migrating, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.
“Restructuring Losses” means any Indemnifiable Loss suffered or incurred by the Acquired Companies as a result of or arising out of the implementation or consummation of the Restructurings or any deviation therefrom, including any Indemnifiable Loss arising from joint and several liabilities of any Acquired Company in respect of liabilities assumed by any Acquired Company under the German Conversion Act (Umwandlungsgesetz) in respect of liabilities not specifically allocated to the applicable Acquired Company under the relevant documentation governing the Restructurings; provided, that Restructuring Losses shall not include any Indemnifiable Losses relating to (i) Taxes, which shall be exclusively covered by Article VII, or (ii) accounting losses or the loss of business, assets and rights resulting from the transfer of assets and Contracts exclusively relating to the Keeper Entities, Keeper Agreements or Keeper Assets (in each case, as defined in Section 5.15 of the Disclosure Schedule) pursuant to the Restructurings.
“Retained Businesses” means the businesses owned and operated by the Seller and its Affiliates (including, prior to the Closing, the Acquired Companies), other than the Business.
“Retained Cash Balances” means the aggregate amount of all Cash as of 12:01 a.m. New York time on the Closing Date.
“Retained Companies” means the Seller, the Selling Entities and their Affiliates (other than the Acquired Companies).
“RLG” means Rockwood Lithium GmbH, a German limited liability company, registered with the commercial register at the local court of Frankfurt am Main under HRB 94607.
“Rockwood Equity Plans” means (i) the Amended and Restated 2009 Rockwood Holdings, Inc. Stock Incentive Plan, (ii) the 2008 Amended and Restated Stock Purchase and Option Plan for Rockwood Holdings, Inc. and Subsidiaries, (iii) the Amended and Restated 2005 Stock Purchase and Option Plan for Rockwood Holdings, Inc. and Subsidiaries and (iv) the Amended and Restated 2003 Stock Purchase and Option Plan for Rockwood Holdings, Inc. and Subsidiaries.
“RSG” means Rockwood Specialties GmbH, a German limited liability company, registered with the commercial register at the local court of Frankfurt am Main under HRB 100755.
“RSGG/DN Relevant Percentage” means the percentage equal to 100% minus the Seller/DN Relevant Percentage.
“RSGG Pre-Closing Tax Return” means any Tax Return for a Pre-Closing Tax Period or a Straddle Period that includes or is filed by or in respect of RSGG and/or one or more German Acquired Companies and/or one or more of the RSGG Retained Subsidiaries.

“RSGG Retained Subsidiary” means the Retained Companies being distributed or otherwise transferred from RSGG to another Retained Company as part of the Restructurings.
“RSGG Retained Taxes” means for any Pre-Closing Tax Period, any and all Taxes imposed on or related to the RSGG Retained Subsidiaries or their operations, assets, income or revenue, or that of the Retained Businesses.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Benefit Plan” means a Benefit Plan sponsored, maintained, entered into or contributed to by the Seller or any of its Affiliates (other than an Acquired Company) for the benefit of the Business Employees or any directors, consultants or former employees of the Acquired Companies, or with respect to which any Acquired Company has or could have any Liability (contingent or otherwise), other than the Acquired Company Benefit Plans.
“Seller Consolidated Tax Return” means any Tax Returns with respect to Seller Consolidated Taxes.
“Seller Consolidated Taxes” means all federal, state, provincial, local or non-U.S. Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis with respect to Tax Returns that include one or more Acquired Companies, on the one hand, and one or more of the Retained Companies, on the other hand.
“Seller Indemnitees” means the Seller, each Affiliate of the Seller (other than the Acquired Companies), each of their respective directors, officers, members, partners, managers, shareholders, employees, agents, trustees and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.
“Seller/DN Relevant Percentage” means the percentage of the total estimated obligations of the DN Pension Insurance with respect to participants in the DN Pension Insurance, other than current or former employees of the Acquired Companies (or their predecessors), in relation to the total estimated obligations of the DN Pension Insurance, such percentage agreed by the parties to be 86%; provided that such percentage shall be adjusted if the DN Pension Insurance management board reasonably determines to adjust such percentage after the date of this Agreement as a result of a change in circumstances after the date of this Agreement.
“Seller Retained Taxes” means (a) RSGG Retained Taxes and (b) any and all Taxes for any Pre-Closing Tax Period imposed on or related to the Acquired Companies (including, for the avoidance of doubt, Taxes imposed on the transactions comprising the Restructuring).
“Separate Return” means (a) in the case of any Tax Return of any Acquired Company (including any consolidated, combined or unitary return), any such Tax Return that does not include any Retained Company and (b) in the case of any Tax Return of the Seller or other Retained Company (including any consolidated, combined or unitary return), any such Tax Return that does not include any Acquired Company or otherwise reflect the Business.

“Special PLTAs” means (i) each of the PLTAs by and between RSGG as the dominating company (herrschendes Unternehmen) and each PLTA Retained Subsidiary as a dominated company (beherrschtes Unternehmen), in each case as amended from time to time, and (ii) the terminated PLTA by and between RSGG as the dominating company (herrschendes Unternehmen) and RSG as a dominated company (beherrschtes Unternehmen), dated as of May 23, 2007, which was terminated by agreement dated December 4, 2012.
“Spin-Off” means the spin-off (Abspaltung zur Neugründung) which was effectuated through the registration of the Spin-Off Plan in the commercial register on August 31, 2012, and pursuant to which RLG was organized and assets and liabilities were transferred to RLG.
“Spin-Off Plan” means the spin-off plan (Spaltungsplan) executed by Old Chemetall on August 9, 2012 and contained in the roll of deeds no. 490/2012 of the notary Dr. Sebastian Gronstedt in Frankfurt am Main, Germany.
“Straddle Period” means any taxable period beginning on or prior to the Closing Date and ending after the Closing Date.
“Subsidiary” or “Subsidiaries” means, when used with respect to any Person, any other corporation, firm, partnership, limited liability company, association, trust, unincorporated organization or other entity of which at least 50 percent of either (a) the Equity Interests having by their terms ordinary voting power to elect at least 50 percent of the members of the Board of Directors or others performing similar functions with respect to such other entity or (b) the profits and losses of, or distribution of assets of, such other entity, is owned or controlled by such Person or by any one or more of its Subsidiaries.
“Target Working Capital Amount” means $133,700,000.
“Tax” or “Taxes” means (a) all income, capital gain, gross receipts, windfall profits, severance, property, production, ad valorem, sales, use, transfer, conveyance, stamp, recording, license, excise, net worth, franchise, capital, employment, withholding, social security contributions and other taxes, duties and similar imposts, however denominated, together with any interest, additions or penalties in respect thereof, imposed by any Governmental Authority, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of any affiliated, combined, consolidated or unitary group with another Person for any period, including under the German tax code (Abgabenordnung) under sections 73 to 75 and under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), and (c) any liability for any payment of any amount of the type described in clauses (a) or (b) as a transferee or successor, by agreement (other than any customary Tax indemnification provisions in ordinary course commercial agreements, the primary subject matter of which is not Tax matters), or as a result of the operation of Law.
“Tax Advisor” means an independent tax counsel or an accounting firm of recognized national standing in the United States (or other applicable jurisdiction that imposes the Tax in respect of which advice is rendered or an opinion is delivered) that is mutually acceptable to the parties hereto; provided that, for the avoidance of doubt, if acceptable to both the Seller and the Purchaser, the Tax

Advisor for a matter can be the auditor of either party hereto.
“Tax Benefit” means any refund, credit, set-off or other reduction in Taxes.
“Tax Indemnification Claim” means a claim for indemnification under Section 7.02(a).
“Tax Period” shall mean any taxable year or any other period that is treated as a taxable year (or other period, in the case of a Tax imposed with respect to such other period) with respect to which any Tax may be imposed under any applicable Law.
“Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including, without limitation, information returns, declarations of estimated Taxes, amended returns or claims for refunds (and any attachments thereto).
“Taxing Authority” shall mean any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.
“Third-Party Indebtedness” means any Indebtedness of the Acquired Companies that is not Intercompany Indebtedness.
“Trade Secrets” means all trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, methodologies, and technological capabilities.
“Transaction Expense” means, without duplication, including with respect to any amount included in Closing Working Capital or Closing Indebtedness, to the extent not paid prior to the Closing (and whether accrued or not): (a) any fees, costs and expenses of professional advisors that are owing and payable by the Acquired Companies in connection with the transactions contemplated hereby; and (b) any transaction, change-of-control, retention or “stay put” bonuses payable (excluding, for the avoidance of doubt, any Synergy Bonuses, annual bonuses; Replacement Awards and Cash Exchange Payments) by the Seller or the Acquired Companies to any director, manager, officer or employee of, or consultant or independent contractor to, any Acquired Company in connection with the transactions contemplated hereby, including any amounts payable (or that may become payable) pursuant to the Contracts set forth on Section 1.01(f) of the Disclosure Schedule, as well as employment Taxes and social charges and similar Taxes imposed on the amounts described in this clause (b); less (c) any Tax Benefit for a Post-Closing Tax Period to the Purchaser, any Acquired Company or any affiliate thereof that has arisen or will arise currently in connection with the accrual, incurrence or payment of any amounts described in clause (a) or clause (b).
“Transferred JVs” means the entities identified as Transferred JVs in Section 3.03 of the Disclosure Schedule.

“Transferred Subsidiaries” means the Subsidiaries of the Transferred Entities identified as Transferred Subsidiaries in Section 3.03 of the Disclosure Schedule.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 1981 of the United Kingdom or, as applicable, the Transfer of Undertakings (Protection of Employment) Regulation 2006 (as amended) or any equivalent Law of the United Kingdom.
“Unresolved Objections” means the objections set forth on the Seller’s Notice of Disagreement delivered to the Purchaser pursuant to Section 2.07(d) that are not resolved pursuant to Section 2.07(e)(i).
“U.S. Benefit Plan” means a Benefit Plan that is subject exclusively to United States Law, whether or not subject to ERISA.
“VAT” means value added tax pursuant to the German Value Added Tax Act (Umsatzsteuergesetz) or comparable foreign tax under the laws of another jurisdiction that is based on the Council directive 2006/112/EC of 28 November 2006 on the common system of value added taxation.
SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Acquired Company Financial Statements”	3.05(a)
“Active Policy”	5.05(b)
“Adjusted Closing Statement”	2.07(b)
“Announcement 7 Documents”	7.09
“Applicable Survival Period”	9.01
“Asset Value Allocation”	2.08(b)
“Assignment Agreement”	2.06
“Business Financial Statements”	3.05(a)
“Cash Exchange Payment”	6.04(b)
“Chemetall Corp”	Recitals
“Chemetall Mexicana”	Recitals
“Chemetall US”	Recitals
“Chemetall US Shares”	Recitals
“Closing”	2.03
“Closing Date”	2.03
“CMSA Shares”	Recitals
“COBRA”	6.02(b)
“Competing Transaction”	5.19
“Confidentiality Agreement”	5.03(a)
“Continuation Period”	6.01

Definition	Location

“Conversion Price”	6.04(a)
“Deficiency”	2.07(f)(i)
“Designated Affiliate”	11.06
“DN Funding Event”	5.18(f)
“DN Letter Indemnity”	9.02
“DN Restructuring Measures”	5.18(g)
“Economic Sanctions”	3.09(c)
“Equity Award”	6.04(a)
“Estimated Purchase Price”	2.07(a)
“Excess”	2.07(f)(ii)
“Existing Stock”	5.12(b)
“Foreign Corrupt Practices Act”	3.09(b)
“Fundamental Representations”	9.01
“Key Business Employees”	5.01(j)
“KL2”	Recitals
“Local Closing”	2.03
“Make-Whole Payment”	7.08(c)
“Material Contracts”	3.16(b)
“Notice of Acceptance”	2.07(d)
“Notice of Disagreement”	2.07(d)
“Notification”	7.03(a)
“Option Award”	6.04(a)
“Participation Agreements”	5.18(d)
“Payment Date”	6.04(a)
“PSU Award”	6.04(a)
“Pre-Closing Insurance Claims”	5.05(b)
“Preliminary Closing Statement”	2.07(a)
“Purchase Price”	2.02(a)
“Purchase Price Allocation”	2.08(a)
“Purchaser”	Preamble
“Purchaser Tax Losses”	7.02(b)
“Registered Intellectual Property”	3.17(b)
“Reference Balance Sheet”	3.05(a)
“Reference Balance Sheet Date”	3.05(a)
“Replacement Award”	6.04(a)
“Restricted Business”	5.09(b)
“Restricted Territory”	5.09(b)
“Restructuring Cost Split”	5.18(g)
“Restructurings”	5.15
“Retained Names and Marks”	5.12(a)
“Rockwood Equity Awards”	6.04
“RSGG”	Recitals
“RSGG Financial Statements”	3.05(a)
“RSGG Pension Funding Commitment”	5.18(f)

Definition	Location

“RSGG Shares”	Recitals
“RSGG Release”	5.18(g)
“RSU Award”	6.04(a)
“Section 338 Elections”	7.08(a)
“Section 338(h)(10) Election”	7.08(a)
“Seller”	Preamble
“Seller Shares”	6.04(a)
“Seller Tax Losses”	7.02(a)
“Selling Entities”	Recitals
“Shares”	Recitals
“Special PLTA Transfer”	5.14(a)
“Subsidiary Shares”	3.03
“Synergy Bonuses”	6.09
“Tax Claim”	7.03(a)
“Tax Matters Dispute”	7.02(e)
“Termination Date”	10.01(a)
“Third Party Claim”	9.05(b)
“Third Party Employers”	5.18(f)
“Title IV Plan”	3.11(b)
“Transferred Entities”	Recitals
“Transferred Names and Marks”	5.12(d)
“Transition Services Agreement”	5.16

SECTION 1.03. Interpretation and Rules of Construction. (a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement;

(ii)the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and words denoting any gender shall include all genders as the context requires;

(vii)all accounting terms used and not defined herein have the respective meanings given to them under GAAP;

(viii)references to a Person are also to its successors and permitted assigns;

(ix)the words “German limited liability company” mean a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the German Limited Liability Company Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung);

(x)the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and
(xi)references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

(b)    Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any Section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Section of the Disclosure Schedule as though fully set forth in such other section to the extent the relevance of such information to such other Section is reasonably apparent. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
ARTICLE II
PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall cause the Selling Entities to sell to the Purchaser (or to one or more of its Designated Affiliates), and the Purchaser shall (or shall cause or one or more of its Designated Affiliates to) purchase from the Selling Entities, the Shares, in each case, free and clear of all Encumbrances.

SECTION 2.02. Purchase Price; Allocation of Purchase Price. (a) Subject to adjustment pursuant to Section 2.07, Section 5.11 or Section 5.14, the purchase price for the Shares (the “Purchase Price”) shall be an amount equal to:

(i)$3,200,000,000;

(ii)plus the Retained Cash Balances;

(iii)minus the Closing Indebtedness;

(iv)either plus the Closing Date Working Capital Excess or minus the Closing Date Working Capital Shortfall, as the case may be;

(v)minus the amount of the Transaction Expenses; and

(vi)minus the Pension Deficit Amount.

(b)    The Purchase Price shall be allocated as further provided in Section 2.08 among the Shares and the covenants set forth in Section 5.09.

SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York time on the fifth Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VIII (other than conditions that by their nature are to be satisfied at Closing, and subject to the satisfaction or waiver of such conditions) or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). Simultaneously with the Closing, the assignment of the equity interests in RSGG shall take place at a closing (the “Local Closing”) to be held at the offices of Shearman & Sterling LLP, Bockenheimer Landstr. 2-4, 60306 Frankfurt am Main, Germany or at such other place as mutually agreed between the Seller and the Purchaser.

SECTION 2.04. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser or one or more of its Designated Affiliates:

(a)    stock certificates, with stock transfer stamps affixed, evidencing the Shares of Chemetall US duly endorsed in blank, or accompanied by stock powers duly executed in blank;

(b)    stock certificates, with stock transfer stamps affixed, evidencing the Shares of Chemetall Mexicana, duly and validly endorsed “en propiedad” in favor of the Purchaser;

(c)    a counterpart of the Transition Services Agreement, duly executed by the Seller;

(d)    a receipt for the Purchase Price;

(e)    the certificate referenced in Section 8.02(c);

(f)    a certificate of the non‑foreign status of Chemetall Corp pursuant to Section 1.1445‑2(b)(2) of the Treasury Regulations; and

(g)    a letter of resignation from (i) each officer and member of the board of directors (or similar body) of any Acquired Company incorporated or formed in the U.S. (except to the extent requested in writing by the Purchaser) and (ii) each non-executive director of any Acquired Company appointed by the shareholder of such Acquired Company (including any so appointed members of any supervising body) and who is not otherwise an employee, officer or executive director of an Acquired Company, or evidence reasonably satisfactory to the Purchaser that such Persons have otherwise been removed from such position.

SECTION 2.05. Closing Deliveries by the Purchase. At the Closing, the Purchaser shall, or shall cause one or more of its Designated Affiliates to, deliver:

(a)    to each of the Selling Entities, the portion of the Estimated Purchase Price to which such Selling Entity is entitled in accordance with the Purchase Price Allocation by wire transfer in immediately available funds to the applicable Purchase Price Bank Account, such that the entire Estimated Purchase Price is received by the Selling Entities;

(b)    a counterpart of the Transition Services Agreement, duly executed by the Purchaser;

(c)    the aggregate amount of the Transaction Expenses to the Persons designated in the Preliminary Closing Statement; and

(d)    to the Seller, the certificate referenced in Section 8.01(b).

SECTION 2.06. Local Closing. At the Local Closing, the Seller shall cause KL2 to execute with the Purchaser or a wholly‑owned Subsidiary of the Purchaser, and the Purchaser shall, or shall cause a wholly‑owned Subsidiary to, execute with KL2, in notarially recorded form (notariell beurkundet), an assignment agreement, substantially in the form attached as Exhibit E (the “Assignment Agreement”).

SECTION 2.07. Adjustment of the Purchase Price.

(a)No later than five Business Days prior to the scheduled Closing Date, the Seller shall deliver to the Purchaser a statement, substantially in the form attached hereto as Exhibit F (the “Preliminary Closing Statement”), together with reasonably detailed supporting information, setting forth the Seller’s reasonable and good faith estimates of (i) the Retained Cash Balances, (ii) the Closing Indebtedness, (iii) the Closing Working Capital, (iv) either the resulting Closing Date Working Capital Excess or Closing Date Working Capital Shortfall, as the case may be, (v) the Transaction Expenses, (vi) the Estimated Pension Deficit Amount and (vii) the Purchase Price, calculated in accordance with Section 2.02(a), using the amounts of Retained Cash Balances, Closing Indebtedness, the Closing Date Working Capital Excess or Closing Date Working Capital Shortfall, the Estimated Pension Deficit Amount and the Transaction Expenses, as applicable, provided in the Preliminary Closing Statement (the “Estimated Purchase Price”). In determining the amounts of Retained Cash Balances, Closing Indebtedness, Closing Working Capital, the Pension Deficit Amount and Transaction Expenses for purposes of determining the Estimated Purchase Price, foreign currencies shall be converted into U.S. dollars at the applicable exchange rate as of the Business Day prior to the delivery of the Preliminary

Closing Statement. The applicable exchange rate as of such date shall be obtained from Thomson Reuters Eikon using the closing aggregated spot rate as of 12:01 a.m. New York time. Prior to the Closing Date, the Seller shall review any comments proposed by the Purchaser with respect to the Preliminary Closing Statement, and will consider, in good faith, any appropriate changes with respect to such comments.

(b)Within 45 days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement prepared in good faith, together with reasonably detailed supporting information, substantially in the form attached hereto as Exhibit A (the “Adjusted Closing Statement”), setting forth the Purchaser’s determination of (i) the Retained Cash Balances, (ii) the Closing Indebtedness, (iii) the Closing Working Capital, (iv) either the resulting Closing Date Working Capital Excess or Closing Date Working Capital Shortfall, as the case may be, (v) the amount of the Transaction Expenses, (vi) the Pension Deficit Amount and (vii) the Purchase Price, calculated in accordance with Section 2.02(a), using the amounts of Retained Cash Balances, Closing Indebtedness and the Closing Date Working Capital Excess or Closing Date Working Capital Shortfall, as applicable, provided in the Adjusted Closing Statement. In determining the amounts of Retained Cash Balances, Closing Indebtedness, Closing Working Capital, the Pension Deficit Amount and Transaction Expenses for purposes of determining the Purchase Price, foreign currencies shall be converted into U.S. dollars at the applicable exchange rate as of the Closing Date. The applicable exchange rate as of such date shall be obtained from Thomson Reuters Eikon using the closing aggregated spot rate as of 12:01 a.m. New York time on the Closing Date.

(c)At all reasonable times during the 45 days immediately following the Seller’s receipt of the Adjusted Closing Statement, the Seller and its representatives shall be permitted, at the sole cost and expense of the Seller (with respect to the reasonable and documented out-of-pocket expenses of the Purchaser and the Acquired Companies), to review the records of the Purchaser (to the extent relating to the Acquired Companies or the adjustment of the Purchase Price set forth in this Section 2.07) and the Acquired Companies relating to the Adjusted Closing Statement reasonably requested by the Seller in connection with its review of the Adjusted Closing Statement, and the Purchaser and the Acquired Companies shall make reasonably available to the Seller and its representatives, at the sole cost and expense of the Seller (with respect to the reasonable and documented out-of-pocket expenses of the Purchaser and the Acquired Companies), the individuals employed by the Purchaser and the Acquired Companies and responsible for the preparation of the Adjusted Closing Statement in order to respond to the inquiries of the Seller related thereto. If the Purchaser employs a firm of independent accountants in connection with the preparation of the Adjusted Closing Statement, subject to the execution by the Seller of a customary non-reliance letter, the Purchaser shall cause such independent accountants to deliver to the Seller and its representatives any workpapers used in the preparation of the Adjusted Closing Statement.

(d)The Seller shall deliver to the Purchaser by the Objection Deadline Date either a notice indicating that the Seller accepts the Adjusted Closing Statement (“Notice of Acceptance”) or a detailed statement describing its objections to the Adjusted Closing Statement (“Notice of Disagreement”); provided that any disputes with respect to the Estimated Pension Deficit Amount shall be resolved through Section 2.07(i). Any Notice of Disagreement shall specify those items or amounts to which the Seller objects and shall set forth the Seller’s calculation of such amounts based on such objections. If the Seller delivers to the Purchaser a Notice of Acceptance, or the Seller does not deliver a Notice of Disagreement by the Objection Deadline Date, then, effective as of either the date of delivery of such Notice of Acceptance or as of the end of the Objection Deadline Date, subject to Section 2.07(i), the Adjusted Closing Statement shall be deemed to be the Final Closing Statement. If the Seller timely delivers a Notice of Disagreement, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute, and subject to Section 2.07(i), all other matters included in the Adjusted Closing Statement shall be final and binding upon the Purchaser and the Seller; provided, however, that if the resolution of any matter specified in the Notice of Disagreement affects an undisputed component of the Adjusted Closing Statement, such undisputed component shall, notwithstanding the failure to object to such component in the Notice of Disagreement, be deemed to be in dispute to the extent so affected.

(e)The objections set forth on the Notice of Disagreement shall be resolved as follows:

(i)The Seller and the Purchaser shall first use commercially reasonable efforts to resolve such objections.

(ii)Any resolution by the Seller and the Purchaser as to such objections shall be final and binding on the parties hereto.

(iii)If the Seller and the Purchaser do not reach a resolution of all objections set forth on the Seller’s Notice of Disagreement within 45 days after delivery of such Notice of Disagreement, the Seller and the Purchaser shall, within 45 days following the expiration of such 45-day period, engage the Neutral Accountant, pursuant to an engagement agreement executed by the Seller, the Purchaser and the Neutral Accountant, to resolve any Unresolved Objections; provided, however, that the Seller and the Purchaser may mutually agree to delay the engagement of the Neutral Accountant by a period not to exceed 10 Business Days in order to attempt to reach resolution of any Unresolved Objections.

(iv)The Neutral Accountant shall be instructed to review this Section 2.07, as well as the Adjusted Closing Statement and the Notice of Disagreement and any other materials requested by the Neutral Accountant, and to only resolve the Unresolved Objections in accordance with the definitions and other provisions hereof, and shall be instructed to base its determination solely on written submissions by the Purchaser and the Seller and not to otherwise investigate such matters independently.

(v)The Purchaser and the Seller shall direct the Neutral Accountant to make a final determination (which determination shall be binding on the parties hereto) of the Unresolved Objections and the calculation of the Purchase Price within 45 days from the date the Unresolved Objections were submitted to the Neutral Accountant, and such final determination of the Neutral Accountant of any Unresolved Objections, together with any undisputed component of the Adjusted Closing Statement, taking into account any adjustment thereto as a result of any determination by the Neutral Accountant, shall be deemed the Final Closing Statement. During the 45-day review by the Neutral Accountant, the Purchaser and the Seller shall each make available to the Neutral Accountant such individuals, information, books and records as may be reasonably required by the Neutral Accountant to make its final determination. In resolving any Unresolved Objections, the Neutral Accountant (1) shall be bound by the provisions of this Section 2.07 and the definitions of Retained Cash Balances, Closing Working Capital, the Pension Deficit Amount and Closing Indebtedness and the definitions included therein, (2) shall limit its review to the Unresolved Objections submitted to the Neutral Accountant for resolution and not otherwise investigate matters independently, and (3) shall further limit its review of the Unresolved Objections solely to whether the Adjusted Closing Statement has been prepared in accordance with this Section 2.07 or contains any mathematical or clerical error. The determination of any Unresolved Objections cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any such item in the Adjusted Closing Statement or the Notice of Disagreement.

(vi)The resolution by the Neutral Accountant of the Unresolved Objections shall be conclusive and binding upon the Seller and the Purchaser. The Seller and the Purchaser agree that the procedure set forth in this Section 2.07(e) for resolving disputes with respect to the Adjusted Closing Statement shall be the sole and exclusive method for resolving any such disputes.

(vii)The fees and expenses of the Neutral Accountant shall be allocated between the Seller and the Purchaser based upon the percentage that the portion of the aggregate contested amount not awarded to each party bears to the aggregate amount actually contested by such party, as determined by the Neutral Accountant.

(f)The Adjusted Closing Statement shall be deemed to be the Final Closing Statement for the purposes of this Section 2.07 upon the earliest of (x) the delivery by the Seller of the Notice of Acceptance or the failure of the Seller to deliver the Notice of Disagreement by the Objection Deadline Date pursuant to Section 2.07(d), (y) the resolution of all disputes by the Seller and the Purchaser pursuant to Section 2.07(e)(i) and (ii) and (z) the resolution of all disputes pursuant to Section 2.07(e)(iv) by the Neutral Accountant. Within five Business Days after the Final Closing Statement becomes or is deemed final and binding on the parties hereto, an adjustment to the Purchase Price and a payment by wire transfer in respect thereof described below shall be made as follows:

(i)If the Estimated Purchase Price is less than the Purchase Price as shown on the Final Closing Statement (such difference, the “Deficiency”), the Purchaser shall pay to the Seller the amount of such Deficiency, by wire transfer of immediately available funds.

(ii)If the Estimated Purchase Price is greater than the Purchase Price as shown on the Final Closing Statement (such difference, the “Excess”), the Seller shall pay to the Purchaser the amount of such Excess, by wire transfer of immediately available funds.

(g)    Any payment required to be made by the Seller or the Purchaser pursuant to this Section 2.07 shall bear interest from the Closing Date through the date of payment at the interest rate per annum equal to the prime rate as published in The Wall Street Journal on the Closing Date.

(h)    If the delivery deadline date for the Adjusted Closing Statement or the Objection Deadline Date is a day that is not a Business Day, the applicable delivery deadline date shall be the immediately following Business Day.

(i)    The Pension Deficit Amount shall be determined in accordance with Section 2.07(i) of the Disclosure Schedule.

SECTION 2.08. Allocation of Purchase Price.

(a)    The Seller and the Purchaser have agreed to allocate the Purchase Price and any other items treated as consideration as follows:  (i) 25% of the Purchase Price to the Shares of Chemetall Corp, (ii) $1,000,000 to the covenants set forth in Section 5.09, and (iii) the remainder to the Shares of RSGG (“Purchase Price Allocation”).  The Seller and the Purchaser acknowledge that the Purchase Price Allocation was done at arm’s length based upon a good faith estimate of fair market values.  Following the date hereof, the Seller shall retain and engage (including with respect to matters relating to scope-of-work) a nationally or internationally recognized independent valuation firm in the United States or Germany to review the Purchase Price Allocation and, within 75 days following the date hereof, (x) provide a valuation report that addresses the reasonableness of the Purchase Price Allocation, based on facts, assumptions and procedures to be discussed in good faith by the Seller, the Purchaser and such valuation firm, and (y) propose any adjustments to the Purchase Price Allocation that such valuation firm deems necessary in order for the Purchase Price Allocation to be reasonable. If such valuation report supports the reasonableness of the Purchase Price Allocation, the Purchase Price Allocation shall be unchanged, and the Purchaser and the Seller agree that the transactions contemplated by this Agreement shall be reported in a manner consistent with such Purchase Price Allocation. To the extent such valuation report does not support the Purchase Price Allocation as being reasonable, the adjustments to the Purchase Price Allocation that such valuation firm deems necessary in order for the Purchase Price Allocation to be reasonable shall be made by the parties hereto and the Purchase Price Allocation so adjusted shall constitute thereafter the Purchase Price Allocation.  The Seller shall bear the costs and expenses of such valuation firm and any reasonable out of-pocket expenses related thereto, regardless of whether the Purchase Price Allocation is adjusted pursuant to the preceding sentence.  The Purchase Price Allocation shall be revised to reflect any adjustments to the aggregate Purchase Price for the Shares pursuant to Section 2.07, Section 5.11, Section 5.14 or otherwise, in a manner consistent with the items resulting in the adjustments.

(b)    The Seller and the Purchaser shall further allocate the sum of (i) the Purchase Price allocated to the Shares of RSGG, and (ii) the liabilities of the Acquired Companies deemed assumed by the Purchaser at the Closing for U.S. federal income tax purposes and any other items treated as consideration for Tax purposes, among the assets owned by those Acquired Companies that are disregarded as separate from KL2, pursuant to Section 1060 of the Code and the Treasury Regulations

promulgated thereunder and consistent with the Purchase Price Allocation and, if required, the applicable rules of any jurisdiction where such assets are located (the “Asset Value Allocation”). The Seller, within 60 days after the Closing, shall provide the Purchaser with a proposed Asset Value Allocation for its review and comment. If the Purchaser does not provide any comments to the Seller in writing within 30 days following delivery by the Seller of the proposed Asset Value Allocation, then the Asset Value Allocation proposed by the Seller shall be deemed to be final and binding, absent manifest error. If, however, the Purchaser submits comments to the Seller within such 30‑day period, the Purchaser and the Seller shall negotiate in good faith to resolve any differences within 30 days. Notwithstanding any other provision in this Agreement to the contrary, if the Seller and the Purchaser are unable to resolve any such dispute within the 30‑day period following the Purchaser’s submission of comments on the Seller’s proposed Asset Value Allocation, then the Seller and the Purchaser shall each be entitled to use their own Asset Value Allocation with respect to the items in dispute, provided, that the Purchaser and the Seller shall each be bound by the Purchase Price Allocation. Any subsequent adjustments to the Purchase Price pursuant to Section 2.07 or otherwise shall be reflected in the Asset Value Allocation in a manner consistent with the items resulting in the adjustments.

(c)    For all Tax purposes, the Purchaser and the Seller agree that the transactions contemplated by this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Purchase Price Allocation and the Asset Value Allocation, and allocations determined pursuant to Section 7.08, except where the parties did not agree to the Asset Value Allocation, and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise, unless required to do so by applicable Law or a Final Determination.

SECTION 2.09. Withholding.

(a)    The Purchaser and the Seller acknowledge and expressly agree that under applicable Law as of the date hereof, if the Seller delivers at Closing the certificate required by Section 2.04(f), the Purchaser will not withhold or deduct any amounts in respect of U.S. federal Tax or in connection with or as a result of any payment to be made pursuant to this Article II (including, but not limited to, adjustments required under Section 2.07). The Purchaser shall be entitled to request from the Seller, and the Seller shall provide, any Tax forms necessary to establish an exemption from or reduced rate of otherwise applicable withholding tax. Except as otherwise provided by this Section 2.09, the Purchaser shall not be entitled to deduct and withhold amounts for Taxes from any consideration payable pursuant to this Article II. If the Purchaser determines that any amount is required by Law to be deducted or withheld from a payment to be made pursuant to this Agreement, the Purchaser shall notify the Seller of this determination no fewer than ten (10) Business Days prior to the date withholding is required, together with a statement setting forth the amount to be deducted and withheld. If the Seller objects in writing to such determination within five (5) Business Days of such notice, the parties hereto shall negotiate in good faith to agree on the amount that should be deducted and withheld. If the parties hereto are unable to agree on such amount prior to the applicable payment date, they shall appoint a Tax Advisor to resolve such dispute and submit such dispute to such Tax Advisor for resolution, which resolution, absent manifest error, shall be conclusive and binding, and the disputed amount of withholding shall be transferred by the Purchaser to a mutually agreeable independent escrow agent, which shall hold that disputed amount until the Tax Advisor has made its resolution and subsequently release the amount to the

Purchaser and/or the Seller as directed by such resolution; provided that if such disputed amount is required to be paid over to the applicable Taxing Authority when due prior to the resolution of the dispute pursuant to this Section 2.09, the Seller can decide whether (i) the disputed amount should be paid over by the Purchaser to the applicable Taxing Authority or (ii) the disputed amount should remain in escrow until such dispute is resolved; provided that if the Tax Advisor ultimately determines that such deduction or withholding for Taxes was required, the Seller shall be responsible for any interest and penalties required to be paid in connection with paying over the escrowed amount to the applicable Taxing Authority. The costs incurred in connection with the Tax Advisor and escrow agent shall be paid by the party whose position was not followed in such resolution.

(b)    The Purchase Price shall be exclusive of VAT and if VAT is properly charged or chargeable upon the Seller or any of its Affiliates, the Purchaser shall pay the Seller (in addition to the Purchase Price) the amount of such VAT within five (5) Business Days of receipt of a VAT invoice in compliance with local Laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

The Seller hereby represents and warrants to the Purchaser, subject to such exceptions as are disclosed in writing in the Disclosure Schedule, that each statement in this Article III is true and correct as of the date hereof and as of the Closing Date, as follows:
SECTION 3.01. Organization, Authority and Qualification of the Seller and the Selling Entities. The Seller and each of the Selling Entities is a legal entity duly organized, validly existing and (where applicable) in good standing under the Laws of the jurisdiction of its organization with all requisite corporate or other power and authority thereunder to own, lease and operate its properties and to carry on its business. The Seller has all necessary power and authority to execute and deliver this Agreement and any Ancillary Agreement to which it is a party and to perform its obligations and consummate the transactions contemplated hereunder and thereunder, and the Selling Entities have all necessary power and authority to execute and deliver any Ancillary Agreement to which it is, or at the Closing will be, a party and to perform their obligations and consummate the transactions contemplated hereby and thereby. The Seller and each of the Selling Entities is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary (to the extent such concepts are recognized under applicable Law), except to the extent that the failure to be so licensed, qualified or in good standing would not materially and adversely affect the ability of the Seller or applicable Selling Entity to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and any Ancillary Agreement. The performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller, and no further action is necessary on behalf of the Seller to authorize this Agreement or any Ancillary Agreement to which it is, or at the Closing will be, a party or to consummate the transactions contemplated hereby or thereby. The performance by each of the Selling Entities of its obligations under this Agreement or any Ancillary Agreement, and the consummation by each of the Selling Entities of the transactions contemplated hereby and thereby will be duly authorized by all requisite action on the part of such Selling Entity as of the time of such performance and consummation, as applicable. This Agreement has been, and upon their execution, each Ancillary Agreement shall have been, duly executed and delivered by the Seller and the Selling Entities, as appropriate, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon its execution each Ancillary Agreement to which it is a party shall constitute, legal, valid and binding obligations of the Seller and the Selling Entities, as appropriate, enforceable against the Seller and the Selling Entities, as appropriate, in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.02. Organization, Authority and Qualification of the Acquired Companies. Each of the Acquired Companies is a legal entity duly organized, validly existing and (where applicable) in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each of the Acquired Companies is duly licensed or qualified to do business and (where applicable) is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not materially and adversely affect (a) the ability of the Seller or applicable Selling Entity to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and any Ancillary Agreement; or (b) the ability of any Acquired Company to conduct its Business. None of the Acquired Companies is in material default under or in material violation of any provision of its Constituent Documents. As of the Closing, none of the Constituent Documents of any Acquired Company (excluding any joint ventures) will contain any material restriction on the right of the Purchaser or any of its Affiliates to own, control or operate such Acquired Company.

SECTION 3.03. Capitalization; Ownership of Shares. Section 3.03 of the Disclosure Schedule sets forth with respect to each Acquired Company, its name and the jurisdiction of its organization. All of (i) the Shares and (ii) the issued and outstanding Equity Interests or other ownership interests of the Transferred Subsidiaries (subject to any exceptions set forth in Section 3.03 of the Disclosure Schedule, the “Subsidiary Shares”) (x) as of the date of this Agreement, are owned of record or beneficially by the Selling Entity set forth on Section 3.03 of the Disclosure Schedule or the Acquired Company set forth on Section 3.03 of the Disclosure Schedule, free and clear of any Encumbrances (other than the Permitted Encumbrances), and will be so owed as of the Closing, free and clear of Encumbrances, and (y) have been duly authorized and validly issued and are fully paid and non‑assessable and were not issued in violation of, and are not subject to, any preemptive rights, purchase options, call options, rights of first refusal or offer, co-sale or participation rights or similar rights. Except as set forth on Section 3.03 of the Disclosure Schedule, the Shares constitute all of the outstanding Equity Interests or ownership interests in the Acquired Companies. There are no: (a) outstanding restrictions on transfer or voting on any Equity Interests of the Acquired Companies; or (b) options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or the Subsidiary Shares or obligating the Seller, any Selling Entity or any Acquired Company to issue or sell any Equity Interests of, or any other interest in, any Acquired Company. Following the completion of the Restructurings, other than the Acquired Companies and the joint ventures listed in Section 3.03 of the Disclosure Schedule, there will be no other corporations, partnerships, joint ventures, or other entities in which any Acquired Company owns, of record or beneficially, any direct or indirect equity or other interest or any right to acquire the same. Upon the transfer of the Shares to the Purchaser on the Closing Date in accordance with this Agreement, the Seller will deliver, or cause to be delivered, to the Purchaser good and valid title to the Shares, free and clear of all Encumbrances, other than restrictions imposed by applicable securities Laws or Encumbrances arising out of actions taken by the Purchaser.

SECTION 3.04. Consents and Approvals; No Conflicts. (a) No clearance, consent, approval, order, waiver, license or authorization of or from, or declaration, registration or filing with, or notice to, or Permit issued by, any Governmental Authority is required to be obtained by the Seller, any Selling Entity or any Acquired Company in connection with the execution or delivery by the Seller or any of the Selling Entities, as appropriate, of this Agreement or any Ancillary Agreement to which it is a party, the performance by the Seller and each of the Selling Entities, as appropriate, of its obligations hereunder and thereunder and the consummation by the Seller and the Selling Entities of the transactions contemplated hereby and thereby, except for (i) compliance by the Seller with the HSR Act and any required filings or notifications under the applicable Competition Laws of the countries and jurisdictions listed on Exhibit G, (ii) clearances, consents, approvals, orders, waivers, licenses, authorizations, declarations, registrations, filings, notices or permits necessary in connection with the Restructurings, and (iii) such other clearances, consents, approvals, orders, waivers, licenses, authorizations or other matters that the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)    The execution and delivery of this Agreement by the Seller does not and the execution and delivery of any Ancillary Agreement to which it is party will not, and the consummation by the Seller and the Selling Entities of the transactions contemplated hereby and thereby will not with or without the giving of notice or lapse of time or both (i) conflict with or result in a breach or violate any provision of, or constitute a default under, accelerate the performance required by, or require any notice to any Person under any terms, conditions or provisions of, the Constituent Documents of the Seller, any Selling Entity or any Acquired Company, (ii) assuming compliance with the matters set forth in Section 3.04(a), violate any Law or Governmental Order, in either case, applicable to the Seller, any Selling Entity or any Acquired Company or any of their respective properties or assets or (iii) conflict with or result in a breach or violate any provision of, require any notice to any Person under any terms, conditions or provisions of, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Seller, any Selling Entity or any Acquired Company under, any Contract to which the Seller, any Selling Entity or any Acquired Company is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clause (ii), for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Financial Information.

(a)    Attached as Section 3.05 of the Disclosure Schedule are (i) the unaudited consolidated balance sheet of the Acquired Companies (other than RSGG) as of December 31, 2015 (the “Reference Balance Sheet”, and such date, the “Reference Balance Sheet Date”) and the related unaudited consolidated income statement for the 12-month period then ended, (ii) the unaudited consolidated balance sheet of the Acquired Companies (other than RSGG) as of March 31, 2016 and the related unaudited consolidated income statement for the quarterly period then ended March 31, 2016 (all such financial statements in clauses (i) and (ii), the “Business Financial Statements”), (iii) the unaudited pro forma balance sheet of RSGG as of December 31, 2015 and (iv) the unaudited pro forma balance sheet of RSGG as of March 31, 2016 (all such financial statements in clauses (iii) and (iv), the “RSGG Financial Statements” and together with the Business Financial Statements, the “Acquired Company Financial Statements”).

(b)    The Business Financial Statements (i) have been prepared from the books and records of the Seller and its Affiliates (including the Acquired Companies) in the ordinary course of business consistent with past practice for inclusion or incorporation in the audited financial statements of the Seller, (ii) except as set forth in Section 3.05(b) of the Disclosure Schedule, fairly present in all material respects the consolidated financial position of the Acquired Companies (other than RSGG) as of the dates indicated and the combined results of operations of the Acquired Companies (other than RSGG) for the periods indicated, and (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods specified, except as expressly set forth therein, as set forth in Section 3.05(a) of the Disclosure Schedule and that such financial statements do not contain footnotes or certain other disclosures required therein by GAAP, and except that the Business Financial Statements as of and for the period ended on March 31, 2016 are subject to normal and recurring year‑end adjustments (the effect of which would not, individually or in the aggregate, be material).

(c)    The RSGG Financial Statements (i) have been prepared from the books and records of the Seller and its Affiliates (including RSGG) in the ordinary course of business consistent with past practice for inclusion or incorporation in the audited financial statements of the Seller, (ii) except as set forth in Section 3.05(c) of the Disclosure Schedule, fairly present in all material respects the financial position of RSGG as of the dates indicated, after giving effect to the Restructurings and (iii) were prepared in accordance with GAAP on a consistent basis throughout the periods specified, except as expressly set forth therein, as set forth in Section 3.05(a) of the Disclosure Schedule and that such financial statements do not contain footnotes or certain other disclosures required therein by GAAP, and except that the RSGG Financial Statements as of and for the period ended on March 31, 2016 are subject to normal and recurring year‑end adjustments (the effect of which would not, individually or in the aggregate, be material).

(d)    Section 3.05(d) of the Disclosure Schedule sets forth, as of the date of this Agreement, the Third-Party Indebtedness of the type described in clauses (a) and (e) and, to the extent related to the foregoing clauses, clause (k) of the definition of Indebtedness.

SECTION 3.06. Absence of Undisclosed Material Liabilities. There are no Liabilities of any of the Acquired Companies of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) reflected or expressly reserved against on the Reference Balance Sheet, (b) set forth in the Disclosure Schedule, (c) incurred since the Reference Balance Sheet Date in the ordinary course of business consistent with past practices, that are not, individually or in the aggregate, material to the Acquired Companies taken as a whole, or (d) which, individually or in the aggregate, would not be material to the Acquired Companies taken as a whole. For the avoidance of doubt, for purposes of this Section 3.06, the term “Liabilities” shall not include obligations of the Acquired Companies to perform under or comply with any Law or Governmental Order that is also applicable to other Persons (in each case, other than the obligation to pay money) except if there has been a default or failure to perform or comply by an Acquired Company with any such obligation if such default or failure would, with the giving of notice or passage of time, reasonably be expected to result in a monetary obligation.

SECTION 3.07. Absence of Certain Changes or Events. Since December 31, 2015 through the date of this Agreement, (a) each of the Acquired Companies has conducted their respective businesses in all material respects in the ordinary course, and (b) there has not been any event, change, condition, occurrence or effect, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.08. Legal Proceedings. As of the date of this Agreement, there are no material Actions pending, or to the Knowledge of the Seller, threatened against (i) any of the Acquired Companies, (ii) any Acquired Company’s respective assets, rights or properties or any of the officers or directors of any Acquired Company, or (iii) to the extent related to the Acquired Companies, the Seller or any Selling Entity. As of the date of this Agreement, none of the Acquired Companies nor any of their respective properties, rights or assets, nor, to the extent related to the Acquired Companies, the Seller or any Selling Entity, is or are subject to any material Governmental Order and there is no Action threatened against or otherwise relating to the Seller, any Selling Entity or any Acquired Company that (x) challenges or seeks to enjoin, alter or materially delay the transactions contemplated hereby, or (y) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect upon the operation of the business of any Acquired Company.

SECTION 3.09. Compliance with Laws. (a)  Since January 1, 2014, (i) the Acquired Companies, the Transferred JVs (to the Knowledge of the Seller), and, to the extent related to the Acquired Companies, the Seller and the Selling Entities, have complied and are in compliance, in each case, in all material respects, with all applicable Laws and Governmental Orders and (ii) none of the Seller, any Selling Entity, the Transferred JVs (to the Knowledge of the Seller), or any Acquired Company has received any written notice from a Governmental Authority alleging that an Acquired Company, a Transferred JV (to the Knowledge of the Seller) or, to the extent related to the Acquired Companies, the Seller or any Selling Entity, is not in material compliance with any Law or Governmental Order.

(b)    Each of the Acquired Companies, the Transferred JVs (to the Knowledge of the Seller), and, to the extent related to the Acquired Companies, the Seller and each Selling Entity (i) is in compliance and since January 1, 2014 has been in compliance, in each case, in all material respects, with any applicable Laws concerning corrupting payments, anti-bribery or anti-money laundering, including the USA Patriot Act, the United States Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”), the UK Bribery Act 2010 and any other similar United States and foreign Laws and (ii) since January 1, 2014 has not been investigated by any Governmental Authority with respect to, or been given written notice or, to the Knowledge of the Seller, oral notice by a Governmental Authority of, any material violation by such Person of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments, anti-bribery or anti-money laundering, including the USA Patriot Act and the UK Bribery Act 2010.

(c)    The Acquired Companies and, to the Knowledge of the Seller, the Transferred JVs, and, to the extent related to the Acquired Companies, the Seller and the Selling Entities (i) are in compliance and, since January 1, 2014, have been in compliance, in each case, in all material respects, with any applicable export/import controls and economic sanctions Laws, including Laws administered and enforced by the U.S. government (including the Department of Treasury’s Office of Foreign Assets Control, 31 C.F.R. Part V, the Department of Commerce’s Bureau of Industry & Security and the Department of State), the United Nations Security Council, Her Majesty’s Treasury, the European Union or any of its member countries or other relevant sanctions authority, or pursuant to the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act, the National Defense Authorization Act for Fiscal Year 2012, the Iran Threat Reduction and Syria Human Rights Act of 2012, the Iran Freedom and Counter-Proliferation Act of 2012, and any executive order or regulations issued pursuant to any of the foregoing (collectively, “Economic Sanctions”) and (ii) since January 1, 2014, none of the Acquired Companies, the Transferred JVs (to the Knowledge of the Seller), and, to the Knowledge of the Seller, none of the officers, directors, or agents of any Acquired Company or of the Transferred JVs, nor, to the extent related to the Acquired Companies, any of the Seller, the Selling Entities or, to the Knowledge of the Seller, any of their respective officers, directors, or agents, (A) is located, organized, or resident in the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan or Syria; or (B) is, to the Knowledge of the Seller, engaged in any dealings or transactions in violation of any Economic Sanctions for the benefit of or with any Person, or in any country or territory, that is the subject of Economic Sanctions.

(d)    Since January 1, 2014, none of the Acquired Companies or, to the Knowledge of the Seller, the Transferred JVs has made any voluntary or other disclosures to, or been the subject of any investigation, inquiry or enforcement proceedings by, the United States government or any other Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation arising under or relating to export/import controls and economic sanctions laws. No Action has been filed or commenced since January 1, 2014 against the Seller or any Selling Entity (to the extent related to the Business or any Acquired Company), any Acquired Company or, to the Knowledge of the Seller, a Transferred JV alleging any failure to comply in any material respect with any export/import controls or economic sanctions laws.

(e)    None of the Seller or any Selling Entity (to the extent related to the Business or any Acquired Company) or the Acquired Companies, the Transferred JVs (to the Knowledge of the Seller), nor, to the Knowledge of the Seller, any of their respective employees, subcontractors, agents, representatives, consultants, distributors, partners, resellers, suppliers or customers are or have been designated since January 1, 2014 on any restricted party list published by any U.S. Governmental Authority (including the Department of Treasury, the Office of Foreign Assets Control (and its “Specially Designated Nationals List”), the Department of Commerce, Bureau of Industry and Security (and its “Denied Persons List”), the Department of State, the Directorate of Defense Trade Controls (and its “Debarred Parties List”)), on the United Nations financial sanctions lists or on financial sanctions lists enacted by European Union member states.

SECTION 3.10. Permits. The Acquired Companies have all material Permits necessary for the lawful conduct of their businesses and the use of their properties and assets, as currently conducted. Each such Permit is held by an Acquired Company and is valid and subsisting. The operation of the businesses of the Acquired Companies as currently conducted is not in material violation of, nor is any of the Acquired Companies in material default or material violation under, any such Permit. Since January 1, 2014, neither the Seller, any Selling Entity nor any Acquired Company has received or been subject to any written notice from a Governmental Authority alleging any material violations of any such Permit by any Acquired Company or, to the extent related to the Acquired Companies, by the Seller or any Selling Entity, nor to the Knowledge of the Seller, has any such notice been threatened.

SECTION 3.11. Employee Benefit Matters.

(a)    Section 3.11(a) of the Disclosure Schedule lists all Acquired Company Benefit Plans and Seller Benefit Plans, and identifies which Benefit Plans are Acquired Company Benefit Plans and which are Seller Benefit Plans. With respect to each Seller Benefit Plan, the Seller has made available to the Purchaser either a true and complete copy of the plan, the most recent summary plan description or a summary or written description of such Seller Benefit Plan. With respect to each Acquired Company Benefit Plan, the Seller has made available to the Purchaser a true and complete copy of the plan or a description of the material terms thereof and, to the extent applicable, (v) the most recent summary plan description (including all amendments thereto through the date hereof), (w) the most recent determination, advisory or opinion letter, as applicable, from the U.S. Internal Revenue Service covering such Acquired Company Benefit Plan, (x) the trust agreement (and all amendments thereto and the latest financial statements thereof), (y) actuarial reports for the most recent year, and (z) the annual reports (Form 5500 Series and all schedules and financial statements attached thereto) for the most recent year. Section 3.11(a) of the Disclosure Schedule also sets forth each individual Employee Agreement, or form of Employee Agreement, and such individual Employee Agreements or forms of Employee Agreement have been made available to the Purchaser. With respect to Acquired Company Benefit Plans, if a summary of material terms was provided in lieu of a plan document, the Seller will make available to the Purchaser any existing plan documents within twenty (20) Business Days following the execution of this Agreement.

(b)    No Liability under Title IV of ERISA has been incurred by any Acquired Company which has not been satisfied in full, and no event has occurred and no condition exists that could reasonably be expected to result in any Acquired Company incurring material direct, contingent or secondary Liability under Title IV of ERISA, other than for premiums payable to the PBGC under Title IV of ERISA. No Acquired Company Benefit Plan that is a U.S. Benefit Plan (i) is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (each, a “Title

IV Plan”), (ii) is a multiemployer plan within the meaning of Section 3(37) of ERISA, a multiple employer welfare arrangement as defined in Section 3(40) or ERISA, a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA, or a plan described in Section 401(a)(1) of ERISA, or (iii) is a voluntary employees beneficiary association within the meaning of Section 501(c)(9) the Code. Each Title IV Plan has satisfied the minimum funding requirements applicable to it for each plan year in accordance with Section 302 of ERISA and Section 412 of the Code, and with respect to each Title IV Plan: (x) no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred; and (y) no Liability has been incurred under Section 4062(e) of ERISA.

(c)    No Acquired Company has or could reasonably be expected to have any material Liability with respect to any Title IV Plan, multiemployer plan within the meaning of Section 3(37) of ERISA, multiple employer welfare arrangement as defined in Section 3(40) of ERISA, or any multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA.

(d)    No Acquired Company has, within the six (6) years preceding the date of this Agreement, withdrawn in a complete or partial withdrawal from any multiemployer plan (as defined in Section 3(37) of ERISA) or incurred any Liability under Section 4204 of ERISA that has not been satisfied in full.

(e)    Each Acquired Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter or opinion with respect to the plan as currently in effect to the effect that it is qualified from the Internal Revenue Service. Each Acquired Company Benefit Plan and Employee Agreement has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Acquired Company Benefit Plan or Employee Agreement. There are no pending or, to the Knowledge of the Seller, threatened Actions against any Acquired Company Benefit Plan, any fiduciary thereof, or any Acquired Company, and to the Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action. All material contributions required to be made by any Acquired Company to any Acquired Company Benefit Plan have been made on or before their applicable due dates, and all material benefits accrued under any unfunded Acquired Company Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP. None of the Acquired Companies, any officer of any Acquired Company or any of the Acquired Company Benefit Plans that are subject to ERISA or, to the Knowledge of the Seller, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject any Acquired Company or any officer of any Acquired Company to any Tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(l) of ERISA.

(f)    No Acquired Company Benefit Plan, Seller Benefit Plan or Employee Agreement provides health, death benefit or other welfare plan benefits, or payment in respect thereof, beyond termination of employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code.

(g)    Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event) shall (i) result in the accelerated vesting or payment of, or any increase in, or the funding (or obligation to fund, through a grantor trust or otherwise) of, any compensation or benefits to, or any forgiveness of indebtedness in respect of, any present or former employee, officer, consultant or director of any Acquired Company, (ii) result in the entitlement of any present or former employee, officer, consultant or director of any Acquired Company to severance or termination pay or benefits, (iii) limit or restrict the right of any Acquired Company to merge, amend or terminate any of the Acquired Company Benefit Plans or Employee Agreements, or (iv) result in any payment under any of the Acquired Company Benefit Plans, Seller Benefit Plans, Employee Agreements or any other arrangement that would not be deductible under Section 280G of the Code. No individual is entitled to receive any tax gross-up as a result of, or related to, the imposition of taxes imposed under Section 4999 or Section 409A of the Code.

(h)    Each Seller Benefit Plan, Employee Agreement and Acquired Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined under Section 409A(d)(1) of the Code has been drafted, operated, and administered in material compliance with Section 409A of the Code.

(i)    No Acquired Company has any express or implied commitment (i) to create or incur material Liability with respect to or cause to exist any other compensation, benefit, fringe benefit or other plan, program, arrangement or agreement or to enter into any contract or agreement to provide compensation or benefits to any individual, in each case other than as required by the terms of the Acquired Company Benefit Plans or the Employee Agreements as in effect as of the date hereof, or (ii) to modify, change or terminate any Acquired Company Benefit Plan or Employee Agreement, other than a modification, change or termination required by applicable Law, including but not limited to the doctrine of frustration and Section 313 of the German Civil Code.

(j)    In addition to the foregoing, with respect to each Non-U.S. Acquired Company Benefit Plan, since January 1, 2014:

(i)    All material employer and employee contributions to each Non-U.S. Acquired Company Benefit Plan required by Law or by the terms of such Non-U.S. Acquired Company Benefit Plan or pursuant to any contractual obligation (including contributions to all mandatory provident fund schemes) have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matter; and

(ii)    each Non-U.S. Acquired Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities in all material respects.

SECTION 3.12. Labor Matters.

(a)    As of the date of this Agreement, (i) there is no organizational effort currently being made or, to the Knowledge of the Seller, threatened by or on behalf of any labor union, works council, employee committee or representative or other labor organization to organize any employees of any Acquired Company and (ii) to the Knowledge of the Seller, no petition has been filed, nor has any Action been instituted by any employee of any Acquired Company or group of employees of any Acquired Company with any labor relations board or commission seeking recognition of a collective bargaining or similar representative in the past three years.

(b)    As of the date of this Agreement, there is no pending or, to the Knowledge of the Seller, threatened (i) strike, lockout, work stoppage, slowdown, picketing or material labor dispute with respect to or involving any employees of any Acquired Company and (ii) arbitration or material grievance against any Acquired Company involving current or former employees of any Acquired Company.

(c)    The Acquired Companies have properly withheld and reported all amounts required by applicable Law to be withheld and reported with respect to wages, salaries and other payments to employees and, if applicable, to all employees, contractors or agents other than such failure to withhold or report that would not individually or in the aggregate, have not had and would not reasonably be expected to have a material and adverse effect upon the operation of the business of any Acquired Company.

(d)    Except for such matters that individually or in the aggregate, have not had and would not reasonably be expected to have a material and adverse effect upon the operation of the business of any Acquired Company: (i) no Acquired Company has at any time received any notice indicating that any of its employment policies or practices was or is being audited or investigated by any Governmental Authority, and (ii) all Business Employees employed in the United States are employed at-will and no Business Employee is subject to any Contract with any Acquired Company providing for termination only for cause.

(e)    Since January 1, 2014, no Acquired Company has experienced a “plant closing,” “business closing” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Law or regulation, affecting any site of employment, or one or more facilities or operating units within any site of employment. Except as contemplated by this Agreement, to the Knowledge of the Seller no Key Business Employees have given notice in writing of any plans to terminate their employment or service arrangement with the Acquired Company. The Acquired Companies are not subject to any affirmative action obligations under any Law, including Executive Order 11246, and are not a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including, the Service Contracts Act or prevailing wage Laws.

SECTION 3.13. Environmental Matters.

(a)    Except as set forth in Section 3.13(a) of the Disclosure Schedule, (i) each Acquired Company is and, except for any instances of past noncompliance that have been fully resolved without any pending, ongoing or future liability that is material, since January 1, 2014 has been, in compliance in all material respects with all material Environmental Laws, which compliance includes, but is not limited to, the possession of all material Environmental Permits to operate as currently operated, and compliance in all material respects with the terms and conditions thereof and (ii) since January 1, 2014, neither the Seller nor any of the Acquired Companies has received any written communication from a Governmental Authority alleging that any Acquired Company is not in such compliance, except for any such communication with respect to which the alleged noncompliance has been fully resolved without any pending, ongoing or future liability that is material.

(b)    Except as set forth in Section 3.13(b) of the Disclosure Schedule, there is no material Environmental Claim pending or, to the Knowledge of the Seller, threatened against any Acquired Company, or to the Knowledge of the Seller, against any Person (i) whose liability for any Environmental Claim any Acquired Company has retained or assumed either contractually or by operation of Law or (ii) whom any Acquired Company has agreed to indemnify or hold harmless.

(c)    Except as set forth in Section 3.13(c) of the Disclosure Schedule, there has been no material Release of any Materials of Environmental Concern (i) by any Acquired Company, (ii) at, in, on, to or from any Real Property, (iii) during the period of any of their ownership or operation thereof, at, in, on, to or from any real property formerly owned, leased, occupied or operated by any Acquired Company, or (iv) to the Knowledge of the Seller, by any Person whose liability for such Release any Acquired Company has retained or assumed either contractually or by operation of Law or whom any Acquired Company has agreed to indemnify or hold harmless, that in the case of clause (i), (ii), (iii) or (iv) require any reporting, investigation, response action, cleanup, approval, remediation, or remedial or corrective action.

(d)    Except as set forth in Section 3.13(d) of the Disclosure Schedule, to the Knowledge of the Seller, there are no past or present actions, activities, events or incidents, including, without limitation, the presence, Release or threatened Release of any Materials of Environmental Concern, that would reasonably be expected to form the basis of any material Environmental Claim against any Acquired Company, or against any Person whose liability for such Environmental Claim any Acquired Company has retained or assumed either contractually or by operation of Law or whom any Acquired Company has agreed to indemnify or hold harmless.

(e)    Except as set forth in Section 3.13(e) of the Disclosure Schedule, there are no material Phase I or Phase II environmental assessments, environmental investigations, studies, audits, tests, reviews or other material analyses conducted by, on behalf of, or which are in the possession of any Acquired Company (or any Affiliates, advisors or representatives thereof) with respect to any Real Property that were generated in the past three (3) years, and that have not been made available to the Purchaser prior to execution of this Agreement.

(f)    Except as set forth in Section 3.13(f) of the Disclosure Schedule, no Acquired Company has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Authority that relates to any noncompliance with any Environmental

Law or resolution thereof, with respect to which such Acquired Company has any pending, ongoing or future liability that is material.

SECTION 3.14. Properties. Each Acquired Company has good, insurable and marketable title to all material Owned Real Property held by such Acquired Company and a valid leasehold or sublease interest in all Leased Real Property held by such Acquired Company, in each case, free and clear of all Encumbrances except for Permitted Encumbrances. Each Real Property Lease is valid, in full force and effect and enforceable against the Acquired Company that is party thereto and is enforceable by the applicable Acquired Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The Seller has made available to the Purchaser true, correct and complete copies of each Real Property Lease. The Acquired Companies are not in default (and there is no event or condition that after notice or lapse of time or both would constitute a default by any Acquired Company) under any Real Property Lease and, to the Knowledge of the Seller, there is no default (or event or condition that after notice or lapse of time or both would constitute a default) by any other party thereto under any Real Property Lease. The full amount of the security deposit required under each Real Property Lease, if any, is on deposit thereunder. All improvements located on the Real Property are in sufficiently good condition and repair (ordinary wear and tear excepted) to allow the businesses of the Acquired Companies to be operated in the ordinary course as currently operated and as presently proposed to be operated. To the Knowledge of the Seller, no fact or condition exists which could result in the termination or material reduction of the current access from the material Owned Real Property to existing roads or to sewer or other utility services presently serving such Owned Real Property that would materially impact the use of such Owned Real Property.

SECTION 3.15. Tax Returns and Tax Payments.

(a)    Since January 1, 2014, the Acquired Companies have timely filed (or have had filed on behalf of such Acquired Companies) all Tax Returns involving a material amount of Tax required to be filed by them, and all such Tax Returns are correct and complete in all material respects.

(b)    Since January 1, 2014, the Acquired Companies have paid (or have had paid on behalf of such Acquired Companies) all material amounts of Tax with respect to the Acquired Companies that are due and payable, whether or not such Taxes are shown to be due on any such Tax Returns and have withheld, and paid all material amounts of Tax that the Acquired Companies are obligated to withhold from amounts owing to any employee (including an executive), creditor or third party, except, in each case, for Taxes contested in good faith for which such Acquired Company has provided (or the Seller has made provision on behalf of such Acquired Company) reserves in its financial statements in accordance with GAAP.

(c)    Since January 1, 2014, no claim for a material amount of unpaid Taxes has been asserted against any Acquired Company by a Taxing Authority, other than any claim that has been resolved, and the Acquired Companies have not agreed to any extension of time with respect to a material Tax assessment or deficiency.

(d)    No audit in respect of any material amount of Tax or any Tax Return of the Acquired Companies is being conducted by a Taxing Authority, and there are no administrative or judicial proceedings currently pending with respect to any such Taxes or Tax Return.

(e)    None of the Acquired Companies (i) is or has been in the past five years a member of a group (other than a group the common parent of which is the Seller or another Retained Company or any Acquired Company and includes only Retained Companies and/or Acquired Companies) filing a consolidated, combined, affiliated, unitary or similar Income Tax Return, or (ii) has any material liability for Taxes of any Person (other than the Retained Companies and the other Acquired Companies) arising from the application of Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or non-U.S. Law or (iii) outside the ordinary course of business, has any material liability for Taxes of any Person (other than another Acquired Company) as a transferee or successor, or as a result of the operation of Law.

(f)    No Acquired Company is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnity, reimbursement or similar agreement or arrangement with any third parties (other than any customary Tax indemnification provisions in ordinary course commercial agreements, the primary subject matter of which is not Tax matters).

(g)    Since January 1, 2014, no written claim has been made by any Taxing Authority in a jurisdiction where any Acquired Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction other than any such claims that have been resolved.

(h)    Since January 1, 2014, none of the Acquired Companies has participated in a “listed transaction” or “a transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b) or any similar provision of state, local or non-U.S. Law. If any Acquired Company has participated in a “listed transaction” or “a transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Treasury Regulations.

(i)    No Acquired Company will be required to include a material item of income (or exclude a material item of deduction) in any taxable period beginning after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount or deferred revenue received on or prior to the Closing Date, (iii) any cancellation of Indebtedness income arising on or prior to the Closing Date, (iv) any change in Tax accounting method prior to the Closing Date under Section 481 of the Code or any comparable provision of state, local or non-U.S. Tax Law, or (v) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date.

(j)    None of the Shares are “United States real property interests” within the meaning of Section 897 of the Code.

(k)    Since January 1, 2014, no Acquired Company has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any similar provision of state, local, or non‑U.S. Law).

(l)    Since January 1, 2014, to the Knowledge of the Seller, no Acquired Company that is incorporated or formed in a non-U.S. jurisdiction has been engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged. Section 3.15(l) of the Disclosure Schedule, to the Knowledge of Seller, sets forth all countries (outside of the United States) in which each Acquired Company is engaged in business or has a permanent establishment.

(m)    The U.S. Tax characterization of each Acquired Company (whether as a disregarded entity, a partnership or a corporation) owned by Chemetall US, and the date, if available, and effect of any election made under Treasury Regulation Section 301.7701-3(c) regarding the U.S. Tax characterization of such Acquired Company, is reflected on Section 3.15(m) of the Disclosure Schedule.

(n)    Since January 1, 2014, each Acquired Company has conducted all material aspects of their business in accordance with the terms and conditions of all tax rulings and tax concessions involving a material amount of Tax that were provided by any relevant taxing authority, and Section 3.15(n) of the Disclosure Schedule sets forth all Tax rulings and Tax concessions, in each case involving a material amount of Tax, applicable to any Acquired Company. No Acquired Company is subject to any mandatory holding periods or other restrictions on transfer under applicable Tax Law, except with respect to transfers not permitted under this Agreement, as a result of prior restructuring or other transactions.

(o)    To the Knowledge of the Seller, the PLTAs fulfill all requirements as stipulated by the German Corporate Income Tax Act (Körperschaftssteuergesetz) and relevant Tax regulations.

(p)    The representations set forth in Section 3.11 and this Section 3.15 shall constitute Seller’s only representations and warranties with respect to Taxes.

SECTION 3.16. Material Contracts.

(a)    As of the date of this Agreement, no Material Subsidiary or Acquired Company, as applicable, is party to or bound by:

(i)    any Contract that limits the ability of such Acquired Company to compete or provide services in any line of business or with any Person or in any geographic area or market segment, or to engage in any type of business, in each case that is material to the Acquired Companies as a whole;

(ii)    any Contract or series of related Contracts relating to Third‑Party Indebtedness for borrowed money in excess, individually or in the aggregate, of $2,500,000;

(iii)    any Contract relating to, or otherwise entered into in connection with, the disposition or acquisition of a business, and under which such Material Subsidiary has continuing indemnification or other obligations or rights, in each case that is material to the Acquired Companies as a whole;

(iv)    any Contract for any joint venture, partnership or similar arrangement;

(v)    any Contract (other than on a purchase order basis) pursuant to which such Material Subsidiary purchases goods or services, the performance of which will extend over a period of more than one year and which involved consideration or payments by such Material Subsidiary in excess of $2,500,000 in the aggregate during the year ended December 31, 2015;

(vi)    any Contract pursuant to which a Material Subsidiary purchases goods or services (other than on a purchase order basis) that is a sole source purchase Contract or Contract with exclusivity provisions binding on a Material Subsidiary;

(vii)    any Contract pursuant to which an Acquired Company purchases or sells goods or services (other than on a purchase order basis) that contains “most favored nation” provisions binding on an Acquired Company or that would be binding on the Purchaser or its Affiliates following the Closing;

(viii)    any Contract pursuant to which a Material Subsidiary purchases goods or services (other than on a purchase order basis) that is a Contract with a mandatory take or pay or similar purchase requirement for all or a portion of such Material Subsidiary’s purchase obligations with respect to such good or service;

(ix)    any (A) collective bargaining agreement, (B) any works agreement (Betriebsvereinbarungen), on the group level (Konzernbetriebsvereinbarungen) or on the level of an Acquired Company (Betriebsvereinbarungen und Gesamtbetriebsvereinbarungen), or (C) any other Contract with any labor union, works council, trade union or representative of any Business Employees, in the case of each of clauses (A) through (C), that is material to the Acquired Companies as a whole; provided that the Seller will make available to the Purchaser any such immaterial agreements within twenty (20) Business Days following execution of this Agreement; or

(x)    any material (A) Contract containing a license to a Material Subsidiary for Intellectual Property of a third party (other than licenses for commercially available off-the-shelf software), (B) Contract (other than customer agreements in the ordinary course) containing a license from a Material Subsidiary for the use of its Intellectual Property to a third party or (C) Contract containing a covenant-not-to-sue affecting the Material Subsidiary’s ability to enforce its Intellectual Property.

(b)    The Contracts listed or required to be listed in Section 3.16(a) of the Disclosure Schedule are together referred to herein as the “Material Contracts.” Each of the Material Contracts has been made available to the Purchaser, and each Material Contract (and each Contract that would be a

Material Contract but for the fact that an Acquired Company that is not a Material Subsidiary is a party thereto) is in all material respects, valid, binding and in full force and effect and is enforceable by the applicable Material Subsidiary (or Acquired Company, as applicable) in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). No Acquired Company or, to the Knowledge of the Seller, any other party thereto, is in, or has received written notice of (with or without notice or lapse of time, or both), any breach or default under any Material Contract and, to the Knowledge of the Seller, no other party to any Material Contract (or any Contract that would be a Material Contract but for the fact that an Acquired Company that is not a Material Subsidiary is a party thereto) is (with or without notice or lapse of time, or both) in breach or default thereunder. To the Knowledge of the Seller, no party to any Material Contract (or any Contract that would be a Material Contract but for the fact that an Acquired Company that is not a Material Subsidiary is a party thereto) has notified any Material Subsidiary (or Acquired Company, as applicable) or any Selling Entity or any of their Affiliates of such party’s desire to materially modify the terms of or to terminate such party’s relationship with any Material Subsidiary (or Acquired Company, as applicable) or any Selling Entity.

SECTION 3.17. Intellectual Property. (a) The Acquired Companies own, license or otherwise have the valid right to use all material Intellectual Property used in the operation of the businesses of the Acquired Companies as currently conducted, free and clear of all Encumbrances other than Permitted Encumbrances, (b) all Intellectual Property that is owned by the Acquired Companies and is the subject of an unexpired registration or a pending application before any Governmental Authority as of the date hereof is listed in Section 3.17 of the Disclosure Schedule (the “Registered Intellectual Property”), (c) since January 1, 2014, until the date hereof, the Acquired Companies have made all filings, recordations and payments reasonably necessary to protect and maintain the status of the material Registered Intellectual Property as an unexpired registration or pending application, as the case may be, except where the relevant Acquired Company has decided, in its reasonable business judgment, against making such filing, recordation or payment, (d) since January 1, 2014, no material Actions or Governmental Orders are pending or, to the Knowledge of the Seller, have been threatened in writing (including cease and desist letters or requests for a patent license) against any Acquired Company with regard to any Registered Intellectual Property or with regard to any Intellectual Property exclusively licensed to the Acquired Companies, (e) (i) to the Knowledge of the Seller, the operation of the businesses of the Acquired Companies does not, and has not, since January 1, 2014, infringed, misappropriated or otherwise violated, any valid and enforceable Intellectual Property of any other Person and (ii) to the Knowledge of the Seller, no Person is infringing, misappropriating, or otherwise violating the Intellectual Property owned by or exclusively licensed to the Acquired Companies in any material manner, (f) the Acquired Companies take and, since January 1, 2014, have taken, reasonable actions to protect the confidentiality of their material Trade Secrets, and to the Knowledge of the Seller, there has not been any disclosure of any such Trade Secrets in a manner that has resulted or is reasonably likely to result in the loss of such Trade Secrets or other material rights in and to such information, (g) the Acquired Companies take and, since January 1, 2014, have taken, reasonable actions to maintain and protect the integrity, security and operation of their material software and material systems (and all material information, including all personally identifiable information protected by Law transmitted thereby or stored therein)

and, to the Knowledge of the Seller, there has not been any unauthorized access to such software and systems (including such information stored therein), and (h) since January 1, 2014, to the extent that any material Intellectual Property has been conceived, developed or created for any Acquired Company by any other Person, the entire and unencumbered right, title and interest in and to such material Intellectual Property has either been claimed by such Acquired Company under applicable employee invention law or transferred by such Person to such Acquired Company, by operation of Law or by valid written assignment. The representations set forth in this Section 3.17 as well as the provisions of Sections 3.16 and 3.18 that relate to Intellectual Property shall constitute the Seller’s only representations and warranties with respect to Intellectual Property; provided, however, that the representations set forth in Section 3.17(e) shall constitute the Seller’s only representations and warranties with respect to the infringement, misappropriation or violation of Intellectual Property.

SECTION 3.18. Sufficiency.

(a)    The properties, assets and rights owned, licensed and leased by the Acquired Companies, together with the goods and services to be provided to the Acquired Companies pursuant to the Transition Services Agreement following the Closing, constitute all of the properties, assets and rights used to conduct the Business in substantially the same manner as it is presently conducted by the Acquired Companies, and such properties, assets, rights, goods and services are sufficient to conduct the Business substantially in the same manner as it is conducted as of the date of this Agreement by the Acquired Companies.

(b)    The properties, assets and rights owned, licensed and leased by the Acquired Companies are in all material respects adequate for the purposes such properties, assets and rights are currently used or held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear).

SECTION 3.19. Insurance. Section 3.19 of the Disclosure Schedule contains a true and complete list of all insurance policies that provide coverage to or for the benefit of any Acquired Company or the Business or any of their managers, executives, directors or employees in his or her capacity as such. All insurance policies with respect to the Acquired Companies are in full force and effect in all material respects. The Seller has made available to the Purchaser copies of all such policies. Since January 1, 2014, in respect of the businesses of the Acquired Companies, the Seller or the prior direct or indirect owners of any Acquired Company, whether directly or through their respective Affiliates (including the Acquired Companies), has maintained continuous insurance coverage, in each case, in those amounts and covering those risks as are reasonable, in all material respects, for companies of the size and financial condition of the Acquired Companies engaged in businesses similar to those of the Acquired Companies. To the extent related to the Acquired Companies, neither the Seller nor any of its Affiliates (including the Acquired Companies) is in material breach or default of any material insurance policies. No insurer has informed the Seller, or any of its Affiliates, of any denial of coverage to the extent related to the Acquired Companies, except for such denials that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect. Neither the Seller nor any of its Affiliates has received any written notice of cancellation of any of their respective insurance policies to the extent related to the Acquired Companies, except for such cancellations that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect. All appropriate insurers under such insurance policies, to the extent related to the Acquired Companies, have been timely notified of all material pending litigation and other potentially insurable material losses Known to the Seller, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

SECTION 3.20. Certain Business Relationships with Affiliates. No Affiliate of the Seller and no officer, director or equityholder of the Seller or any of its Affiliates (other than an Acquired Company) (a) is a party to any Contract or transaction with any Acquired Company or, to the Knowledge of the Seller, any Transferred JV or owns, has a material interest in or provides any material property or right, tangible or intangible, which is used by the Acquired Companies or, to the Knowledge of the Seller, the Transferred JVs, (b) has any claim or cause of action against any Acquired Company or, to the Knowledge of the Seller, any Transferred JV, or (c) owes any money to, or is owed any money by, any Acquired Company or, to the Knowledge of the Seller, any Transferred JV. Section 3.20 of the Disclosure Schedule sets forth all Intercompany Agreements in effect as of the date of this Agreement. The Seller has made available to the Purchaser all Intercompany Agreements.

SECTION 3.21. Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Transition Services Agreement based upon arrangements made by or on behalf of the Seller. The Seller shall be solely responsible for the fees and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

SECTION 3.22. Disclaimer of the Seller. (A) EXCEPT AS SET FORTH HEREIN, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE ACQUIRED COMPANIES, THE SHARES OR THE SUBSIDIARY SHARES, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE ACQUIRED COMPANIES OR THE BUSINESS BY THE PURCHASER AFTER THE CLOSING OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE ACQUIRED COMPANIES OR THE BUSINESS AFTER THE CLOSING AND (B) EXCEPT AS SET FORTH IN ARTICLE IX HERETO, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATED TO THE ACQUIRED COMPANIES OR THE BUSINESS, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY

THIS AGREEMENT. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:
SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is, and each of the Designated Affiliates will be at the Closing, a legal entity duly organized, validly existing and (where applicable) in good standing under the Laws of the jurisdiction of its organization with all requisite corporate or other power and authority thereunder to own, lease and operate its properties and to carry on its business. The Purchaser has all necessary power and authority to execute and deliver this Agreement and any Ancillary Agreement to which it will be a party and to perform its obligations and consummate the transactions contemplated hereunder and thereunder, and the Designated Affiliates will have all necessary power and authority to execute and deliver any Ancillary Agreement to which it will be a party and to perform their obligations and consummate the transactions contemplated hereby and thereby. The Purchaser is and each of the Designated Affiliates will be at Closing duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary (to the extent such concepts are recognized under applicable Law), except to the extent that the failure to be so licensed, qualified or in good standing would not materially and adversely affect the ability of the Purchaser or applicable Designated Affiliate to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and any Ancillary Agreement. The performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser, and no further action is necessary on behalf of the Purchaser to authorize this Agreement or any Ancillary Agreement to which it is, or at the Closing will be, a party or to consummate the transactions contemplated hereby or thereby. The performance by each of the Designated Affiliates of its obligations hereunder and thereunder, and the consummation by each of the Designated Affiliates of the transactions contemplated hereby and thereby will be duly authorized by all requisite action on the part of the Designated Affiliates, as applicable. This Agreement has been, and upon their execution each Ancillary Agreement shall have been, duly executed and delivered by the Purchaser and the Designated Affiliates, as appropriate, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon its execution each Ancillary Agreement to which it is a party shall constitute, legal, valid and binding obligations of the Purchaser and the Designated Affiliates, as appropriate, enforceable against the Purchaser and the Designated Affiliates, as appropriate, in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.02. Consents and Approvals; No Conflicts.

(a)    No clearance, consent, approval, order, waiver, license or authorization of or from, or declaration, registration or filing with, or notice to, or Permit issued by, any Governmental Authority is required to be obtained by the Purchaser or any Designated Affiliate in connection with the execution or delivery by the Purchaser or any Designated Affiliate of this Agreement or any Ancillary Agreement to which it is a party, the performance by the Purchaser and each of the Designated Affiliates, as appropriate, of its obligations hereunder and thereunder and the consummation by the Purchaser and the Designated Affiliates of the transactions contemplated hereby or thereby, except for (i) compliance by the Purchaser with the HSR Act and any required filings or notifications under the applicable Competition Laws of the countries and jurisdictions listed on Exhibit G and (ii) such other clearances, consents, approvals, orders, waivers, licenses, authorizations or other matters that the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to (A) prevent or materially delay the transactions contemplated by this Agreement or any Ancillary Agreements or (B) have a material and adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereunder and thereunder.

(b)    The execution and delivery of this Agreement by the Purchaser does not and the execution and delivery by the Purchaser or a Designated Affiliate of any Ancillary Agreement to which it is party will not, and the consummation by the Purchaser and the Designated Affiliates of the transactions contemplated hereby and thereby will not with or without the giving of notice or lapse of time or both (i) conflict with or result in a breach or violate any provision of, or constitute a default under, accelerate the performance required by, or require any notice to any Person under any terms, conditions or provisions of, the Constituent Documents of the Purchaser or any Designated Affiliate, (ii) assuming compliance with the matters set forth in Section 4.02(a), violate any Law or Governmental Order, in either case, applicable to the Purchaser or any Designated Affiliate or any of their respective properties or assets or (iii) conflict with or result in a breach or violate any provision of, require any notice to any Person under any terms, conditions or provisions of, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Purchaser or any Designated Affiliate under, any Contract to which the Purchaser or any Designated Affiliate is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clause (ii), for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to (A) prevent or materially delay the transactions contemplated by this Agreement or any Ancillary Agreements, or (B) have a material and adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereunder and thereunder.

SECTION 4.03. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws. The Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities

Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

SECTION 4.04. Financing. The Purchaser will have at the Closing cash on hand, lines of credit or other sources of immediately available funds to provide, in the aggregate, sufficient funds to enable it to pay the Purchase Price and to perform its obligations under this Agreement.

SECTION 4.05. Legal Proceedings. As of the date of this Agreement:

(a)    there are no Actions pending, nor, to the Knowledge of the Purchaser, threatened against the Purchaser or any of its Subsidiaries or any of their respective assets, rights or properties or any of their respective officers or directors, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to (A) prevent or materially delay the transactions contemplated by this Agreement or the Transition Services Agreement, or (B) have a material and adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement or the Transition Services Agreement; and

(b)    neither the Purchaser nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Governmental Order, except for those that, individually or in the aggregate, would not reasonably be expected to (A) prevent or materially delay the transactions contemplated by this Agreement or the Transition Services Agreement, or (B) have a material and adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement or the Transition Services Agreement.

SECTION 4.06. Brokers. Except for Citigroup Capital Markets, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Transition Services Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be solely responsible for payment of the fees and expenses of Citigroup Capital Markets.

SECTION 4.07. Independent Investigation; Seller’s Representations. (a) The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, software, technology and prospects of the Acquired Companies and the Business, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives. The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Acquired Companies and the Business for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives (except the specific representations and warranties of the Seller set forth herein or to be set forth in any Ancillary Agreement).

        (b)    The Purchaser hereby acknowledges and agrees that (a) other than such representations and warranties, none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives makes or has made any representation or warranty, express or implied, at law or in equity, with respect to the Acquired Companies, the Business, the Shares or the Subsidiary Shares, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Acquired Companies or the Business by the Purchaser after the Closing or (iii) the probable success or profitability of the Acquired Companies or the Business after the Closing and (b) except as otherwise set forth in Article IX hereto, none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information related to the Acquired Companies or the Business, including any information, documents or material made available to the Purchaser, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement or the Transition Services Agreement.

(c)    Except to the extent the Purchaser has otherwise advised the Seller in writing, as of the date of this Agreement and to the Knowledge of the Purchaser, neither the Purchaser nor any of its Affiliates or representatives is aware of (x) any of the representations or warranties contained in Article III being untrue or incorrect or (y) any material errors in, or material omissions from, the Disclosure Schedule.

ARTICLE V

ADDTIONAL AGREEMENTS

SECTION 5.01. Conduct of Business Prior to the Closing. Except as set forth in Section 5.01 of the Disclosure Schedule, as expressly contemplated by this Agreement (including, for the avoidance of doubt, any actions taken in accordance with Section 5.15, to consummate the Restructurings), or as required by applicable Law, during the period from the date of this Agreement to the Closing, unless the Purchaser otherwise previously agrees in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Seller shall cause the Acquired Companies and (to the extent related to the Acquired Companies) the Selling Entities to conduct the Business and their respective businesses in the ordinary course consistent with past practice, use commercially reasonable efforts to preserve their present business organization, maintain in effect all Permits currently held by an Acquired Company or necessary to operate the businesses of the Acquired Companies, keep available the services of the key employees on commercially reasonable terms and maintain their relationships with their customers, suppliers and others having material business relationships with any of them, in each case consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 5.01 of the Disclosure Schedule, as expressly contemplated by this Agreement (including, for the avoidance of doubt, any actions taken, in accordance with Section 5.15, to consummate the Restructurings), or as required by applicable Law, during the period from the date of this Agreement to the Closing, the Seller shall cause the Acquired Companies and (to the extent related to the Acquired Companies) the Selling Entities not to, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(a)    amend or otherwise change the Constituent Documents of any Acquired Company;

(b)    issue, sell, grant, transfer, assign, dispose of, pledge or otherwise encumber any Equity Interests of any Acquired Company, other than the issuance of Equity Interests between or among the Acquired Companies;

(c)    redeem, purchase or otherwise acquire any Equity Interests of any Acquired Company (other than pursuant to an Acquired Company Benefit Plan or Seller Benefit Plan), or split, combine, subdivide, consolidate or reclassify any Equity Interests of, or effect any recapitalization of or similar change in, any Acquired Company;

(d)    create, incur, guarantee or assume, or otherwise become responsible for, any Indebtedness for borrowed money, other than with respect to (i) Third-Party Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) negative cash balances incurred under existing pooling arrangements not to exceed $100,000,000 in the aggregate, (iii) Third-Party Indebtedness incurred after the date of the Agreement under an Acquired Company’s credit facilities and other lines of credit in existence as of the date of this Agreement in the ordinary course of business consistent with past practice not to exceed $2,500,000 in the aggregate, (iv) Third‑Party Indebtedness pre-payable without penalty at or after the Closing in replacement of existing Indebtedness on customary commercial terms, but in all cases consistent in all material respects with the Indebtedness being replaced, (v) Intercompany Indebtedness, and (vi) guarantees by Acquired Companies of Indebtedness of other Acquired Companies that is outstanding as of the date hereof, in the case of each of clauses (i) through (v), solely to the extent such Indebtedness shall be terminated or repaid at or prior to the Closing in accordance with Section 5.11;

(e)    make any loans, advances or capital contributions to, or investments in, any other Person, other than among the Acquired Companies in the ordinary course of business consistent with past practice;

(f)    sell, transfer, license, abandon, permit to lapse or expire, or otherwise dispose of any material tangible assets or properties, including any Owned Real Properties, Subsidiaries or businesses except pursuant to any Material Contracts in effect on the date of this Agreement;

(g)    merge or consolidate with any Person (other than an Acquired Company) or acquire, directly or indirectly, a material portion of the assets or Equity Interests of any other Person;

(h)    make or authorize any payment of, or commitment for, capital expenditures in excess of $30,000,000 in the aggregate;

(i)    amend, modify or terminate (except expirations in accordance with its terms) or waive any material term under any Material Contract, enter into any successor Contract to an expiring

Material Contract that changes the terms of the expiring Material Contract in a way that is adverse to the Acquired Company party to such Material Contract or enter into any new Contract that would have been a Material Contract if it were entered into prior to the date of this Agreement;

(j)    terminate the employment of any Business Employee at the level of vice-president or above (the “Key Business Employees”) other than for cause, or, other than in the ordinary course of business and consistent with past practice or to fill open positions, hire any individual who would be a Key Business Employee if employed as of the date of this Agreement; provided, that prior to involuntarily terminating the employment of any Business Employee who is not a Key Business Employee other than for cause or other than in the ordinary course of business and consistent with past practice, the Seller shall provide written notice thereof to the Purchaser;

(k)    except as required under existing plans and arrangements as of the date of this Agreement or as required by applicable Law, (i) increase benefits payable under any existing severance or termination pay policies, employment agreements or other arrangements with any current or former consultant, director, employee, executive or officer, of any of the Acquired Companies, other than in the ordinary course of business and consistent with past practice for new hires, promotions or as part of the annual compensation process for new hires, promotions or as part of the annual compensation process, (ii) enter into or amend any employment, consulting, indemnification, retention, severance, termination, deferred compensation or other similar agreement or arrangement with any current or former consultant, director, executive, officer or employee of the Acquired Companies, other than in the ordinary course of business and consistent with past practice for new hires, promotions or as part of the annual compensation process for new hires, promotions or as part of the annual compensation process, (iii) establish, adopt, terminate or amend any Acquired Company Benefit Plan or, to the extent materially impacting benefits provided to Business Employees, any Seller Benefit Plan, (iv) grant, award or increase any compensation, bonus, equity or equity-based award or other benefits (or accelerate the payment or vesting thereof) payable to any current or former consultant, director, executive, officer or employee of the Acquired Companies, other than in the ordinary course of business and consistent with past practice for new hires, promotions or as part of the annual compensation process or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Acquired Company Benefit Plan;

(l)    other than in the ordinary course of business consistent with past practice, enter into, amend in any material respect or terminate (except expirations in accordance with its terms) any collective bargaining agreement or similar labor Contract with a labor union, works council, employee committee or representative or other labor organization with respect to employees of any Acquired Company; provided, that the Seller shall give the Purchaser written notice at least 10 Business Days prior to entering into, amending in any material respect or terminating any material collective bargaining agreement or similar material labor Contract in the ordinary course of business;

(m)    engage in any action, or fail to take any action, that could cause a partial or complete withdrawal, or could give rise to any liability with respect to partial or complete withdrawal, pursuant to any multiemployer plan within the meaning of Section 3(37) of ERISA;

(n)    terminate, discontinue, close or dispose of any plant, facility or other business operation, or effect or permit a plant closing, mass layoff or similar event under the Worker Adjustment and Retraining Notification Act or other applicable Law;

(o)    (i) settle or compromise any Action involving claims for monetary damages (x) that involve amounts in excess of $250,000 per Action or $1,000,000 in the aggregate for all such Actions, (y) are with or by a Governmental Authority or (z) that would impose any material obligation on any Acquired Company following the Closing, as applicable; or (ii) enter into any consent, decree, injunction or similar restraint or form of equitable relief that would materially affect the Acquired Companies after the Closing;

(p)    except as required by GAAP or by a Governmental Authority or applicable Law, make any material change in financial accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Acquired Companies;

(q)    authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of any Acquired Company;

(r)    except with respect to Seller Consolidated Tax Returns involving actions applying on a group-wide basis and except where not expected to have an adverse Tax consequence in a Post-Closing Tax Period of Purchaser or its Affiliates, (i) make or change any material Tax election, (ii) change any material Tax accounting method or period, (iii) file any material amended Tax Return or take any position on any material Tax Return filed on or after the date of this Agreement that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, (iv) surrender any right to claim a material Tax refund, (v) take any action that would require the filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes or (vi) settle or compromise any audit, proceeding or other controversy, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law), relating to a material amount of Taxes;

(s)    sell, transfer, assign, license, abandon, or otherwise dispose of or pledge any of its material Intellectual Property, except in the ordinary course of business;

(t)    fail to maintain (with insurance companies with the same or better credit ratings as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the Acquired Companies’ past practices;

(u)    enter into any new line of business; or

(v)    agree, resolve or commit to take any of the actions prohibited by this Section 5.01.

Notwithstanding anything to the contrary set forth herein, the Seller shall cause the Acquired Companies to not distribute any Cash, pay any dividend to their respective equityholders or incur any additional Indebtedness (other than interest that is accrued in the ordinary course of business) during the period commencing on 12:01 a.m. (Eastern time) on the Closing Date through the Closing; provided that, for the avoidance of doubt, the Seller and its Affiliates may cause the Acquired Companies to distribute Cash, pay dividends, and incur additional Indebtedness to the extent necessary to adjust the amount of Cash at any time in a time zone other than Eastern time that is prior to 12:01 a.m. (Eastern time) on the Closing Date.
SECTION 5.02. Access to Information. (a) From the date of this Agreement until the Closing, upon reasonable notice, the Seller shall, and shall cause each Selling Entity, each Acquired Company and each of their respective officers, directors, employees, agents, representatives, accountants and counsel to, (i) afford the Purchaser and its authorized representatives reasonable access to the offices, properties, employees and books and records of each Acquired Company, and (ii) furnish to the officers, executives, employees, and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the businesses of the Acquired Companies (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that (x) any communications, inquiries and requests for information pursuant to this Section 5.02 shall be directed only to the Seller, or such other Persons as the Seller shall designate in writing for such purpose, (y) without the prior written consent of the Seller, neither the Purchaser, its Affiliates nor any of their respective representatives shall initiate any communications, inquiries or requests to any Acquired Company or any officer, employee or other agent of any Acquired Company, and (z) any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not to interfere unreasonably with the normal operations of the Acquired Companies. The access referenced in the immediately preceding sentence shall not include access to conduct an environmental site assessment that includes any sampling and/or analysis of any soil, groundwater, soil vapor, or other environmental media or building material at any Real Property or other real property owned, leased or subleased by the Seller or its Affiliates without the prior written consent of the Seller, such consent to be withheld at the absolute discretion of the Seller. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Purchaser if such disclosure would, in the Seller’s sole discretion, (1) cause competitive harm to the Acquired Companies if the transactions contemplated hereby are not consummated, (2) result in the forfeiture or waiver of any attorney-client or other legal privilege or (3) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date of this Agreement; provided that the Seller shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to share any portion of information withheld pursuant to clauses (1) through (3) in a manner so as to prevent any competitive harm or preserve any applicable privilege or compliance with Law. When accessing any of the Seller’s properties, Purchaser and its authorized representatives shall comply with all of the Seller’s safety and security requirements for the applicable property.

(b)    In order to facilitate the resolution of any claims made against or incurred by the Seller or its Affiliates related to the Acquired Companies and for purposes of compliance by the Seller and its Affiliates with securities, environmental, employment and other Laws, until the later of the seventh anniversary of the Closing or the expiration of the relevant period for the statutes of limitations (including any extensions thereof), the Purchaser shall (i) retain the books and records related to the Acquired Companies for periods prior to the Closing, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Seller and its Affiliates reasonable access (including the right to make, at the Seller’s expense, copies), during normal business hours, to such books and records; provided that any such access shall be subject to the confidentiality obligations set forth in Section 5.03.

(c)    In order to facilitate the resolution of any claims made against or incurred by the Purchaser or any of the Acquired Companies related to the Acquired Companies and for purposes of compliance with securities, environmental, employment and other Laws, for a period of seven years after the Closing, the Seller shall (i) retain the books and records related to the Acquired Companies relating to periods prior to the Closing which shall not otherwise have been delivered to the Purchaser and (ii) upon reasonable notice, afford the officers, executives, employees, agents and representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s expense, copies), during normal business hours, to such books and records.

SECTION 5.03. Confidentiality. (a)  The terms of the letter agreement, dated as of March 24, 2016 (the “Confidentiality Agreement”), between the Seller and the Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing and shall survive the Closing and remain in full force and effect until their expiration in accordance with the terms of the Confidentiality Agreement; provided, however, that, upon the Closing, the confidentiality obligations contained in the Confidentiality Agreement shall terminate only in respect of that portion of the Information (as defined in the Confidentiality Agreement) exclusively related to the Acquired Companies and the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. During the five-year period following the Closing or, with respect to documented trade secrets, in perpetuity, Seller will, and will cause its Affiliates and their respective officers, directors, employees, executives, agents, representatives, accountants and counsel (i) to hold in confidence any and all information to the extent related to the Business or any Acquired Company that would have been considered “Information” under the Confidentiality Agreement, had it been disclosed to the Purchaser prior to the date hereof, mutatis mutandis, except to the extent that the Seller was permitted to disclose such information under the Confidentiality Agreement and (ii) not to use any such information for any reason without the prior written consent of the Purchaser (subject to the exceptions set forth in the Confidentiality Agreement).

(b)    Nothing provided to the Purchaser pursuant to Section 5.02(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that any Information provided to the Purchaser pursuant to Section 5.02(a) or otherwise by any of the Seller, the Selling Entities, the Acquired Companies or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents. (a)  The Purchaser and the Seller shall (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transition Services Agreement, (ii) cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals and (iii) provide such other information to any Governmental Authority as such

Governmental Authority may reasonably request in connection herewith. Each party hereto agrees to make promptly (but in no event later than 10 Business Days after the date of this Agreement) its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto agrees to make as promptly as practicable its respective filings and notifications, if any, under any other applicable antitrust, competition, or trade regulation Law and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable antitrust, competition, or trade regulation Law. The Purchaser will pay all fees or make other payments to any Governmental Authority in order to obtain any such authorizations, consents, orders or approvals.

(b)    Without limiting the generality of the Purchaser’s undertaking pursuant to Section 5.04(a), the Purchaser shall take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any antitrust or competition Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated hereby as promptly as practicable, and in any event prior to the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such of the assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby; provided, however, that Purchaser shall have no obligation to agree to any structural or behavioral remedy with respect to its assets, properties or businesses. In addition, the Purchaser shall defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Termination Date; provided, however, that such litigation in no way limits the obligation of the Purchaser to use its best efforts, and to take any and all steps necessary to eliminate each and every impediment under any antitrust, competition or trade regulation Law to close the transactions contemplated hereby prior to the Termination Date.

(c)    Each party to this Agreement shall promptly notify the other party hereto of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither of the parties to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act and any other applicable antitrust, competition or trade regulation Law approvals; provided, however, the Purchaser shall lead and direct the substantive content of any written or oral communication with any applicable Governmental Authority. The parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted or their disclosure otherwise limited (x) to remove references concerning the valuation of the Acquired Companies or other competitively sensitive information, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d)    The Purchaser shall not enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it more difficult, or to increase the time required, to: (i) obtain the expiration or termination of the waiting period under the HSR Act, or any other applicable antitrust, competition, or trade regulation Law, applicable to the transactions contemplated by this Agreement, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby, or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.

SECTION 5.05. Insurance. (a) From and after the Closing Date, the Acquired Companies shall cease to be insured by the Seller’s or the Seller’s Affiliates’ (other than the Acquired Companies’) insurance policies or their self-insurance programs, other than by any insurance program acquired directly by and in the name of any Acquired Company or self‑insurance programs of the Acquired Companies directly. Except as set forth in Section 5.05(b), following the Closing, the Seller and its Affiliates shall retain all rights to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs, notwithstanding whether any such policies or programs apply to any liabilities of the Purchaser or the Acquired Companies.

(b)    Following the Closing, the Purchaser shall have the right to participate with the Seller to resolve any claims made by or against the Acquired Companies or the Retained Companies with respect to the Business or the Acquired Companies and reported to the applicable insurer of the Retained Companies prior to the Closing (“Pre-Closing Insurance Claims”) to the extent of the applicable and available limits of liability of such policy and to the extent such claims are not covered by insurance policies or self-insurance programs of the Purchaser or any Acquired Company. Upon receipt of any amounts recovered with respect to any Pre-Closing Insurance Claim, the Seller shall, and shall cause its Affiliates to, promptly pay to the Purchaser such amounts (net of (i) any costs and expenses incurred by the Seller or its Affiliates to recover such amounts and (ii) any amounts included in the adjustment to the Purchase Price pursuant to Section 2.07). The Purchaser shall exercise primary control over any Pre-Closing Insurance Claims for which the Purchaser (or its Affiliates, including, after the Closing, the Acquired Companies) bears the underlying Liability or is the primary beneficiary of such claim, subject to the terms and conditions of the relevant policy of insurance governing such control; provided, however, that (i) if the applicable insurance policy of the Seller or its Affiliates is an insurance policy for which the Seller (or any of its Affiliates) has any continuing obligation for the payment of premiums (an “Active Policy”), neither the Purchaser nor any of its Affiliates shall settle or compromise any such claim (whether in whole or in part) without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), and (ii) in the event that insurable claims of both the Seller and the Purchaser (or their respective Affiliates) exist relating to the same occurrence, the Seller and the Purchaser shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense and shall not settle or compromise any such claim without the consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed, subject to the terms and conditions of the applicable insurance policy). The Purchaser shall keep the Seller reasonably informed with respect to the status of any Pre-Closing Insurance Claims including by providing the Seller with copies of documents relating to such claims reasonably requested by the Seller. Following the resolution of any Pre-Closing Insurance Claims under any Active Policy, the Purchaser agrees to reimburse, or cause its Affiliates to reimburse, the Seller and its Affiliates for any increased premiums incurred by the Seller or any of its Affiliates solely as a result of such claims, including any retroactive or prospective premium adjustments associated with such coverage, as such amounts are determined in accordance with those policies and programs generally applicable from time to time to the Seller and its Affiliates.

(c)    Following the Closing Date, the Purchaser shall, and shall cause the Acquired Companies to, in each case, at the Seller’s sole cost and expense, reasonably cooperate with respect to any claims made by the Seller with respect to the Business or the Acquired Companies prior to the Closing. Prior to and after the Closing, the Seller and its Affiliates (including, prior to the Closing Date, the Acquired Companies) shall reasonably cooperate with the Purchaser to assist the Purchaser in obtaining replacement insurance policies for the Acquired Companies and the Business, including any tail insurance policies.

SECTION 5.06. Privileged Matters. (a) The parties hereto acknowledge and agree that outside counsel of the Seller and in-house counsel of the Seller and its Affiliates (including the Acquired Companies) represented only the Seller and not the Acquired Companies with respect to any proposed sale of the Business or any other transaction contemplated by this Agreement, and the Acquired Companies’ attorney-client privilege, attorney work-product protection and expectation of client confidence involving any proposed sale of the Business or any other transaction contemplated by this Agreement (but not general business matters of the Acquired Companies, to the extent they are governed by Section 5.06(b)), and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by the Seller, and may be waived only by the Seller. The Purchaser and the Seller acknowledge and agree that (i) the foregoing attorney-client privilege, work product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by the Purchaser or by the Acquired Companies upon consummation of the Closing; and (ii) in the event of a dispute between the Purchaser, any Acquired Company or any Affiliate thereof and a third party or any other circumstance in which a third party requests or demands that the Purchaser, any Acquired Company or any Affiliate thereof produce privileged materials or attorney work-product of the Seller or any Affiliate thereof (including the privileged materials and attorney work-product covered by clause (ii) above), the Purchaser and the Acquired Companies shall, or shall cause such Affiliate thereof to, assert such attorney-client privilege on behalf of the Seller or such Affiliate to prevent disclosure of such privileged materials or attorney work-product to such third party.

(b)    The parties hereto acknowledge and agree that the attorney-client privilege, attorney work-product protection and expectation of client confidence involving (i) general business matters of the Acquired Companies and arising prior to the Closing shall inure for the benefit of the Acquired Companies, and no Retained Company shall have the right to assert any privilege or protection and no such joint privilege or protection may be waived by a Retained Company or its Affiliates without the prior written consent of the applicable Acquired Company; provided that upon receipt of a disclosure request, the Purchaser shall notify the applicable Retained Company promptly in writing of the terms and circumstances surrounding the disclosure request so that the applicable Retained Company may seek a protective order or other remedy, and (ii) any general business matters relating to a Retained Company or any matter relating to this Agreement for which the Seller has an indemnification obligation hereunder and for which the Seller has assumed the control of the defense of such matter pursuant to Section 9.05, shall be subject to the sole control of the Seller, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such information is in the possession or under the control of the Seller or its Affiliates.

SECTION 5.07. Notification of Certain Matters. The Purchaser shall give prompt notice to the Seller, and the Seller shall give prompt notice to the Purchaser, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Purchaser or the Seller, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not limit or otherwise affect the rights or remedies available hereunder to the party receiving such notice.

SECTION 5.08. Further Action. (a) The parties hereto shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

(b)    From time to time after the Closing, without additional consideration, each party hereto shall (or, if appropriate, shall cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the other party to make effective the transactions contemplated by this Agreement and the Transition Services Agreement. Without limiting the foregoing, upon reasonable request of the Purchaser, the Seller shall, and shall cause its Affiliates to, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and papers as may be required to sell, transfer, assign, convey and deliver to the Purchaser all right, title and interest in and to the Shares. If any of the Seller, the Purchaser or their respective Affiliates shall, following the Closing, have in their possession any property, asset or right, which under this Agreement should be in the possession of the Purchaser or any Acquired Company, such Person shall promptly deliver such property, asset or right as contemplated by this Agreement to such party.

SECTION 5.09. Non-Competition and Non-Solicitation.

(a)    The Seller agrees, to the maximum extent not violative of applicable Law or Governmental Order, that for a period of three years following the Closing Date, the Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly, solicit for employment or hire any Business Employee who is or has been employed by any of the Acquired Companies at, or at any time within the six-month period prior to, the time of the act of solicitation; provided, however, that general solicitations, such as through newspaper advertisements, not directed at any Business Employees, will not be deemed to violate this Section 5.09(a).

(b)    The Seller agrees, to the maximum extent not violative of applicable Law or Governmental Order, that for a period of three years following the Closing Date, the Seller shall not, and shall cause its controlled Affiliates not to, engage in the Business in any country (the “Restricted Territory”) in which the Business conducts operations as of the Closing Date (the “Restricted Business”); provided, however, that nothing herein shall be construed to prevent the Seller or its controlled Affiliates from (i) acquiring or owning, directly or indirectly, for investment purposes only, less than 5% of outstanding equity securities issued by any Person which Person engages, directly or indirectly, in the Restricted Business in the Restricted Territory, (ii) acquiring any entity or business that, directly or indirectly, engages in the Restricted Business in the Restricted Territory if less than 10% of the aggregate net revenue derived from such Restricted Business in the most recent complete fiscal year of such acquired entity or business (calculated on a consolidated basis) was attributable to the Restricted Business in the Restricted Territory, (iii) conducting the businesses conducted by them on the date of this Agreement (other than those conducted through the Acquired Companies) as set forth in Section 5.09 of the Disclosure Schedule, or (iv) performing their obligations under this Agreement or the Transition Services Agreement. In the event the Seller or one of its Subsidiaries acquires, to the extent prohibited pursuant to this Section 5.09(b) but permitted by clause (ii) above, an entity or business that, directly or indirectly, engages in the Restricted Business in the Restricted Territory, the Seller will use, or will cause its applicable Subsidiaries to use, its commercially reasonable efforts to enter into an agreement to dispose of such portion of such entity or business to the extent that it engages in the Restricted Business in the Restricted Territory within nine months of the consummation of such acquisition by the Seller or such Subsidiaries.

(c)    Notwithstanding anything herein to the contrary, the restrictions set forth in Section 5.09(a) and 5.09(b) will apply only to the Seller and the Seller’s Subsidiaries, and shall not apply to any third Person or the Affiliates of such third Person (other than the Seller and its Subsidiaries) that acquires the Seller or any Subsidiary of the Seller, whether as a result of a merger, consolidation, other business combination, or acquisition of all or substantially all of its assets or business.

(d)    The Seller acknowledges and agrees that the covenants set forth in this Section 5.09 are reasonable in geographical and temporal scope and in all other respects. The covenants contained in this Section 5.09 relate to matters which are of a special, unique and extraordinary character, and any violation of these covenants would cause substantial and irreparable injury to the Purchaser, the amount of which would be impossible to estimate or determine and which cannot be adequately compensated. The Seller acknowledges that the Purchaser would not have entered into this Agreement without the Seller’s commitment in binding itself and its Affiliates to these covenants. Therefore, in the event of a breach or a threatened breach by the Seller or any of its Affiliates of these covenants, the Purchaser will be entitled to seek an injunction restraining the Seller or such Affiliate from such breach or threatened breach without the necessity of proving the inadequacy as a remedy of money damages; provided, however, that the right to injunctive relief will not be construed as prohibiting the Purchaser from pursuing or obtaining any other available remedies, whether at law or in equity, for such breach or threatened breach. The injunctive relief provided for in this Section 5.09 is in addition to the relief provided for in Section 11.10.

(e)    The parties recognize that the Laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 5.09. If any court determines that any provision (or part thereof) included in this Section 5.09 is unenforceable, such court will have the power to reduce the duration or scope of such provision (or part thereof) or otherwise reform such provision (or part thereof) and, as the case may be, in reduced or reformed form, such provision shall be enforceable; it is the intention of the parties hereto that the foregoing restrictions shall not be terminated, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Agreement in the jurisdiction of the court that has made the adjudication.

SECTION 5.10. Intercompany Agreements. As of the Closing, all Intercompany Agreements, other than the Intercompany Agreements listed in Section 5.10 of the Disclosure Schedule, will either be terminated or amended to remove or replace the applicable Acquired Company or Affiliate of the Seller, as the case may be, as a party to such Contract, as applicable, in either case, without further liability to the Purchaser and its Affiliates (including any Acquired Company) following the Closing. The Seller shall provide the Purchaser the opportunity to review and comment on all documents and agreements related to the terminations or amendments of such Intercompany Agreements, and the Seller shall, in good faith, take any comments from the Purchaser into consideration.

SECTION 5.11. Indebtedness and Intercompany Payables and Receivables. (a)  Except as set forth in Section 5.11 of the Disclosure Schedule, at or prior to the Closing, the Seller shall cause each Acquired Company to pay, discharge, compromise, settle, terminate or otherwise satisfy or cause to be paid, discharged, compromised, settled, terminated or otherwise satisfied in full all: (i) Intercompany Indebtedness in a manner reasonably satisfactory to the Purchaser (subject to the last sentence of this Section 5.11) and (ii) all Third-Party Indebtedness as well as all Encumbrances related thereto; provided, that for the purposes of the obligations set forth in the first sentence of this Section 5.11(a), “Indebtedness” shall only include such Indebtedness described in clause (a) of the definition of Indebtedness, and, to the extent related thereto, such Indebtedness described in clause (i) of the definition of Indebtedness. The Seller shall obtain and deliver to the Purchaser prior to the Closing customary debt payoff letters and related ancillary documents in respect of all Third-Party Indebtedness, including evidence of the release of all Encumbrances related thereto and evidence that notice of such repayment or release has been timely delivered to the holders of such Third-Party Indebtedness. The Seller shall provide the Purchaser with the opportunity to review and comment on all documents and agreements relating to the termination of such Intercompany Indebtedness and Third-Party Indebtedness, and the Seller shall, in good faith, take any comments of the Purchaser into account; provided that, for the avoidance of doubt, with respect to Intercompany Indebtedness, if the payment, discharge, compromise, settlement, termination or other satisfaction of any Intercompany Indebtedness is not undertaken in a manner reasonably satisfactory to the Purchaser, after good faith discussions, the Seller shall be entitled to take such actions with respect to such Intercompany Indebtedness in its sole discretion.

(b)    The Seller shall use commercially reasonable efforts to cause all trade payables and receivables between a Retained Company, on the one hand, and an Acquired Company, on the other hand, to be paid, discharged, compromised, settled, terminated or otherwise satisfied prior to the Closing; provided, that the Seller shall reasonably consult with the Purchaser regarding the payment, discharge, compromise, settlement, termination or satisfaction of, any such trade payables and receivables, and in good faith, take any comments of the Purchaser into account.

SECTION 5.12. Retained Names and Marks. (a) The Purchaser hereby acknowledges that all right, title and interest in and to each of the “Albemarle” name and the “Rockwood” name, together with all variations and acronyms thereof, and all trademarks, service marks, Internet domain names, trade names, trade dress, company names and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing (the “Retained Names and Marks”) are owned exclusively by a Retained Company, and that, except as expressly provided below, any and all right of the Purchaser and the Acquired Companies to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the Seller, along with any and all goodwill associated therewith. The Purchaser, for itself and the Acquired Companies, further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks, except as expressly provided herein.

(b)    The Purchaser shall, for a period of six months after the date of the Closing, be entitled to have the Acquired Companies use, solely in connection with the operation of the businesses of the Acquired Companies as operated immediately prior to the Closing, all of their existing stocks of signs, letterheads, invoice stock, advertisements and promotional materials, inventory and other documents and materials (“Existing Stock”) containing the Retained Names and Marks, after which period the Purchaser shall cause the Acquired Companies to remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock.

(c)    Except as expressly provided in this Section 5.12, no other right to use the Retained Names and Marks is granted by the Seller to the Purchaser, the Acquired Companies, or the Purchaser’s Affiliates whether by implication or otherwise, and nothing hereunder permits the Purchaser, the Acquired Companies, or the Purchaser’s Affiliates to use the Retained Names and Marks in any manner other than in connection with Existing Stock; provided, however, nothing in this Section 5.12 shall restrict the Purchaser, the Acquired Companies or the Purchaser’s Affiliates from referring to the Retained Names and

Marks in a nominative fair use manner. The Purchaser shall take reasonable steps to ensure that all its uses of the Retained Names and Marks as provided in this Section 5.12 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Retained Names and Marks were used in the businesses of the Acquired Companies prior to the Closing. Any and all goodwill generated by the use of the Retained Names and Marks under this Section 5.12 shall inure solely to the benefit of the Seller. In no event shall the Purchaser, the Acquired Companies or the Purchaser’s Affiliates use the Retained Names and Marks in any manner that may damage or tarnish the reputation of the Seller or its Affiliates or the goodwill associated with the Retained Names and Marks. Without limiting any of the Seller’s applicable representations and warranties provided in this Agreement, the Purchaser agrees that the Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use by the Purchaser or the Acquired Companies of any Retained Names and Marks after the Closing.

(d)    The Seller and its Affiliates shall, for a period of six months after the date of the Closing, be entitled to use the “Chemetall” name, together with all variations and acronyms thereof, and all trademarks, service marks, Internet domain names, trade names, trade dress, company names and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing (the “Transferred Names and Marks”) solely in a manner substantially the same as the Transferred Names and Marks were used by Seller or its Affiliates immediately prior to the Closing (including in connection with the operation of the Retained Businesses), after which period the Seller shall, and shall cause its Affiliates to, cease use of the Transferred Names and Marks.

SECTION 5.13. Credit Support.

(a)    During the period from the date of this Agreement and continuing until the Closing, except to the extent the Purchaser consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller and the other Retained Companies shall not provide any Credit Support to the Acquired Companies, except for (i) replacements of Credit Support existing on the date of this Agreement or extensions of the term thereof, (ii) Credit Support required to be provided under applicable Law, (iii) Credit Support required to be provided pursuant to any Contract to which the Seller or any Affiliate of the Seller is a party, or by which they or any of their respective properties or assets may be bound or affected, whether entered into prior to or following the date hereof, (iv) Credit Support existing on the date of this Agreement, or (v) in the ordinary course of business consistent with past practice.

(b)    No later than 10 Business Days prior to the Closing Date, the Seller shall provide the Purchaser with an updated version of Section 3.20 of the Disclosure Schedule, setting forth all of the Credit Support to be outstanding as of the Closing Date. The Seller and its Affiliates shall keep in effect and maintain all of the Credit Support as of the Closing Date until the earlier of (i) the date the applicable Credit Support is released or replaced by the Purchaser or (ii) the date that is the 30th day following the Closing Date. The Purchaser shall use its commercially reasonable efforts to obtain, on or before the Closing Date, and in any event within 30 days following the Closing Date, the release or replacement of each of the obligations of the Seller (or any Affiliate thereof, other than the Acquired Companies) to provide Credit Support in respect of any liability of any Acquired Company set forth on such updated version of Section 3.20 of the Disclosure Schedule. The Purchaser shall indemnify and hold harmless the Seller in respect of any liability or expense incurred by the Seller (or any Affiliate thereof, other than the Acquired Companies) in respect of any claim made in respect of any such liability or expense arising or incurred after the Closing Date.

SECTION 5.14. Fiscal Unity and Profit and Loss Transfer Agreement.

(a)    The parties hereto acknowledge that each Special PLTA will be terminated or transferred to the Selling Entities or Affiliates of the Selling Entities (other than the Acquired Companies) (any such transfer to the Selling Entities or Affiliates of the Selling Entities (other than the Acquired Companies), a “Special PLTA Transfer”) at a time prior to the Closing Date. The Seller will, and will cause the respective parties to each Special PLTA to, take all actions that are required or appropriate to properly terminate, or make a Special PLTA Transfer of each Special PLTA prior to the Closing Date, and as shortly prior to the Closing Date as is practicable, and use reasonable efforts that such termination or transfer will not cause the Special PLTAs not to be accepted by the German Tax authorities as “properly executed” (“ordnungsgemaess durchgefuehrt”) under all applicable Tax Law provisions for the period of time in which they had been in force. These steps include, but are not limited to, the application to the competent regional tax office to obtain the consent required for the change (“Umstellung”) of the fiscal year of the respective dominated company, the change of the fiscal year itself, including all required corporate and other steps to be taken, which for the avoidance of doubt, will include for every dominated company a notarized shareholders resolution for the change of the articles of association with respect to the fiscal year, application to the competent commercial register for the registration of the change with the commercial register and the termination of the Special PLTA by either unanimous agreement or by unilateral termination or, in the case of a Special PLTA Transfer, transfer. The Seller shall use reasonable efforts that the actions provided for in this Section 5.14(a) will be consummated in a manner that does not result in any expenses to be paid by the Acquired Companies. The parties hereto shall cooperate to preserve, and shall refrain from and shall cause their Affiliates to refrain from any actions or measures, including taking any position toward any Governmental Authority, which might reasonably be expected to jeopardize, the recognition of (i) a Special PLTA or the ACW PLTA for any period up to and including the Closing Date, and (ii) the Former PLTA for any period up to its termination.

(b)    In the event that the Seller determines that (i) any financial statements of a PLTA Retained Subsidiary for the period prior to the termination of the respective PLTA are incorrect and therefore are required to be amended or (ii) any financial statements of a PLTA Retained Subsidiary for the period during which a Special PLTA was in effect are required to be amended pursuant to Section 14 para. 1 no. 3 sentence 4 of the German Corporate Income Tax Act (Körperschaftsteuergesetz), in each case, in order to ensure the recognition of the fiscal unity, the Seller shall cause the respective PLTA Retained Subsidiary to immediately amend such financial statements in accordance with applicable Law, including any consequential amendments to be made in any other financial statements resulting from such amendments.

(c)    Except as set forth in Section 5.14(b), the Seller shall cause the PLTA Retained Subsidiaries not to amend any of their financial statements for the period up to the Closing Date.

(d)    Following the Closing, in the event that the Purchaser determines that any financial statements of Old Chemetall or ACW are incorrect and therefore are required to be amended in order to ensure the recognition of the respective fiscal unity prior to the Closing, the Purchaser shall cause ACW or Chemetall (as the legal successor of Old Chemetall), as the case may be, to immediately amend the respective financial statements in accordance with applicable Law, including any consequential amendments to be made in any other financial statements resulting from such amendment.

(e)    Upon the reasonable request of the Seller, the Purchaser shall cause ACW or Chemetall (as the legal successor of Old Chemetall) to amend ACW’s, Old Chemetall’s or Chemetall’s financial statements, as the case may be, irrespective of whether for periods prior to or after the Closing, in order to ensure the recognition of the respective fiscal unity pursuant to Section 14 para. 1 no. 3 sentence 4 of the German Corporate Income Tax Act (Körperschaftsteuergesetz).

(f)    If and to the extent any amendments contemplated by Sections 5.14(b), 5.14(d) or 5.14(e) result in a deviation between the amounts of the profit transfer payable or the loss compensation receivable previously paid or otherwise settled, and the amounts that should have been paid or settled under the relevant PLTA for any fiscal year prior to the Closing Date, the following shall apply:

(i)    For each fiscal year that requires an amendment of the financial statements of a PLTA Retained Subsidiary, RSG, ACW, Chemetall (as the legal successor of Old Chemetall) or Old Chemetall, as the case may be, that results either in a decrease of profits to be transferred or in an increase of losses to be compensated under the relevant PLTA (in each case as compared with the initial settlements made under such PLTA), the Purchaser shall cause RSGG to make a payment to the respective PLTA Retained Subsidiary or to RSG, ACW or Chemetall (as the legal successor of Old Chemetall), as the case may be, that equals the difference between the initial settlement and the settlement to be made pursuant to the amended financial statements; and

(ii)    For each fiscal year that requires an amendment of the financial statements of a PLTA Retained Subsidiary, RSG, ACW, Chemetall (as the legal successor of Old Chemetall) or Old Chemetall, as the case may be, that result either in an increase of profits to be transferred or in a decrease of losses to be compensated under the relevant PLTA (in each case as compared with the initial settlements made under such PLTA), the Seller shall cause the respective PLTA Retained Subsidiary or the Purchaser shall cause RSG, ACW or Chemetall (as the legal successor to Old Chemetall), as the case may be, to make a payment to RSGG or, in the case of ACW, to Chemetall that equals the difference between the initial settlement and the settlement to be made pursuant to the amended financial statements.

(g)    Subject to Section 5.14(h), as between the Seller and the Purchaser:

(i)    The aggregate amount of payments to be made by RSGG to the PLTA Retained Subsidiaries pursuant to Section 5.14(f)(i) above, if any, shall be treated as a decrease of the Purchase Price. The Seller shall immediately pay such amount of the decrease in the Purchase

Price to the Purchaser, in each case, within two (2) Business Days after RSGG has made a payment pursuant to Section 5.14(f)(i).

(ii)    The aggregate amount of payments to be made by the PLTA Retained Subsidiaries to RSGG pursuant to Section 5.14(f)(ii) above, if any, shall be treated as an increase of the Purchase Price. The Purchaser shall pay such amount of the increase in the Purchase Price to the Seller, in each case, within two (2) Business Days after a PLTA Retained Subsidiary has made a payment pursuant to Section 5.14(f)(ii).

(h)    Notwithstanding anything to the contrary in this Section 5.14, an amendment to any of the financial statements of ACW or Chemetall (as the legal successor of Old Chemetall) or Old Chemetall pursuant to Section 5.14(d) or Section 5.14(e) shall not result in an adjustment to the Purchase Price.

SECTION 5.15. Restructurings. The Seller shall cause the corporate transactions set forth on Section 5.15 of the Disclosure Schedule (the “Restructurings”) to be consummated in accordance therewith, and shall use commercially reasonable efforts to consummate the Restructurings as promptly as practicable following the date hereof. The Seller shall provide the Purchaser the opportunity to review and comment on all documents and agreements related to the Restructurings, and the Seller shall, in good faith, take such comments into consideration.

SECTION 5.16. Transition Services. Following the Closing, (a) the Seller shall provide, or shall cause one or more of its Affiliates to provide, to the Acquired Companies certain services that are currently provided by the Retained Companies to the Acquired Companies, and (b) the Purchaser shall provide, or shall cause one or more of its Affiliates to provide, to the Retained Companies certain services that are currently provided by the Acquired Companies to the Retained Companies, in each case (a) and (b), pursuant to a transition services agreement substantially in the form attached hereto as Exhibit H (the “Transition Services Agreement”). Prior to the Closing, the Seller and the Purchaser shall agree on the services to be provided pursuant to the Transition Services Agreement by (i) the Seller and its Affiliates to the Acquired Companies, and (ii) the Acquired Companies to the Retained Companies. Such services shall (x) be provided pursuant to the terms set forth in the Transition Services Agreement, the term of which shall not exceed twelve (12) months, and (y) in no event exceed the scope of the services provided by the Retained Companies to the Acquired Companies or the Acquired Companies to the Retained Companies, as applicable, in the twelve (12)-month period prior to the signing of this Agreement.

SECTION 5.17. Litigation Cooperation. The Seller and the Purchaser shall (and shall cause their respective Affiliates to) reasonably cooperate with each other at the requesting party’s expense in the prosecution or defense of any claim or Action arising from or related to the transactions contemplated by this Agreement and involving one or more third Persons. The party requesting such cooperation shall pay the reasonable out of pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party providing such cooperation and by its representatives, but shall not be responsible for reimbursing such party or its representative for their time spent in such cooperation.

SECTION 5.18. Pensionskasse Dynamit Nobel VVaG.

(a)    Following the Closing, the Purchaser and the Seller will cooperate reasonably, and the Purchaser shall cause RSGG to cooperate reasonably, to avoid or mitigate any liability of RSGG in respect of the DN Letter; provided that in respect of any matters that directly affect or are reasonably likely to cause any material liabilities under the DN Letter, the Purchaser shall comply with any reasonable instructions of the Seller, which may include RSGG sending the applicable notice to terminate the DN Letter and objecting to any resolutions of the management board as permitted by the articles of incorporation of the DN Pension Insurance; provided, further, that the Purchaser shall not be required to comply with any instructions that could reasonably be likely to materially and adversely affect the liability of the Purchaser or any Affiliate thereof with respect to the DN Letter. Furthermore, the Purchaser shall cooperate with the Seller to ensure that three (3) members of the supervisory board of the DN Pension Insurance will be elected as designated by the Seller, and the Seller shall cooperate with the Purchaser to ensure that the chairman of the supervisory board will be elected as proposed by any member of the supervisory board designated by the Purchaser. Notwithstanding the foregoing, the Purchaser will have the right to amend terms and promises with respect to future services of current or future employees of the Acquired Companies, including changes with respect to the carrier.

(b)    For purposes of Section 5.18(a) and without limiting Section 9.05, the Seller shall and the Purchaser shall, and shall cause RSGG to, keep the Purchaser or Seller, as applicable, informed as reasonably required in respect of any matters related to the DN Pension Insurance. Such information may include, among other things, any view, statements or demands by the German Federal Financial Supervisory Authority (BaFin), other companies that have employees insured by the DN Pension Insurance, or by the management board of the DN Pension Insurance that is reasonably likely to affect the DN Letter Indemnity.

(c)    Neither the Purchaser nor the Seller shall, and each party shall cause its Subsidiaries, including, with respect to the Purchaser, RSGG, not to, agree to any change of the articles of incorporation of the DN Pension Insurance that would reasonably be expected to adversely affect the rights of the other party pursuant to this Section 5.18, or increase the likelihood that a party will be held liable by the other party in respect of the DN Letter pursuant to any indemnification obligation agreed in this Agreement, without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned). The Purchaser and the Seller hereby agree that, if any of RSGG’s rights or obligations under the articles of incorporation of the DN Pension Insurance is transferred or assigned to or otherwise assumed by another Person, whether by operation of law or otherwise, the Purchaser shall ensure, as a condition to the consummation of any such transaction, that the Seller’s rights in relation to RSGG pursuant to this Section 5.18 will continue in all respects in relation to such Person to which such rights or obligations are transferred or that assumes RSGG’s rights or obligations under the articles of incorporation of the DN Pension Insurance.

(d)    The Seller shall cause each Acquired Company listed in Section 5.18(d) of the Disclosure Schedule, and shall use commercially reasonable efforts to cause dynaRent Altersversorgungs-GmbH, to enter into participation agreements with the DN Pension Insurance substantially in the form set forth in Exhibit I prior to the Closing (such agreements, the “Participation Agreements”).

(e)    The Seller shall cause RLG and Dynamit Nobel GmbH to enter into a Participation Agreement with DN Pension Insurance prior to the Closing.

(f)    To the extent the DN Pension Insurance requires additional funding under applicable Law to meet its agreed payout obligations to its members (a “DN Funding Event”): (i) the Purchaser shall cause RSGG to make such additional cash contributions to the DN Pension Insurance as reasonably determined by the management board of the DN Pension Insurance, including any cash contributions that may be required to (A) comply with German regulatory solvability requirements, (B) satisfy any required loss reserves or (C) cover any financial losses of the DN Pension Insurance (the “RSGG Pension Funding Commitment”); provided that the total amount payable by RSGG under the RSGG Pension Funding Commitment together with the funding commitments of certain of the Acquired Companies as set forth in the Participation Agreements entered into pursuant to Section 5.18(d) shall equal the RSGG/DN Relevant Percentage of any DN Funding Event; and (ii) the Seller shall pay to the DN Pension Insurance the remainder of the amount of the DN Funding Event minus any amounts actually paid by entities that are liable for pension commitments financed (durchgeführt) via the DN Pension Insurance, but are not Subsidiaries of the Seller or the Purchaser (the “Third Party Employers”), and received by the DN Pension Insurance. The termination of a Participation Agreement shall not affect the obligations of the Purchaser or RSGG hereunder.

(g)    During the ten (10) years following the Closing Date, the Seller and the Purchaser shall mutually cooperate in good faith to consider and review any reasonable transaction proposed by the other party that causes a release of any obligations that RSGG may have under the DN Letter (the “RSGG Release”), including (i) transferring the pension liabilities financed (durchgeführt) via DN Pension Insurance, within the framework of the regulatory provisions and with full discharge of RSGG, in particular with regard to the obligations under the DN Letter, to another pension carrier (Versorgungsträger) or an insurance company, (ii) terminating the obligations under the DN Letter or transferring such obligations to a third party, or (iii) effecting any other transaction structure mutually agreed by the parties hereto to cause an RSGG Release (the transactions described in clauses (i) (ii) and (iii), collectively the “DN Restructuring Measures”); provided that subject to Section 5.18(h), no party shall have any obligation to agree to any DN Restructuring Measures. Subject to the foregoing, in the event of any DN Restructuring Measures the amounts to be paid to the DN Pension Insurance or any third party shall be borne by the Purchaser in the amount of the RSGG/DN Relevant Percentage, and the Seller shall bear the remainder of any such amounts minus any amounts actually paid by Third Party Employers and received by the DN Pension Insurance (the “Restructuring Cost Split”).

(h)    If at any time beginning on the tenth (10th) anniversary of the Closing Date and continuing thereafter, any Subsidiary of the Purchaser (including RSGG) continues to be liable in respect of the DN Letter, then the Seller shall (i) reasonably cooperate with the Purchaser to procure any transaction that will cause RSGG to be released from any obligations under the DN Letter and (ii) shall be obligated to cooperate in connection with, support, accept and participate in any such transaction proposed by the Purchaser; provided that the Restructuring Cost Split shall apply; and provided, further, that if, within 60 days following any such proposal of a transaction by the Purchaser, the Seller proposes an alternative transaction that will cause RSGG to be released from its obligations under the DN Letter and is more favorable to the Purchaser and the Seller than the transaction initially proposed by the Purchaser, the Purchaser shall be obligated to cooperate in connection with, support, accept and participate in such alternative transaction.

(i)    If, during the ten (10) years following the Closing Date, any debt securities issued by the Seller or any of its Affiliates are or become rated lower than B1 (by Moody’s) or B+ (by Standard & Poor’s or Fitch) (or, in each case, any successor thereto), the Seller shall: (i) at such time pay to the Purchaser the amount that is necessary to meet the funding requirements of the German Federal Financial Supervisory Authority (BaFin) regarding DN Pension Insurance (provided that the Purchaser shall use such amount solely for required contributions to the DN Pension Insurance on behalf of and for the account of the Seller simultaneously with its own pro rata payments (applying the Restructuring Cost Split)); and (ii) upon demand pay to the Purchaser the amount necessary to fund the Seller/DN Relevant Percentage of the transfer of pension liabilities financed via DN Pension Insurance to another pension carrier or the transfer of obligations under the DN Letter to a third party (provided that the Purchaser shall use such amount solely to fund the consideration required in connection with such transfer).

(j)    In respect of any payments to be made by the Seller pursuant to this Section 5.18, including in connection with a DN Funding Event, and to the extent such payments in the reasonable view of the Seller should be made by Third Party Employers, the Purchaser shall, and shall cause RSGG to, cooperate reasonably with and reasonably support the Seller, at the Seller’s cost, to facilitate (i) that the respective Third Party Employers shall make such payments to the DN Pension Insurance, and (ii) after the Seller has made any such payments or payments have been made on its behalf, that the respective Third Party Employer, to the extent not having made such payments, shall reimburse the respective amounts to the Seller, including a subrogation by the Seller or any designated Affiliate into the respective claims of DN Pension Insurance or RSGG, as applicable, against such Third Party Employers.

SECTION 5.19. Exclusivity. The Seller shall not, and shall cause its controlled Affiliates and representatives not to, directly or indirectly, (a) submit, solicit, initiate, negotiate or discuss any proposal or offer from any Person (other than the Purchaser and its Affiliates in connection with the transactions contemplated by this Agreement) or enter into any agreement or accept any offer relating to or consummate, in a single transaction or series of related transactions, any (i) reorganization, restructuring, liquidation, dissolution or recapitalization of any Selling Entity or Acquired Company, (ii) merger or consolidation involving any Selling Entity or Acquired Company, (iii) purchase or sale of any assets or Equity Interests of either of any Selling Entity or any Acquired Company, or (iv) similar transaction or business combination involving any Selling Entity or any Acquired Company or their respective businesses or assets, in each case with respect to clauses (i) through (iv), except in connection with the Restructurings or as expressly contemplated by Sections 5.01(c), (f) and (h) of the Disclosure Schedule (each of the foregoing transactions described in clauses (i) through (iv), a “Competing Transaction”) or (b) furnish any information with respect to any Selling Entity or Acquired Company in connection with, assist or participate in or facilitate in any other manner any effort or attempt by any

Person (other than the Purchaser and its Affiliates) to do or seek to do any of the foregoing. The Seller agrees to notify the Purchaser promptly if any Person makes any proposal, offer, inquiry or contact with respect to a Competing Transaction, which notice shall include the terms of, and the identity of the Person making, such proposal, offer, inquiry or contact. The Seller shall, and shall cause its Affiliates to, immediately terminate any discussions or negotiations with any Person (other than the Purchaser) with respect to any Competing Transaction. With respect to any Persons with whom the Seller or any of its Affiliates or representatives has had any discussions or negotiations regarding any Competing Transaction, the Seller shall, and shall cause its Affiliates and representatives to, immediately cease and cause to be terminated any such discussions or negotiations and use commercially reasonable efforts to obtain the return or destruction of, in accordance with the terms of an applicable confidentiality agreement, any confidential information previously furnished to any such Person by the Seller or any of its Affiliates or representatives.

SECTION 5.20. Release. Effective upon and following the Closing, the Seller shall, on its own behalf and on behalf its Subsidiaries and its Affiliates generally, irrevocably, unconditionally and completely release and forever discharge the Acquired Companies, former and current directors, officers, employees, executives, agents, and managers from all past, present and future disputes, claims, losses, controversies, demands, rights, Liabilities, Actions and causes of action of every kind and nature arising from any matter concerning the Acquired Companies occurring on or prior to the Closing.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01. Terms of Employment. Subject to the Purchaser’s and the Acquired Companies’ obligations pursuant (i) to applicable Law or Contract or (ii) to any collective bargaining agreement or agreement with a works council or other employee representative group, for a period of one year following the Closing Date (the “Continuation Period”), the Purchaser shall, or shall cause its Affiliates to, provide each Business Employee, to the extent he remains employed by the Acquired Companies or their Affiliates during the Continuation Period, with (a) an annual rate of base salary or hourly wage rate, as applicable, and target cash bonus opportunity which are, in the aggregate, at least the same as in effect immediately prior to the Closing Date, provided that the preceding clause (a) shall not apply to any Business Employee who otherwise consents in writing, (b) severance benefits in accordance with the severance practices of the Seller and its Affiliates as in effect immediately prior to the Closing Date and set forth on Section 3.11(a) of the Disclosure Schedule, or a greater level if required by Law or Contract and (c) employee benefits that are substantially comparable in the aggregate to those that are in effect immediately prior to the Closing Date or, if more favorable, a level of benefits required by applicable Law or Contract; provided, that post-employment health, life or other welfare benefits and equity, equity based rights and incentive payments (including without limitation the Synergy Bonuses, any non-recurring payments and any retention bonuses) shall not be taken into account for purposes of determining whether such employee benefits are substantially comparable in the aggregate. Nothing in this Section 6.01 shall be construed in any way to relieve the Purchaser or the Acquired Companies from their respective obligations under the terms of the Acquired Company Benefit Plans, whether before, during or after the Continuation Period. In addition, nothing contained in this Agreement shall confer upon any Business Employee any right to continued employment with the Purchaser or its Affiliates, nor shall anything herein interfere with the right of the Purchaser or its Affiliates to relocate or terminate the employment of any of the Business Employees at any time after the Closing Date. The Purchaser agrees to make the retention payments described in Section 6.01(a) of the Disclosure Schedule in accordance with their terms; provided, however, that the Purchaser shall, within thirty (30) days of the Closing Date, pay to anyone whose resignation or termination is triggered by Section 8.02(g) the retention bonus to which he or she would have been entitled had all conditions of his or her retention agreement been satisfied.

SECTION 6.02. Employee Benefits. (a) As of the Closing Date and except as otherwise required by Law or any collective bargaining, works council or similar agreement, each Business Employee shall cease to be an active participant under the Seller Benefit Plans, and shall be entitled to participate in the employee benefit plans and arrangements maintained by the Purchaser and its Affiliates. Each Business Employee shall receive credit for service with the Seller, the Acquired Companies and their Affiliates and predecessors up to the Closing Date under such employee benefit plans and arrangements of the Purchaser and its Affiliates for purposes of eligibility and vesting (excluding, for the avoidance of doubt, vesting in respect of any equity, equity-based or other incentive compensation); provided, however, that in no event shall such credit result in the duplication of benefits or the funding thereof. In addition, the Purchaser shall use commercially reasonable efforts to waive, or to cause to be waived, any limitations as to pre-existing conditions, evidence of insurability, exclusions and waiting periods with respect to participation and coverage requirements for Business Employees under such plans and shall use commercially reasonable efforts to credit Business Employees for co-payments and deductibles paid on or prior to the Closing Date during the year in which the Closing Date occurs in satisfying any deductible or out-of-pocket requirements.

(b)    The Seller shall take all actions necessary to cause the Acquired Companies to discontinue as of the Closing Date their status as participating employers under all Seller Benefit Plans. The Purchaser shall not adopt, become a sponsoring employer of, or have any obligations with respect to, Seller Benefit Plans. Without limiting the foregoing, the Seller and its Affiliates shall be responsible for medical, disability, life insurance, and workers’ compensation claims incurred under Seller Benefit Plans by the Business Employees or their covered dependents on or prior to the Closing Date. The Purchaser shall be responsible for medical, disability, life insurance and workers’ compensation claims incurred under employee benefit plans of the Purchaser or its Affiliates by the Business Employees or their covered dependents after the Closing Date. With respect to benefits provided to the Business Employees and their covered dependents pursuant to Seller Benefit Plans, the Seller and its Affiliates shall be responsible for providing continuation coverage under Section 4980B of the Code (“COBRA”) in respect of “qualifying events” (as defined under COBRA) occurring prior to the Closing Date, and the Purchaser shall be responsible for providing COBRA coverage in respect of qualifying events occurring on and after the Closing Date. For purposes of this Section 6.02(b), (i) claims for services will be incurred on each date the service giving rise to the claim is performed; provided that claims relating to a hospital confinement that commences on or prior to the Closing Date but continues thereafter shall be treated as incurred prior to the Closing Date, (ii) claims for disability will be incurred on the date the injury or condition giving rise to the claim occurs, (iii) claims for life insurance will be incurred when the death occurs, and (iv) claims for workers’ compensation will be incurred on the date the injury or condition giving rise to the claim occurs.

SECTION 6.03. Annual Bonuses. Without limiting the generality of Section 6.01, for the annual bonus in respect of the calendar year of the Closing, the Purchaser shall make bonus payments to the Business Employees pursuant to a bonus program that complies with applicable Law and any other agreement (including the Annual Incentive Plan, Sales Incentive Plan and any applicable sales commission plans), to the extent such payments are reflected as a current liability in the calculation of Closing Working Capital set forth in the Final Closing Statement. The Purchaser shall make the bonus payments in respect of the calendar year of Closing to the Business Employees in cash (i) in the United States, on or prior to March 15 of the following year, and (ii) in accordance with the usual payment schedule for such bonuses in other jurisdictions, unless, in either case, otherwise stipulated in the Benefit Plan applicable to the Business Employees at the Closing Date.

SECTION 6.04. Equity Awards.

(a)     Any outstanding Seller long-term incentive awards (whether payable in cash or equity) held by Business Employees (the “Equity Awards”), other than the Cash Exchange Payments for Rockwood Equity Awards described below, will be treated in accordance with their terms and the terms of the applicable Benefit Plan under which such award was granted; provided, however, that any portion of an outstanding Equity Award that is not vested as of or in connection with the Closing shall be converted into a right to receive a cash payment (a “Replacement Award”). With respect to each outstanding award of restricted stock units (a “RSU Award”), the Replacement Award shall be in an amount equal to the number of shares of the Seller’s common stock (the “Seller Shares”) subject to the unvested portion of the RSU Award as of the Closing Date multiplied by the closing price of a Seller Share on the Closing Date (the “Conversion Price”). With respect to each outstanding award of stock options (an “Option Award”), the Replacement Award shall be in an amount equal to the number of Seller Shares subject to the unvested portion of such Option Award as of the Closing Date multiplied by the difference between the Conversion Price and the exercise price of the Option Award. For the avoidance of doubt, no Replacement Award shall be provided with respect to any Option Award for which the Conversion Price is lower than the exercise price. With respect to each outstanding award of performance stock units (a “PSU Award”), the Replacement Award shall be in an amount equal to the number of Seller Shares subject to the unvested portion of the PSU Award as of the Closing Date, assuming target performance, multiplied by the Conversion Price. With respect to each outstanding cash long-term incentive award (a “Cash Award”), the Replacement Award shall be in an amount equal to the unvested portion of the Cash Award as of the Closing Date, assuming target performance. If the holder of a Replacement Award terminates employment with the Purchaser or its Affiliates or Subsidiaries prior to a payment date of a Replacement Award, his or her unpaid Replacement Awards shall be forfeited, unless such termination is due to the Business Employee’s death, disability, retirement, or termination without cause by the Purchaser or its Affiliate or Subsidiary (to the extent applicable, in each case as defined in the applicable award agreement), in which case payment of such individual’s entire Replacement Award shall become vested on the date of such termination. Payment of the Replacement Awards, less all applicable taxes and social charges, to the holders thereof shall be made by the Purchaser in accordance with the original payment schedule contemplated by the applicable Equity Awards (after giving due consideration to whether that payment schedule would be accelerated due to the reason for termination under the terms of the original Equity Award) (or, in the case of the Option Awards, the original vesting schedule) (each such date, a “Payment Date”). The Seller shall, not later than ten (10) Business Days prior to each Payment Date, remit to the Purchaser a cash sum equal to the value of the Replacement Awards to be paid on such Payment Date, plus an amount to fund applicable employment taxes and social charges. Should any holder of a Replacement Award terminate employment with the Purchaser or its Affiliates between such payment by the Seller and the applicable Payment Date under circumstances requiring forfeiture of the applicable Equity Award, the Purchaser will repay the Seller the value of such terminated holder’s forfeited Replacement Awards plus the amount to fund applicable employment taxes and social charges within ten (10) Business Days following the applicable Payment Date. The Seller will make available to the Purchaser, within twenty (20) Business Days following the execution of this Agreement, a list of the Equity Awards.
(b)     The Seller shall remain responsible for payments in connection with equity awards of Business Employees granted under the Rockwood Equity Plans (the “Rockwood Equity Awards”) that were exchanged, pursuant to the Agreement and Plan of Merger dated July 15, 2014 between the Seller, Albemarle Holdings Corporation and Rockwood Holdings, Inc., for a right to receive payment in cash (the “Cash Exchange Payments”). Not less than ten (10) Business Days prior to the date on which the remaining unpaid Cash Exchange Payments become due, the Seller will pay the Purchaser the amount of the Cash Exchange Payments plus an amount to fund applicable employment taxes and social charges, but only to the extent not to be borne by the respective Business Employee and withheld from the Cash Exchange Payment. The Purchaser shall, promptly upon receiving such payment and no later than the date upon which the Cash Exchange Payments become due to the Business Employees, pay each relevant Business Employee his or her Cash Exchange Payment, less all applicable taxes and social charges.
(c)     With respect to the payments to be made under this Section 6.04, the Purchaser shall procure that it or the applicable Acquired Company, as the case may be, fulfills any obligation, in particular withholding and payment obligations, under the applicable social security and Tax law in respect of the payment of the Cash Exchange Payments, in accordance with the Seller’s instructions. The Seller shall not be obliged to indemnify the Purchaser from any Taxes, losses, costs or expenses resulting from any failure (i) to correctly file any social security contribution or Tax declaration, or (ii) to pay over the correct amounts to the applicable Governmental Authority, (to the extent the actions set forth in the preceding clauses (i) and (ii) are not consistent with the Seller’s instructions in respect of the amounts to be filed or paid, as applicable, and the information to be included in the applicable Tax declaration), or (iii) late remission of amounts timely received from the Seller of Replacement Awards to the relevant Business Employees.
SECTION 6.05. Payroll Administration. During the period from the date of this Agreement to the Closing, if requested by the Purchaser, the parties shall cooperate in good faith and use their respective commercially reasonable efforts to cause, at the cost of the Purchaser, the Acquired Companies to maintain their own payroll administration or the transition of such payroll administration from the Seller and its Affiliates to the Purchaser or an Affiliate thereof.

SECTION 6.06. Notifications. The Seller and the Purchaser and their respective Affiliates shall cooperate in good faith to determine whether any information, consultation and notification may be required under any worker notification Laws applicable to any Business Employees or employee representative bodies (if any) arising in connection with the transactions contemplated by this Agreement and shall honor their respective obligations resulting therefrom. The Purchaser and its Affiliates shall assume all obligations and Liabilities for the provision of notice or payment in lieu of notice or any applicable penalties with respect to the Business Employees under such worker notification Laws arising as a result of actions taken by the Purchaser and its Affiliates after the Closing. The Seller shall retain or assume all obligations and Liabilities for the provision of notice or payment in lieu of notice or any applicable penalties with respect to the Business Employees under such worker notification Laws arising as a result of actions taken by the Seller on or prior to the Closing.

SECTION 6.07. No Other Rights. The provisions of this Article VI are solely for the benefit of the parties to this Agreement, and no employee of the Seller, the Purchaser or any of their respective Affiliates (including any legal representative, beneficiary or dependent thereof) shall be regarded for any purpose as a third‑party beneficiary of this Agreement, and no provisions of this Article VI shall create any rights or remedies in respect of any such persons. Subject to any requirement of applicable Law, nothing contained herein, express or implied, shall (i) confer upon any Business Employee or, if applicable, any legal representative thereof, any right to continued employment for any period of time, or preclude the ability of the Purchaser or its Affiliates to terminate the employment of any Business Employee at any time and for any reason, pursuant to local Law or otherwise, (ii) prevent the amendment, modification or termination of any Acquired Company Benefit Plan or any employee benefit or compensation plan or agreement of the Purchaser or its Affiliates in accordance with its terms after the Closing, or (iii) constitute an amendment to or any other modification of any Acquired Company Benefit Plan, Seller Benefit Plan or any employee benefit or compensation plan or agreement of the Purchaser or its Affiliates.

SECTION 6.08. Cooperation. The Seller shall ensure that, not later than immediately prior to the Closing Date: (a) those individuals set forth on Section 6.08 of the Disclosure Schedule are not employed by Acquired Companies, and the Purchaser, its Affiliates, and the Acquired Companies shall have no Liability in respect of such individuals, including any Liability arising from or related to such employment transfer and (b) the Business Employees, on the one hand, and the non-Business Employees who are employed by the Seller or the other Retained Companies, on the other hand, occupy separate work locations, unless the Seller and Purchaser agree that such separation is unnecessary. The Seller and the Purchaser shall at the sole cost and expense of the Seller take all reasonably necessary steps to address the foregoing, including, without limitation, with respect to clause (b) of this Section 6.08, the inclusion of any shared work locations as appropriate in the Transition Services Agreement.

        SECTION 6.09. Synergy Bonuses. The Seller shall pay the Purchaser an amount equal to the aggregate amount earned in respect of the synergy bonuses set forth in Section 6.09 of the Disclosure Schedule (the “Synergy Bonuses”), as determined by the Seller, plus an amount to fund applicable wage and other employment taxes and social charges, but only to the extent not to be borne by the respective Business Employee and withheld from the Synergy Bonus payment, as soon as administratively practicable after the Synergy Bonuses have been determined but no later than 15 Business Days prior to the date upon which they become due. The Purchaser shall, promptly upon receiving such payment and so long as such payment is received prior to the date upon which the Synergy Bonuses become due to the Business Employees, no later than such date, pay each relevant Business Employee his or her Synergy Bonus, less all applicable taxes and social charges. The Purchaser shall procure that it or the applicable Acquired Company, as the case may be, fulfills any obligation, in particular withholding and payment obligations, under the applicable social security and Tax law in respect of the payment of the Synergy Bonuses. The Seller shall indemnify the Purchaser Indemnitees from all Indemnifiable Losses arising out of the obligations of the Purchaser under this Section 6.09; provided, that the Seller shall not be obligated to indemnify the Purchaser Indemnitees from any Indemnifiable Losses resulting from any failure (i) to timely remit in respect of amounts timely received from the Seller Synergy Bonuses to the relevant Business Employees, (ii) to correctly file any social security contribution or Tax declaration or (iii) to pay over the correct amounts to the applicable Governmental Authority, to the extent that the actions set forth in the preceding clauses (ii) and (iii) are not consistent with the Seller’s instructions clearly specifying the amounts to be filed or paid, as applicable.

SECTION 6.10. Employee Schedule. The Seller shall, not later than twenty (20) Business Days following execution of this Agreement, make available to the Purchaser a schedule including, to the extent permitted by Law, each Business Employee, the legal entity employing such Business Employee, his or her employment location, hire date, employment status, full or part-time status, exempt/non-exempt status, job function and department, job title, annual base salary in local currency, long-term incentive arrangements, type of bonus plan, bonus participation level as a percentage of base salary, and annual vacation day eligibility.

ARTICLE VII

TAX MATTERS

SECTION 7.01. Tax Returns and Payment of Taxes.

(a)    The Seller shall prepare and timely file, or cause to be prepared and timely filed, all federal, state, local and non‑U.S. Tax Returns in respect of the Acquired Companies that are:

(i)    required to be filed (taking into account any applicable extensions) on or before the Closing Date;

(ii)    Seller Consolidated Tax Returns; or

(iii)    RSGG Pre-Closing Tax Returns.

(b)    Except as otherwise provided herein, after the Closing, the Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed in respect of the Acquired Companies that are Separate Returns or are not otherwise required to be filed or caused to be filed by the Seller under Section 7.01(a), and such Tax Returns, if with respect to a Pre-Closing Tax

Period or a Straddle Period shall be prepared on a basis reasonably consistent with the past practices of the Acquired Companies and the Selling Entities, as applicable, except as otherwise required by applicable Tax Law. The Purchaser shall pay or cause to be paid any and all Taxes shown as due on or otherwise imposed in respect of Acquired Company Separate Returns and any other Tax Returns filed by the Purchaser pursuant to this Section 7.01(b). The Purchaser, its Affiliates and the Acquired Companies shall not, without the prior written consent of the Seller (which shall not be unreasonably withheld, delayed or conditioned), (i) amend, re-file or otherwise modify, or cause or permit an Affiliate to amend, re-file or otherwise modify, any Tax election or Tax Return, or Tax item that would be reflected on a Tax Return, with respect to any Pre-Closing Tax Period or Straddle Period, or (ii) agree to any waiver or extension of the statute of limitations relating to Taxes with respect to any Acquired Company for a Pre-Closing Tax Period or a Straddle Period.

(c)    Any Tax Return of an Acquired Company for a Straddle Period or Pre‑Closing Tax Period shall, to the extent permitted by applicable Law, be filed on the basis that the relevant taxable period ended as of the close of business on the Closing Date. If any Acquired Company is permitted but not required under applicable U.S. federal, state, or local or foreign Income Tax Laws to treat the Closing Date as the last day of a taxable period, then the parties hereto shall treat such day as the last day of a taxable period under such applicable Tax Law.

(d)    With respect to any Tax Return for a Pre-Closing Tax Period or a Straddle Period required to be filed by the Purchaser or one of its Affiliates under Section 7.01(b), the Purchaser shall deliver to the Seller for its approval, at least 30 days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), a statement setting forth the amount of Tax for which the Seller is responsible under this Article VII and a copy of such Tax Return, together with any additional information that the Seller may request. The Seller shall have the right to review such Tax Return, statement and additional information, if any, prior to the filing of such Tax Return, and the Purchaser shall reflect on such Tax Return any reasonable comments submitted by the Seller at least 15 days prior to the due date of such Tax Return.

(e)    With respect to any Tax Return for a Pre-Closing Tax Period or a Straddle Period required to be filed by the Seller or one of its Affiliates under Section 7.01(a), the Seller shall deliver to the Purchaser for its approval, at least 30 days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), a statement setting forth the amount of Tax for which the Purchaser is responsible under Section 7.02 and a copy of such Tax Return (to the extent relating to the Acquired Companies) together with any additional information that the Purchaser may request. The Purchaser shall have the right to review such Tax Return, statement and additional information, if any, prior to the filing of such Tax Return, and the Seller shall reflect on such Tax Return any reasonable comments submitted by the Purchaser at least 15 days prior to the due date of such Tax Return.

(f)    In the case of any Straddle Period:

(i)    The periodic Taxes that are not based on income or receipts (e.g., property Taxes) for the Pre-Closing Tax Period shall be computed based upon the ratio of the number of days in the Pre-Closing Tax Period and the number of days in the entire Tax Period; and

(ii)    Taxes for the Pre-Closing Tax Period, other than Taxes described in clause (i) above, shall be computed as if such Tax Period ended as of the close of business on the Closing Date and, in the case of any Taxes attributable to the ownership of any equity interest in any partnership, disregarded or other “flowthrough” entity, as if the Tax Period of such partnership, disregarded or other “flowthrough” entity ended as of the close of business on the Closing Date. For the avoidance of doubt, any Taxes attributable to a Section 338 Election shall be taken into account in the Pre-Closing Tax Period.

SECTION 7.02. Tax Indemnities.

(a)    From and after the Closing, the Seller agrees to indemnify the Purchaser and the Acquired Companies for any Excluded Taxes and for Taxes for Post-Closing Tax Periods resulting from the breach (determined without giving effect to any qualification as to “materiality” or words of like meaning set forth therein) of any representation or warranty set forth in clause (i) or clause (n) of Section 3.15 (including the costs and expenses of any and all Actions, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys, accountants, and consultants and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder) (“Seller Tax Losses”); provided, however, that the Seller shall not indemnify, defend or hold harmless the Purchaser or any of its Affiliates (including the Acquired Companies) from any liability in excess of 50% of the liability for Conveyance Taxes imposed in connection with, or otherwise relating to, the transactions contemplated by this Agreement (other than the Restructurings) or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement; and provided, further, that the Seller shall indemnify, defend or hold harmless the Purchaser or any of its Affiliates (including the Acquired Companies) from Seller Tax Losses only if and to the extent that the respective Excluded Taxes have not been paid to the competent Taxing Authority (A) by a Retained Company or (B) prior to the Closing.

(b)    The Purchaser shall indemnify, defend and hold the Seller and its Affiliates harmless from and against all (i) Acquired Company Taxes and (ii) Tax liabilities attributable to a Purchaser Tax Act (including, in each case, the costs and expenses of any and all Actions, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder) (“Purchaser Tax Losses”).

(c)    If and to the extent the Seller indirectly holds less than 100% of the relevant Acquired Company as of the close of business on the day immediately preceding the Closing Date, the Tax Indemnification Claim shall be limited to the total amount to be indemnified multiplied by the Seller’s indirect shareholding percentage as of the close of business on the day immediately preceding the Closing Date.

(d)    Payment by the indemnitor of any amount due under this Article VII shall be made no later than 30 days following written notice by the indemnitee that payment of such amounts to the appropriate Tax authority or other appropriate party is due; provided, that in each case, the indemnitor shall not be required to make any payment earlier than two days before it is due to the appropriate Tax authority or other party. In the case of a Tax that is contested in accordance with the provisions of Section 7.03 (other than a Tax contested in any administrative or judicial proceeding in which the Tax contested must be paid prior to or upon commencement of such proceeding), payment of the Tax to the appropriate Tax authority will not be considered to be due earlier than the date of a Final Determination. On request of the Seller, the Purchaser shall provide to the Seller any document, information or data which may enable the Seller to review the validity of a Tax Indemnification Claim or other indemnification request. On request of the Seller, the Purchaser shall, and shall ensure that the relevant Acquired Company does, grant a power of attorney to the Seller and/or a counsel of its own choice, to make an application to the relevant Taxing Authority for a deferred payment date. If a Tax case is still open but Taxes are due and payable, any indemnification payment shall be considered as an advanced payment and if subsequently the Tax for which the advanced payment has been made is reduced by way of Tax assessment or otherwise lowered, the difference between the higher advanced payment and the lower Tax liability shall be without undue delay reimbursed to the indemnitor, including all interest related thereto.

(e)    The parties will use their respective commercially reasonable efforts to resolve all disputes and disagreements connected with their respective rights and obligations under this Article VII. In the event of any dispute or disagreement with respect to this Article VII (a “Tax Matters Dispute”) between the Purchaser (or any Affiliate thereof) and the Seller (or any Affiliate thereof), the Tax departments of the parties hereto (and their advisers if requested) shall negotiate in good faith to resolve the Tax Matters Dispute for 30 days. In the event that such good faith negotiations do not resolve the Tax Matters Dispute (other than a High-Level Dispute (unless otherwise consented to by the parties hereto in their sole discretion)), the parties hereto shall appoint a Tax Advisor to resolve such dispute. In this regard, the Tax Advisor shall make determinations with respect to the disputed items based solely on representations and factual submissions made by the Purchaser and the Seller and their respective representatives, and shall not conduct an independent review, and shall be required to make a determination in favor of one party only. The parties hereto shall require the Tax Advisor to resolve any Tax Matters Dispute no later than 30 Business Days after submission of such dispute to the Tax Advisor, but (unless otherwise mutually agreed) in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Tax Advisor with respect thereto shall be final, conclusive and binding. The Tax Advisor shall resolve any and all Tax Matters Disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with past practices of the Acquired Companies, except as otherwise required by applicable Law. The parties hereto shall require the Tax Advisor to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Tax Advisor shall be paid by the non-prevailing party. The procedures set forth in this Section 7.02(e) regarding the resolution of disputes by a Tax Advisor shall not apply to High-Level Disputes (unless otherwise consented to be the parties hereto in their sole discretion).

(f)    If (A) an adjustment is made by a Taxing Authority in respect of a Pre-Closing Tax Period that increases the aggregate amount of Taxes indemnified against by the Seller under this Section 7.02 and decreases the Tax liability of the Purchaser or its Affiliates (including one or more of the Acquired Companies) for a Post-Closing Tax Period, or (B) the Purchaser or any Acquired Company (or any Affiliate thereof) receives the benefit of a deduction or other Tax item (other than basis and/or related cost recovery deductions) that is attributable to any expense paid or loss incurred by the Seller or any other Retained Company, and such benefit is actually realized no later than the Tax year with respect to which such indemnification payment is made or the five (5) succeeding Tax years, such benefit to be determined consistent with Section 9.04(d), the Purchaser shall pay to the Seller the amount of such decrease or benefit, as the case may be, at the time such decrease or benefit is actually realized. For these purposes, a Tax Benefit shall be deemed to have been “actually realized” to the extent that, and at such time as, the amount of Taxes payable (including Taxes payable on an estimated basis) by the Purchaser or any Acquired Company (or any Affiliate thereof) is reduced below the amount of Taxes that such Person would be required to pay but for the receipt of the benefit of the deduction or other Tax item (other than basis and/or related cost recovery deductions) that is attributable to any expense paid or loss incurred by the Seller or any other Retained Company.

(g)    Notwithstanding anything to the contrary set forth in this Agreement, each party hereto shall be entitled to make a claim under this Section 7.02 only if such party is reasonably claiming that the Taxes for which the other party (or any of its Affiliates) must provide an indemnity under this Section 7.02 exceed, together with all other claims made under this Section 7.02, the amount of $100,000, provided, that if such claim exceeds such threshold, then the indemnifying party shall be liable for the entire amount of such claim.

(h)    No indemnity shall be payable under this Article VII by the Seller or its Affiliates with respect to Purchaser Tax Losses and Taxes (A) that have been paid by the Seller or its Affiliates to the appropriate Taxing Authority prior to the Closing Date, (B) to the extent of amounts, if any, that are reflected on the Final Closing Statement or the Acquired Company Financial Statements as liabilities, (C) for which a Tax Benefit (not otherwise reflected in the Acquired Company Financial Statements or taken into account in determining the Purchase Price) of an Acquired Company is carried over from a Pre-Closing Tax Period to a Post-Closing Tax Period and can be utilized no later than the Tax year with respect to which such indemnification payment would be made, or the five succeeding Tax years (such benefit to be determined consistent with Section 9.04(d)), to set off or use against any liability for such Taxes of the same type and character to which such Tax Benefit relates, or (D) that result from any change enacted after the Closing Date in the applicable Tax rates with respect to any Pre-Closing Tax Period. Payments under this Article VII shall be limited to the amount of any liability or damage that remains after deducting therefrom any indemnity, contribution or other similar payment recoverable by the indemnified party or any Affiliates of the indemnified party from any third party with respect thereto.

SECTION 7.03. Tax Contests.

(a)    Each party hereto shall promptly notify the other party in writing (a “Notification”) after receipt of notice of any pending or threatened audits, assessments or proceedings with respect to Taxes for which the other party (or any of its Affiliates) is liable in whole or in part under Section 7.02 (a

“Tax Claim”). Failure to give such Notification shall not relieve the indemnifying party from liability under Section 7.02, except if and to the extent that the indemnifying party is actually prejudiced thereby. With respect to any Tax Claim relating to amounts indemnified against by the Seller or affecting a Seller Consolidated Tax Return or a RSGG Pre-Closing Tax Return, the Seller shall control any such Tax Claim with respect to a Seller Consolidated Tax Return, and shall be entitled to direct the Purchaser (and the Purchaser shall follow such direction) with respect to the conduct of all proceedings and may make all decisions taken in connection with any other such Tax Claim (including selection of counsel), and, without limiting the foregoing, may, in Seller’s sole discretion, pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in Seller’s sole discretion, either pay the applicable Tax liability and sue (with respect to a Seller Consolidated Tax Return) or direct the Purchaser to sue (with respect to any other such Tax Claim) for a refund or contest the Tax Claim; provided, that the Seller shall not settle or direct the settlement of such Tax Claim, to the extent the underlying Taxes are Acquired Company Taxes or such settlement could reasonably be expected to result in Acquired Company Taxes, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned; provided, further, that Seller may settle and direct settlement of any Tax Claim regarding a Seller Consolidated Tax Return. In the case of Tax Claims controlled or directed by Seller, the Seller shall notify the Purchaser of any material development, provide the Purchaser with copies of all material notices and keep the Purchaser reasonably informed as to the conduct of proceedings in connection with any such Tax Claim with respect to a Seller Consolidated Tax Return. In the case of Tax Claims controlled or directed by Purchaser, the Purchaser shall notify the Seller of any material development, provide the Seller with copies of all material notices and keep the Seller reasonably informed as to the conduct of proceedings in connection with any such Tax Claim; provided, further, that the Seller, at its sole cost and expense, shall have the right to participate in any proceeding with respect to such Tax Claim. If the Seller fails to agree to undertake the direction or defense of or settle or pay any Tax Claim for which the Seller is responsible within 45 days after the Purchaser has given written notice to the Seller of the claim, then the Purchaser may (but shall not be required to) take any and all necessary action to dispose of such claim at the sole cost, expense and risk of the Seller; provided, however, that in no event shall the Purchaser settle such claim without the prior consent of the Seller, such consent not to be unreasonably withheld, delayed or conditioned. The Seller and the Purchaser may jointly participate in all proceedings in connection with (A) any Tax Claim relating to Taxes for any Straddle Period and (B) any Tax Claim which may result in a liability both for the Seller and the Purchaser, but the party which would bear the burden of the greater portion of the adjustment to Taxes shall control such proceeding.  The costs incurred by the Seller and the Purchaser in connection with such proceedings described in the immediately prior sentence shall be borne by the Seller, on the one hand, and the Purchaser, on the other hand, in proportion to their liability for the Taxes asserted in the Tax Claim, and neither the Seller nor the Purchaser shall settle or compromise any such Tax Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)    The Purchaser, the Acquired Companies and each of their respective Affiliates, on the one hand, and the Seller and its respective Affiliates, on the other hand, shall cooperate in contesting any Tax Claim, which cooperation shall include the retention and, upon request, the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. The Purchaser and the Seller, and their respective Affiliates, shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.03(b).

SECTION 7.04. Classification Elections. Notwithstanding anything herein to the contrary, the Seller shall have the right, in its sole discretion, with prior written notice to the Purchaser, to cause an election pursuant to Treasury Regulation Section 301.7701-3 to be filed, effective from a date on or prior to the Closing Date, to cause any Acquired Company or RSGG Retained Subsidiary to be treated as a disregarded entity, corporation or partnership for U.S. federal Tax purposes.

SECTION 7.05. Refunds. (a) The Seller and the Selling Entities shall be entitled to retain, or receive prompt payment from the Purchaser or any of its Subsidiaries or Affiliates (including the Acquired Companies) with respect to any refund, credit, offset or other similar benefit received or realized with respect to (i) Taxes indemnified against by the Seller, or (ii) other Excluded Taxes. In connection with the foregoing, if the Seller determines that any of the Acquired Companies is entitled to file or make a formal or informal claim for a refund of Taxes (including by filing an amended Tax Return) with respect to a Pre‑Closing Tax Period or otherwise on account of Taxes paid or indemnified against by the Seller, the Seller and the Selling Entities shall be entitled to file or make, or to request that the Purchaser cause the applicable Acquired Company (or other relevant Affiliate of the Purchaser) to file or make, such formal or informal claim for refund. Notwithstanding anything to the contrary in this Agreement, the Seller shall be entitled to control the prosecution of any outstanding claim for refund (including any such claim made prior to the Closing) with respect to a Pre‑Closing Tax Period, at the sole cost and expense of the Seller; provided, however, that for claims filed after the Closing, the Purchaser may decline to permit such claim if the Purchaser reasonably determines that such claim will have an adverse Tax consequence for a Post-Closing Tax Period on the Purchaser, the Acquired Companies or their respective Affiliates unless such adverse Tax consequence is indemnified against by Seller; and provided, further, that the Seller shall notify the Purchaser of any material development, provide the Purchaser with copies of all material notices and keep the Purchaser reasonably informed as to the conduct of proceedings in connection with any such claim for refund filed after the Closing. The Purchaser will cooperate, and cause its Affiliates to cooperate, with respect to such claim for refund, and will pay, or cause the relevant Affiliate to pay, to the Seller the amount of any Tax Benefit received or realized (as reflected by an actual and current cash benefit or reduction in Taxes paid) including by credit or offset by the Purchaser or any Affiliate thereof (including any Acquired Company), including interest received from any Taxing Authority, but net of any cost or expenses incurred with respect thereto by the Purchaser, the Acquired Companies or their Affiliates, within five (5) days of receipt (or realization) thereof. The Purchaser and the Acquired Companies shall be entitled to retain, or receive prompt payment from the Seller with respect to, any refund, credit, offset or other similar benefit received or realized with respect to Taxes attributable to any Acquired Company that were paid by the Purchaser or any of its Subsidiaries or Affiliates (including the Acquired Companies) after the Closing Date (other than Taxes indemnified against by the Seller).

(b)    To the extent permitted by applicable Law, the Acquired Companies and the Purchaser shall not, and shall not make an election to, carry back losses, credits and similar items of an Acquired Company from any Straddle Period or Post-Closing Tax Period to a Pre‑Closing Tax Period. With respect to any item for which an election not to carry back cannot be made, any refund actually received by a Retained Company (net of any cost, Tax or other reasonable expense incurred or paid by the Retained Companies in connection with obtaining or receiving such refund) that is attributable to the carryback of such item shall be the property of, and shall be paid over promptly to, the Purchaser.

SECTION 7.06. Conveyance Taxes. The Purchaser and the Seller each shall be liable for 50% of Conveyance Taxes in respect of transactions contemplated by this Agreement except for the Restructurings. Without limiting the foregoing, any Conveyance Taxes imposed upon, or payable or collectible or incurred in connection with, this Agreement or the transactions contemplated hereby shall be paid by the party upon which such Conveyance Taxes are imposed and, if and to the extent such Conveyance Taxes are imposed on a Selling Entity or any other Retained Company, the Purchaser shall fully reimburse and indemnify the party paying such Conveyance Taxes for the Purchaser’s 50% share of all such Conveyance Taxes, and if and to the extent such Conveyance Taxes are imposed on the Purchaser or any Acquired Company, the Seller shall fully reimburse the party paying such Conveyance Taxes for the Seller’s 50% share of all such Conveyance Taxes; such indemnification to be made not less than two (2) Business Days before the date payment of the Conveyance Taxes is due to the applicable Governmental Authority; provided, however, that the Seller shall be responsible for and pay Conveyance Taxes resulting from the Restructurings.

SECTION 7.07. Miscellaneous.

(a)    With respect to any Acquired Company, the Purchaser shall not (i) cause an election pursuant to Treasury Regulation Section 301.7701-3 to be filed effective from a date on or prior to two (2) days after the Closing Date or (ii) make or change any other election with respect to Taxes for a Pre-Closing Tax Period or a Straddle Period, that would reduce any Tax asset of Seller or any of its Affiliates.

(b)    On the Closing Date, all Tax sharing agreements and arrangements between any Acquired Company, on the one hand, and the Seller or any of the other Retained Companies, on the other hand, shall be terminated effective as of the close of business on the Closing Date, and, after the Closing Date, no additional payments shall be made thereunder with respect to any taxable period, whether in respect of a redetermination of Liabilities for Taxes or otherwise, except as may be required by applicable Law. The Selling Entities and the Purchaser shall take all steps necessary to ensure that each such termination is effective in the manner described above.

(c)    The Purchaser and the Seller shall each provide the other with such information and records, and make such of its officers, directors, executives, employees and agents available, as may reasonably be requested by such other party in connection with the preparation of any Tax Return or the conduct of any audit or other proceeding relating to Taxes of the Acquired Companies or the Business for any Pre-Closing Tax Period or Straddle Period. The Purchaser shall, within the earlier to occur of 120 days after the end of the Seller’s last full Pre‑Closing Tax Period and 120 days after the Closing Date, prepare, or cause the Acquired Companies to prepare, in either case in a manner consistent with the Acquired Companies’ past practices, all Tax workpaper preparation packages reasonably necessary to enable the Seller and its Affiliates to prepare, or cause to be prepared, all Tax Returns that the Seller is obligated to prepare, or cause to be prepared, under this Agreement. Notwithstanding anything herein to the contrary, the Seller and its Affiliates shall not be required to provide the Purchaser with a copy of, or otherwise disclose the contents of, any Seller Consolidated Tax Return to the extent such Tax Return relates to the Seller or other Retained Companies.

(d)    Indemnification for any and all Tax matters and the procedures with respect thereto shall be governed exclusively by this Article VII. For the avoidance of doubt, (i) the Seller and its Affiliates shall not be required to indemnify or hold harmless the Purchaser or its Affiliates for Taxes imposed as a result of or arising out of the breach of any representation or warranty set forth in Section 3.15, except to the extent that such Taxes are imposed with respect to Pre-Closing Tax Periods (other than with respect to the representations made pursuant to clauses (i) or (n) of Section 3.15) and, under this Article VII, are expressly to be indemnified against, and (ii) shall have no responsibility or obligation to indemnify the Purchaser or any of its Affiliates for the loss or other disallowance of net operating losses, credits or other Tax Benefits except to the extent the loss or other disallowance of such Tax Benefits results in the actual payment after the Closing of Excluded Taxes in respect of Pre-Closing Tax Periods expressly to be indemnified against under this Article VII.

(e)    The parties hereto agree that, except to the extent provided in Section 7.08, no election or elections under Section 336(e) or Section 338 of the Code (or under any similar state, local, or non‑U.S. Tax law) shall be made by any party with respect to or in connection with any of the transactions contemplated by this Agreement.

(f)    During the period beginning on and including the Closing Date and ending on and including the last day of the taxable year of such Acquired Company for U.S. federal income tax purposes that includes the Closing Date, the Purchaser and its Affiliates (including the Acquired Companies) shall not cause or permit any Acquired Company that has been a “controlled foreign corporation” within the meaning of Section 957 of the Code at any time prior to the Closing to (i) declare or pay a dividend, or (ii) engage in any transaction outside the ordinary course of business (other than any such transaction that was subject to a binding contract or other commitment prior to the Closing) if such dividend or transaction would impact the amount or character of any Selling Entity’s gain under Section 1248 of the Code, or the amount of the Seller’s or any Selling Entity’s deemed-paid foreign taxes within the meaning of Section 902 of the Code that are associated with any pre-Closing dividend or such gain under Section 1248 of the Code. The Purchaser and its Affiliates shall cause the corporate existence of RSGG and Chemetall to be maintained through January 1, 2017 and shall not cause or permit any sale or other transfer by RSGG of shares of Chemetall to occur on or prior to December 31, 2016.

(g)    Notwithstanding any provision in this Agreement to the contrary, the covenants, obligations and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force until the later of (i) the date that is 30 days after the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof) or

(ii) the date that is three (3) months after the relevant company has received a Tax assessment notice from a Taxing Authority to which such covenant, obligation or agreement is applicable; provided, however, that the representations and warranties set forth in Section 3.15 shall not surviving the Closing except that those set forth in clauses (i) and (n) shall survive for the period that is 30 days after the expiration of the applicable statute of limitations for Taxes in respect of the first Taxable year of each Acquired Company ending after the Closing.

(h)    Notwithstanding anything to the contrary set forth in this Agreement, if one party hereto makes a payment on account of Taxes or a Make-Whole Payment to another party hereto under this Agreement, including with respect to a Tax indemnified against, and the amount of such payment, because of an amended Tax Return, Taxing Authority adjustment, Final Determination, carryover of a Tax item or otherwise, would be increased or decreased if computed at a later date, at the written request of either party hereto, the parties hereto shall recompute such payment at such later date and an appropriate adjusting payment shall be made between the parties hereto promptly following such recomputation.

(i)    Any indemnification payments under this Agreement (including pursuant to Article VII and Article IX) shall be treated as a Purchase Price adjustment in respect of the entity to which such adjustment relates, to the extent permitted by applicable Law.

(j)    All indemnification payments under this Agreement (including pursuant to Article VII and Article IX) shall be made by the Seller or one of the Selling Entities directly to the Purchaser and by the Purchaser directly to the Seller or one of the Selling Entities; provided, however, that if the parties mutually agree with respect to any such indemnification payment, any Affiliate of one party, on the one hand, may make such indemnification payment to any Affiliate of the other party, on the other hand, and vice versa.

SECTION 7.08. Section 338 Elections.

(a)    Solely to the extent requested by the Purchaser, and in accordance with the procedures set forth in this Section 7.08, the Purchaser (or the appropriate Designated Affiliate) and the Seller, Chemetall Corp. and any other required Affiliate of the Seller shall join in making a valid election under Section 338(h)(10) of the Code (the “Section 338(h)(10) Election”), and any equivalent election under state, local or non-U.S. Tax Law, with respect to the purchase by the Purchaser, pursuant to this Agreement, of the Chemetall US Shares, and, if Purchaser so elects, a valid election under Section 338(g) of the Code (and any equivalent election under state, local or non-U.S. Tax Law) with respect to any non-U.S. Subsidiary of Chemetall US (such elections, collectively with the Section 338(h)(10) Election, the “Section 338 Elections”).

(b)    The Purchaser shall notify the Seller, no later than 60 days after the Closing Date, whether the Purchaser is considering requiring one or more Section 338 Elections, and, if it is considering requiring one or more Section 338 Elections, the Purchaser shall notify the Seller by such date (i) as to whether such elections will include any state, local or non-U.S. election or any election under Section 338(g) of the Code with respect to any non-U.S. Subsidiary of Chemetall US, and (ii) as to the Purchaser’s proposed determination of the aggregate deemed sales price (or any corresponding concept under applicable state, local or foreign Law) at which Chemetall US is deemed to have sold its assets for applicable Tax purposes as a result of the Section 338(h)(10) Election and (iii) the allocation of that amount among the assets of Chemetall US for applicable Tax purposes, subject to adjustment to reflect adjustments under Section 2.07.

(c)    The Seller shall have 60 days following the delivery of such notice and proposed determination to provide the Purchaser with (i) any proposed revisions to such proposed determination and allocation, (ii) the calculation of the Seller’s additional Tax cost that would result from the Section 338 Elections, determined on a with and without basis, and (iii) the Seller’s calculation of the additional amount that the Purchaser (or its Designated Affiliate) would need to pay the Seller in order for the Seller’s after-tax proceeds from the sale of the Chemetall US Shares and receipt of the Make-Whole Payment with the Section 338 Elections to be the same as the Seller’s after-tax proceeds from such sale without the Section 338 Elections (the “Make-Whole Payment”); provided, however, that. the Purchaser and the Seller agree that the calculation difference between such after-tax proceeds with the Section 338 Elections and such after-tax proceeds without the Section 338 Elections will take into account the availability of deductions or Tax Benefits to the Seller and its Affiliates in the taxable year that includes the Closing Date that would be expected to reduce the Tax imposed for such year with respect to the sale of the Chemetall US Shares and any deemed transactions relating thereto, in each of the “with” and “without” scenarios, and this calculation shall not take into account any deductions or Tax Benefits that may be actually utilized or realized in a future taxable period. Without limiting the generality of the foregoing, if the Seller is unable to use a capital loss or similar Tax Benefit to offset income or gain arising from the sale of the Chemetall US Shares and any deemed transactions relating thereto, the calculation of the Make-Whole Payment shall be increased to reflect the inability of the Seller to use such capital loss or similar Tax Benefit to reduce taxable income for the taxable year that includes the Closing Date.

(d)    At the request of either the Purchaser or the Seller, the amount of the Make-Whole Payment and related items shall be computed or confirmed by a Tax Advisor appointed by the parties hereto and such Tax Advisor shall resolve all issues referred to it no later than 180 days after the Closing Date. The Purchaser shall bear the costs and expenses of such Tax Advisor and any reasonable out of-pocket expenses related thereto, regardless of whether the Purchaser decides to require Section 338 Elections. The amounts and allocations so determined, including the Make-Whole Payment, shall be binding upon the Purchaser and the Seller; provided, however, that such amounts and allocations shall be adjusted as required by Section 7.07(h).

(e)    The Purchaser may, in its sole discretion, following such procedures, determine whether to require the Section 338 Elections.

(f)    If the Purchaser determines to so require Section 338 Elections:

(i)    the Seller shall, and shall cause its Affiliates to, execute and provide to the Purchaser all documents required to make the Section 338 Elections, including IRS Form 8023, IRS Form 8883 (reflecting the allocations agreed to pursuant to the above procedures), copies of which shall be filed by the Purchaser and the Seller on their respective Tax Returns as required by applicable Tax Law, and any state, local or non-U.S. forms or documentation required by applicable Tax Law in connection with the Section 338 Elections;

(ii)    the Purchaser and the Seller shall file, and shall cause their respective Affiliates to file, all Tax Returns in a manner consistent with the allocations agreed to pursuant to the above procedures and the Section 338 Elections and shall not take any position in any Tax Return, Tax proceeding or audit that is inconsistent with the foregoing; and

(iii)    the Purchaser will pay the Make-Whole Payment to the Seller, no later than five Business Days following the filing of IRS Form 8023, as additional consideration for the Chemetall US Shares.

(g)    If the Purchaser determines not to make Section 338 Elections, the Section 338 Elections shall not be made, and the Purchaser shall have no obligation to pay the Make-Whole Payment to the Seller.

SECTION 7.09. China Tax Filing; Elections.

(a)    The Seller shall use commercially reasonable efforts to initiate and timely submit the initial filing documents as provided in Announcement 7, in the form and language required by Announcement 7 (the “Announcement 7 Documents”) to the respective PRC Taxing Authorities in charge of all of the Seller’s PRC subsidiaries. Before submission, the Seller shall provide drafts of the Announcement 7 Documents to the Purchaser and shall incorporate any reasonable comments provided promptly after receiving such drafts by the Purchaser to the Seller in writing. The Purchaser may provide the Seller a statement, separate from the initial filing documents prepared by the Seller, for the purpose of relief of the Purchaser’s withholding penalty under Announcement 7, and the Seller shall use commercially reasonable efforts to include such statement in its initial filing documents for submission to the relevant PRC Tax Authority. If and when submitted by the Seller, the Seller will provide a copy of the Announcement 7 Documents so submitted within ten (10) days after their submission along with evidence demonstrating such submission to the respective PRC Tax Authorities.

(b)    The Purchaser will immediately inform the Seller in writing about any request (e.g., additional documents, information or request of tax payment) raised by any Taxing Authority to the Purchaser or any Acquired Company in relation to the Announcement 7. Any kind of information or direction provided by the Purchaser based on such a request has to be approved by the Seller before submission to any Taxing Authorities. The Purchaser therefore shall in writing provide the Seller with its proposed feedback before the submission to the Taxing Authorities, and the Seller shall cooperate with the Purchaser in preparing any required submission to the Taxing Authority. The Seller and Purchaser will support each other in fulfilling any information requests relating to Announcement 7 raised by a Taxing Authority.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions:

(a)Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct (without giving effect to any materiality or other similar qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to (A) prevent or materially delay the transactions contemplated by this Agreement, or (B) have a material and adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement; provided, that the representations and warranties of the Purchaser set forth in Sections 4.01 and 4.06 shall be so true and correct in all respects as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects.

(b)Officer’s Certificate of the Purchaser. The Seller shall have received a certificate signed on behalf of the Purchaser by a senior executive officer certifying that the condition set forth in Section 8.01(a) has been satisfied;

(c)Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated, and the non-U.S. competition Law approvals listed on Exhibit G shall have been obtained (and, to the extent relevant, shall remain in full force and effect);

(d)No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions;

(e)Restructurings. The Restructurings shall have been completed in accordance with Section 5.15; and

(f)Purchaser Closing Deliverables. Each of the items to be delivered by the Purchaser at Closing pursuant to Section 2.05 shall have been delivered to the Seller.

SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions:

(a)    Representations, Warranties and Covenants. (i) The representations and warranties of the Seller set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, that the representations and warranties of the Seller set forth in Sections 3.01, 3.02, 3.03 and 3.21 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); and (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects.

(b)    Absence of Certain Changes or Events. Since the date of this Agreement, there shall not have occurred any event, change, condition, occurrence or effect that, individually or in the aggregate, had a Material Adverse Effect;

(c)    Officer’s Certificate of the Seller. The Purchaser shall have received a certificate signed on behalf of the Seller by a senior executive officer certifying that the conditions set forth in Sections 8.02(a) and 8.02(b) have been satisfied;

(d)    Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated, and the non-U.S. competition Law approvals listed on Exhibit G shall have been obtained (and, to the extent relevant, shall remain in full force and effect);

(e)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions;

(f)    Restructurings. The Restructurings shall have been completed in accordance with Section 5.15; and

(g)    Seller Closing Deliverables. Each of the items to be delivered at Closing pursuant to Section 2.04 shall have been delivered to the Purchaser.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01. Survival of Representations, Warranties and Covenants. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for a period of 18 months after the Closing; provided, however, that the representations and warranties of the Seller set forth in Sections 3.01, 3.02, 3.03, 3.04(b) (clause (i) only) and 3.21 (the “Fundamental Representations”) and in Sections 3.09(b), 3.09(c) and 3.11 shall survive the Closing until 60 days following the expiration of the statute of limitations (taking into account any extensions or waivers thereof) applicable to the matter to which such representation and warranty relates, and the representations and warranties of the Seller set forth in Section 3.13 shall survive the Closing for a period of ten years after the Closing; provided, further, that the representations and warranties of the Seller set forth in Section 3.15 shall survive as set forth in Section 7.07(g). The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period”. Notwithstanding anything to the contrary set forth herein, in the event any claim is made within the Applicable Survival Period by a party seeking to be indemnified, the representation or warranty, covenant or agreement that is the subject of such indemnification claim, and the rights to indemnification with respect thereto, shall survive with respect to such claim until such claim is finally and fully resolved. None of the covenants or agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing and such surviving covenants and agreements shall survive the Closing only until the expiration of the term of the undertaking set forth in such covenants and agreements.

SECTION 9.02. Indemnification by the Seller. From and after the Closing, the Seller shall indemnify, defend and hold harmless, and pay on behalf of or reimburse, the Purchaser and the Purchaser Indemnitees against (a) any Indemnifiable Loss suffered or incurred by them as a result of, relating to or arising out of (i) any breach of any representation or warranty made by the Seller contained in this Agreement or any certificate delivered by the Seller pursuant hereto (which amount of such Indemnifiable Loss for the purposes of this Section 9.02(a)(i) shall, other than with respect to the representations and warranties with respect to fair presentation set forth in Sections 3.05(b) and 3.05(c), and with respect to the absence of a Material Adverse Effect in Section 3.07, be determined without giving effect to any qualification as to “materiality”, “Material Adverse Effect” or words of like meaning set forth therein), (ii) the breach of any covenant or agreement by the Seller contained in this Agreement, (b) any Restructuring Losses, (c) any Indemnifiable Loss suffered or incurred by them as a result of, relating to, or arising out of the Spin-Off of any of the Lithium Assets and Liabilities, to the extent such Indemnifiable Loss arises out of Section 133 para. 3 of the German Conversion Act (Umwandlungsgesetz), (d) any Indemnifiable Loss suffered or incurred by them as a result of, relating to or arising out of the DN Pension Insurance; provided that the Seller shall have no obligation to indemnify the Purchaser or the Purchaser Indemnitees for an Indemnifiable Loss pursuant to this Section 9.02(d) to the extent such Indemnifiable Loss arises out of a breach by an Acquired Company of any of its obligations set forth in a Participation Agreement entered into by an Acquired Company (the “DN Letter Indemnity”), (e) any Indemnifiable Loss suffered or incurred by them as a result of, relating to or arising out of (i) any Indebtedness of the Acquired Companies not repaid prior to, or in connection with, the Closing, (ii) any business of the Seller (other than the Business) or any of its Affiliates (other than the Acquired Companies), including the Retained Companies and the Retained Business, (iii) except for Liabilities expressly assumed by the Purchaser in this Agreement, any Seller Benefit Plan or any other compensation or benefit plan, program, agreement, contract, policy or arrangement of any kind maintained, sponsored or contributed to or required to be contributed to by the Seller or any of its Affiliates (including any Acquired Company) or with respect to which the Seller or any of its Affiliates (including any Acquired Company) has any current or contingent obligation or Liability, on account of or in connection with any period or occurrence preceding or including the Closing regardless of when arising, other than the Acquired Company Benefit Plans, (iv) participation in or withdrawal from the Steelworkers Pension Trust (including any additional Liability incurred on account of a mass withdrawal in accordance with Section 4219(c) of ERISA), (v) any Pre-Closing Environmental Matters, (vi) the New DN Funding Obligations, or (vii) the DN Third Party Payment Guarantee, (f) any Indemnifiable Loss suffered or incurred by them as a result of, relating to or arising out of section 75 or 75A of the Pensions Act 1995 of the United Kingdom in relation to an Acquired Company ceasing to participate in a Seller Benefit Plan on or prior to the Closing Date, (g) any Indemnifiable Loss suffered or incurred by them as a result of, relating to or arising out of any Governmental Order (including contribution notices and financial support directions and restoration orders) issued by the UK Pensions Regulator (or equivalent authority), whether made prior to, on or following the Closing, under the Pensions Act 2004 of the United Kingdom with respect to the Chemetall UK Pension Scheme; provided that the Governmental Order is not made with reference to an act or omission occurring after Closing, and (h) any Indemnifiable Loss suffered or incurred by them as a result of, relating to or arising out of the transfer of any occupational pension benefits which do not relate to benefits for old age, invalidity or survivors (as defined under TUPE) which, pursuant to TUPE, the Acquired Companies, the Purchaser or any of its Affiliates are required to provide following the Closing in respect of Business Employees (1) relating to service prior to, on or following the Closing, and (2) calculated by reference to pensionable salary as of the Closing and increases to pensionable salary on or after the Closing; provided that this indemnity shall be limited to any excess liability which is not covered by the bringing into payment of the relevant member’s pension from the Chemetall UK Pension Scheme, and/or any other scheme to which Chemetall Limited or the Purchaser or any of its Affiliates has contributed in respect of the relevant member and/or any other scheme to which the member is entitled to receive benefits which at law should be taken into account in assessing the liability arising under TUPE.

SECTION 9.03. Indemnification by the Purchaser. From and after the Closing, the Purchaser shall indemnify, defend and hold harmless, and pay on behalf of or reimburse, the Seller and the Seller Indemnitees against any Indemnifiable Loss suffered or incurred by them as a result of, relating to or arising out of (a) the breach of any representation or warranty made by the Purchaser contained in this Agreement or in any certificate delivered by the Purchaser pursuant hereto (which amount of such Indemnifiable Loss for the purposes of this Section 9.03(a) shall be determined without giving effect to any qualification as to “materiality”, “Material Adverse Effect” or words of like meaning set forth therein), (b) the breach of any covenant or agreement by the Purchaser contained in this Agreement, (c) the Old Chemetall Assets and Liabilities, to the extent such Indemnifiable Loss arises out of Section 133 para. 3 of the German Conversion Act (Umwandlungsgesetz), (d) the operation or conduct of the Business by the Purchaser or its Affiliates (including the Acquired Companies), on and after the Closing Date, and (e) any joint and several liabilities of any Retained Company in respect of liabilities assumed by any

Retained Company under the German Conversion Act (Umwandlungsgesetz) in respect of liabilities not specifically allocated to the Retained Company concerned under the relevant documentation governing the Restructurings.

SECTION 9.04. Limits on Indemnification.

(a)    Notwithstanding anything to the contrary contained in this Agreement:

(i)    (x) No party shall be liable for any Indemnifiable Losses pursuant to Section 9.02(a)(i) or Section 9.03(a), as applicable, unless and until the aggregate amount of Indemnifiable Losses which may be recovered from such party exceeds $32,000,000, whereupon the Purchaser or the Seller, as applicable, shall be entitled to indemnification for all such Indemnifiable Losses; provided, however, that the limitations on liability set forth in this clause (i) shall not apply to Indemnifiable Losses incurred by reason of any inaccuracy or breach of a Fundamental Representation or a representation or warranty set forth in Section 3.13; and (y) the Seller shall not be liable pursuant to Section 9.02(a)(i) for any Indemnifiable Loss incurred by reason of any inaccuracy or breach of a representation or warranty set forth in Section 3.13 unless and until the aggregate amount of such Indemnifiable Losses which may be recovered from the Seller exceeds $4,000,000, whereupon the Purchaser or the Seller, as applicable, shall be entitled to indemnification for all such Indemnifiable Losses in excess of such amount;

(ii)    no Indemnifiable Losses may be claimed under Section 9.02(a)(i) or Section 9.03(a) or shall be reimbursable by or shall be included in calculating the aggregate Indemnifiable Losses set forth in clause (i) above other than Indemnifiable Losses in excess of $175,000 resulting from any single claim or series of related claims arising out of the same facts, events or circumstances; provided, however, that the limitations on liability set forth in this clause (ii) shall not apply to Indemnifiable Losses incurred by reason of any inaccuracy or breach of a Fundamental Representation;

(iii)    the maximum amount of Indemnifiable Losses which may be recovered from the Seller arising out of, or resulting from, the causes set forth in Section 9.02(a)(i) and from the Purchaser arising out of or resulting from, the causes set forth in Section 9.03(a) shall be an aggregate amount equal to $160,000,000; provided, however, that the limitations on liability set forth in this clause (iii) shall not apply to Indemnifiable Losses incurred by reason of any inaccuracy or breach of a Fundamental Representation;

(iv)    (x) the aggregate liability of the Seller pursuant to Section 9.02 and (y) the aggregate liability of the Purchaser pursuant to Section 9.03, shall not, in either case, in any event exceed the Purchase Price;

(v)    the liability of the Seller pursuant to Section 9.02(d) with respect to the DN Letter shall be equal to (A) the Seller/DN Relevant Percentage multiplied by (B) the applicable amount payable by RSGG pursuant to the DN Letter; and

(vi)    no representation, warranty, covenant, agreement or condition, or any right with respect thereto, will be affected by any investigation conducted or knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, such representation, warranty, covenant, agreement or condition.

(b)    Notwithstanding anything to the contrary contained in this Agreement, none of the parties hereto shall have any liability under any provision of this Article IX for (i) any damages that are not reasonably foreseeable, or (ii) any such damages that constitute punitive damages, except any such damages awarded pursuant to a final, unappealable order to any third party against an Indemnified Party hereunder.

(c)    The Purchaser and the Seller acknowledge and agree that (i) following the Closing, except with respect to matters covered by Section 2.07 or Section 5.14, other than as provided in Section 11.10 and in the case of fraud or willful misconduct, the indemnification provisions of this Article IX shall be the sole and exclusive remedies of the Indemnified Parties for the matters covered by this Article IX. Nothing herein shall be deemed to limit any obligation of any Person to mitigate any Indemnifiable Loss prescribed by applicable Law. Notwithstanding anything to the contrary contained in this Agreement, to the extent that an adjustment has been made to the Purchase Price as finally determined pursuant to Section 2.07, the Purchaser will not be entitled to any indemnification or any other payment pursuant to this Article IX with respect to such matter to the extent of such adjustment.

(d)    For all purposes of this Article IX, “Indemnifiable Losses” shall be (i) net of any insurance or other recoveries actually recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification (net of any expenses incurred by such Indemnified Party in collecting such amount); provided, that no Indemnified Party shall have any obligation to maintain insurance against any Indemnifiable Loss or risk thereof or to pursue or collect on any recovery under any insurance or other source of recovery, and (ii) reduced to take into account (x) a reserve with respect to such Indemnifiable Loss that is reflected in the adjustments to the Purchase Price or the Acquired Company Financial Statements, and (y) any Tax Benefit to the Indemnified Party arising in connection with the accrual, incurrence or payment of any such Indemnifiable Losses (including the amount of any Tax Benefit arising in subsequent taxable years). For these purposes, the amount of any Tax Benefit means an amount by which the Tax liability of the Indemnified Party (or group of Persons including the Indemnified Party) is actually reduced, as reflected by an actual reduction in cash Taxes paid, an actual increase in cash Tax refunds received, or the utilization of Tax credits, deductions or offsets that actually reduces Taxes, as a direct result of such Loss, with such actual Tax benefit realized with respect to a Tax year that is no later than the Tax year in which such indemnification payment was made, and the succeeding five (5) taxable years computed on a present value basis using a discount rate equal to the tax overpayment rate in the jurisdiction to which the indemnification payment primarily relates for the year of such determination. Where an Indemnified Party has other losses, deductions, credits or items available to it, the determination of any Tax benefit shall be calculated by comparing (x) the Tax liability of the Indemnified Party (or group of Persons including the Indemnified Party), computed without regard to any losses, deductions, credits or items relating to the Loss, to (y) the Tax liability of the Indemnified Party (or group of Persons including the Indemnified Party), computed after taking into account any losses, deductions, credits or items relating to the Loss as the last items so taken into account. In the event that there should be a final, non-appealable determination disallowing the Tax Benefit, the Indemnifying Party shall be liable to refund to the Indemnified Party for the amount of any related reduction previously allowed or payments previously made to the Indemnifying Party pursuant to this Section 9.04(d). The amount, if any, of any actual Tax Benefit, and the amount of any related reduction, shall be determined in good faith by the Indemnified Party. This Section 9.04(d) shall not be construed to require the Indemnified Party to make available its Tax Returns (or any other information relating to its Taxes which it deems confidential) to the Indemnifying Party or any other Person.

(e)    This Article IX shall have no application with respect to indemnification for Taxes, which shall be covered exclusively by Article VII.

(f)    The Seller shall have no indemnification obligations for Indemnifiable Losses to the extent (i) arising under Section 9.02(a)(i) with respect to any breach of representation contained in Section  3.13 or (ii) Section 9.02(e)(iv) arising out of Pre-Closing Environmental Matters, in each case, for any investigation, response action, cleanup, remediation, or remedial or corrective action of Releases of Materials of Environmental Concern, to the extent such Indemnifiable Losses are caused or triggered by any sampling and analysis of any soil or groundwater by or on behalf of any Purchaser Indemnitees at any Real Property, unless such sampling and analysis: (A) is required pursuant to applicable Environmental Law, Law, a Governmental Order, an Environmental Permit, Permit, or Governmental Authority; (B) is conducted in connection with renovation, construction, expansion, repairs, replacement or closure activities; (C) is required to respond to a Third Party Claim or to comply with a Contract to which an Acquired Company was a party on or prior to the Closing Date or an amendment, replacement or extension of any Contract so long as no broader provisions regarding sampling or analysis are included or added to such amendment, replacement or extension thereof than were contained in the relevant Contract prior to the Closing Date; or (D) is necessary, in the Purchaser’s reasonable judgment and good faith belief, to respond to or prevent, imminent danger to human health, safety or the environment. With respect to Indemnifiable Losses that arise out of the cleanup or remediation of Releases of Materials of Environmental Concern at any Real Property, the Seller shall only be obligated to indemnify the Purchaser for those Indemnifiable Losses that relate to an investigation, response action, cleanup, remediation, or remedial or corrective action that is conducted in a reasonably cost‑effective manner, which shall include where appropriate, the least stringent cleanup standards that are permitted under applicable Environmental Law and acceptable to a Governmental Authority and the least-costly methods to achieve such standards, employing where applicable risk-based remediation standards, engineering controls, institutional controls and deed restrictions, to the extent such cost-effective, least stringent cleanup standards, least-costly methods, risk-based remediation standards, engineering controls, institutional controls and deed restrictions do not interfere with operations associated with the Business at any Real Property or any other operations at any Real Property that were conducted at any Real Property as of the Closing Date or materially adversely impact the value of any Real Property based on the use of such Real Property as of the Closing Date. Notwithstanding anything to the contrary herein, the Purchaser shall have the right to conduct, control and implement any investigation, response action, cleanup, remediation, or remedial or corrective action of any Releases of Materials of Environmental Concern at, on, in or under any Real Property that is required to satisfy the Seller’s indemnification obligations hereunder; provided that the

Purchaser shall provide the Seller (x) copies of any material correspondence received from any Governmental Authority regarding such cleanup or remediation; (y) drafts of any material correspondence or reports to be sent to any Governmental Authority, prior to their submission, and shall in good faith consider any Seller comments thereto; and (z) advance notice of, and the opportunity to attend, any material pre-scheduled telephone or in-person meetings between the Purchaser and Governmental Authorities with respect to such cleanup or remediation.

(g)    The Seller shall be subrogated to the rights of the Acquired Companies in respect of any Indemnifiable Losses arising out of the DN Third Party Payment Guarantee indemnified by the Seller pursuant to this Article IX (including an assignment to the Seller of the respective claims by DN Pension Insurance against third party employers which gave rise to any payments under the DN Third Party Payment Guarantee). The Purchaser shall cooperate with the Seller, at the cost and expense of the Seller, to pursue any claims against, or otherwise recover amounts from, any Person liable or responsible for any Indemnifiable Losses payable to the Purchaser pursuant to Section 9.02(e)(v) in connection with the DN Third Party Payment Guarantee.

SECTION 9.05. Notice of Loss; Third Party Claims.

(a)    An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Article IX, within 30 days of such determination, stating the amount of the Indemnifiable Loss, if known, and method of computation thereof; provided, however, that the failure to give such notice shall not relieve an Indemnifying Party of its obligation to indemnify, except to the extent the Indemnifying Party is materially and actually prejudiced by such failure.

(b)    If an Indemnified Party shall receive notice of any Action, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Indemnifiable Loss under this Article IX, within 30 days of the receipt of such notice (or within such shorter period as may be required to permit the Indemnifying Party to respond to any such claim), the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to give such notice shall not relieve an Indemnifying Party of its obligation to indemnify, except to the extent the Indemnifying Party is materially and actually prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel reasonably acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld, conditioned or delayed) if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party; provided, however, that with respect to any Third Party Claim (other than with respect to the DN Pension Insurance) the Indemnifying Party may not assume the defense and the Indemnifying Party shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) such Third Party Claim primarily seeks injunctive or other equitable relief against the Indemnified Party, (ii) such Third Party Claim involves any criminal Action, indictment, allegation or investigation, (iii) more than 50% of the Indemnifiable Losses reasonably expected to be incurred in connection with such Third Party Claim (after the application of any limitations that may be set forth in this Agreement) would be borne by the Indemnified Party, or (iv) in the reasonable judgment of counsel to the Indemnified Party, a conflict exists or is reasonably likely to exist between the Indemnified Party and the Indemnifying Party (or counsel for the Indemnifying Party) that would make assumption and control of the defense of such Third Party Claim by the Indemnifying Party inadvisable. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may retain separate co-counsel and participate in such defense at its own expense (other than any reasonable fees and expenses of counsel of the Indemnified Party that are incurred prior to the date the Indemnifying Party assumes control of such defense, which shall be borne by the Indemnifying Party, and except that the Indemnifying Party shall pay all of the fees and expenses of such separate co-counsel if the Indemnified Party has been advised by counsel that a conflict of interest between the Indemnifying Party and the Indemnified Party exists or is reasonably likely to exist). The Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make reasonably available to the Indemnifying Party, at the Indemnifying Party’s expense and solely to the extent such availability would not unreasonably interfere with the operation of the business of the Indemnified Party or any of its Affiliates, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment (such consent not to be unreasonably withheld, conditioned or delayed) or unless the Indemnifying Party withdraws from the defense of such Third Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnifying Party does not, or is not entitled to, assume the defense of a Third Party Claim and the Indemnified Party proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement of such claims or proceeding. The Indemnified Party shall not settle any Third Party Claim for which the Indemnifying Party has assumed the defense without the Indemnifying Party’s prior written consent, such consent not to be unreasonably withheld or delayed. The Indemnifying Party shall have the right to settle any Third Party Claim for which it is controlling the defense of such Third Party Claim, (x) if such settlement provides a full and unconditional release of the Indemnified Party in respect of such Third Party Claim and such settlement would not require an admission of fault or wrongdoing by the Indemnified Party or require the payment of any monetary amount other than monetary amounts for which the Indemnifying Party is fully responsible, or (y) to which settlement the Indemnified Party consents in writing, such consent not to be unreasonably withheld, conditioned or delayed.

SECTION 9.06. No Right to Set Off. No party hereto shall have any right to set off any Losses under this Article IX against any payments to be made by such party pursuant to this Agreement or any other agreement between the parties hereto.

ARTICLE X

TERMINATION

SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by either the Seller or the Purchaser if the Closing shall not have occurred by December 31, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any party hereto whose breach of any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date, including the Purchaser’s failure to fulfill any of its obligations under Section 5.04;

(b)    by either the Purchaser or the Seller in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable; provided, however, that the Purchaser’s right to terminate this Agreement under this Section 10.01(b) shall not be available to the Purchaser if the Purchaser has failed to fulfill any of its obligations under Section 5.04(b);

(c)    by the Seller if any breach or inaccuracy of a representation or warranty or failure to perform any covenant or agreement of the Purchaser contained in this Agreement (including an obligation to consummate the Closing and the Local Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 8.01(a) not to be satisfied, and such condition is not cured, or is incapable of being cured, within 45 days (but not later than the Termination Date) of receipt of written notice by the Seller to the Purchaser of such breach or failure; provided, that the Seller is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.02 not to be satisfied;

(d)    by the Purchaser if any breach or inaccuracy of a representation or warranty or failure to perform any covenant or agreement of the Seller contained in this Agreement (including an obligation to consummate the Closing and the Local Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 8.02(a) not to be satisfied, and such condition is not cured, or is incapable of being cured, within 45 days (but not later than the Termination Date) of receipt of written notice by the Purchaser to the Seller of such breach or failure; provided, that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.01 not to be satisfied; or

(e)    by the mutual written consent of the Seller and the Purchaser.

SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except that (a) Section 5.03, Article IX, this Section 10.02, and Article XI shall survive any termination, and (b) nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided that any Transaction Expenses that remain unpaid as of the Closing Date shall be paid on the Closing pursuant to Section 2.05(c). All costs and expenses of the Restructurings shall be borne by the Seller.

SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt): (a) on the date delivered, if delivered in person or by an internationally recognized overnight courier service, (b) on the date sent, if delivered by facsimile (with confirmation of transmission), or (c) on the fifth Business Day after the date mailed, if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)    if to the Seller:

Albemarle Corporation
4350 Congress Street, Suite 700
Charlotte, North Carolina 28209

Attention:	Karen G. Narwold, Executive Vice President, Chief
Administrative Officer
Facsimile No.: (225) 388-8924

with a copy to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022-6069
Attention:         John A. Marzulli, Jr., Esq.
Daniel Litowitz, Esq.
Facsimile No.:     (646) 848-8590
(646) 848-7784

(b)    if to the Purchaser:

BASF SE
ZRR - D100

67056 Ludwigshafen, Germany
Attention: Stefan John
Georg Franzmann
Facsimile: +49 621 60-6642917
with copies to:

Morgan, Lewis & Bockius LLP
OpernTurm
Bockenheimer Landstrasse 4
60306 Frankfurt am Main
Germany
Facsimile:     +49.69.714.00.710
Attention:     Christian O. Zschocke

and
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178-0600
Facsimile:     (212) 309-6001
Attention:     Robert W. Dickey

SECTION 11.03. Public Announcements. None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless such press release or public announcement is required by Law or applicable stock exchange regulation, in which case the parties to this Agreement shall, to the extent practicable, consult with each other and give meaningful consideration to any comments received from the other party hereto as to the timing and contents of any such press release, public announcement or communication.

SECTION 11.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any present or future Law or public policy, such provision shall be fully severable, this Agreement will be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and will not be affected by the invalid, illegal or unenforceable provision or by its severance herefrom, in each case, for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 11.05. Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement, and the other documents and instruments specifically referred to herein or therein or delivered pursuant hereto or thereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Seller and the Purchaser with respect to the subject matter hereof and thereof.

SECTION 11.06. Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser), as the case may be, and any such purported assignment shall be void; provided that without the prior written consent of the Seller, the Purchaser may assign all or part of its rights and obligations under this Agreement to one or more wholly owned Subsidiaries (each such designee or nominee, a “Designated Affiliate”); provided, further, that no such assignment will relieve the Purchaser of its obligations hereunder.

SECTION 11.07. Amendment. This Agreement may not be amended, supplemented or modified except (a) by an instrument in writing signed by the Seller and the Purchaser that expressly references the Section(s) of this Agreement to be amended or (b) by a waiver in accordance with Section 11.08.

SECTION 11.08. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights and any single or partial exercise of such right by such party shall not preclude any other or further exercise thereof or the exercise of any other right.

SECTION 11.09. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 11.10. Specific Performance. The parties hereto acknowledge and agree that the parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which the Purchaser or the Seller, as the case may be, may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking. The parties hereby agree, subject to the limitations set forth in this Section 11.10, not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the Purchaser or the Seller, as applicable, under this Agreement, all in accordance with the terms of this Section 11.10.

SECTION 11.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York (unless the no such court accepts jurisdiction over a particular matter, in which case, in any state or federal court located within the State of New York). Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each party hereto further agrees that service of any process, summons, notice or document by United States registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding.

SECTION 11.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING, COUNTERCLAIM, OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

SECTION 11.13. Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties hereto agree that the delivery of this Agreement may be affected by means of an exchange of facsimile or electronically transmitted signatures (including in portable document format (pdf)).

SECTION 11.14. Seller Subsidiaries. The Seller shall take all actions necessary to cause each of its Subsidiaries (including the Selling Entities) to perform promptly their respective obligations under this Agreement and any Ancillary Agreement. The Seller unconditionally guarantees the full and prompt performance by each of its Subsidiaries (including the Selling Entities) of their respective obligations under this Agreement and each Ancillary Agreement.

SECTION 11.15. Designated Affiliates. The Purchaser shall take all actions necessary to cause each of the Designated Affiliates to perform promptly their respective obligations under this Agreement and any Ancillary Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALBEMARLE CORPORATION

By:	/s/ Luther C. Kissam IV Name: Luther C. Kissam IV Title: President & CEO

[Share Purchase Agreement]

BASF SE

By:	/s/ Wolf-Dieter Starp Name: Wolf-Dieter Starp Title: Senior Vice President

By:	/s/ Stefan John Name: Stefan John Title: Senior Vice President

[Share Purchase Agreement]